UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Pitney Bowes Inc.
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3001 Summer Street
Stamford, Connecticut 06926
Notice of the 2022
Virtual Annual Meeting and
Proxy Statement
To the Stockholders:
We will hold our 2022 annual meeting of stockholders at 9:00 a.m. on Monday, May 2, 2022.
The 2022 meeting will be conducted in a virtual format only. The company held its 2020 and 2021 annual meetings in a virtual format and it provided its shareholders the ability to participate irrespective of location, so the board has decided that it will again hold the shareholder meeting in a virtual format. The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.
It is important that your shares be represented at the meeting. Whether or not you plan to participate, please submit a proxy through one of the three convenient methods described in this proxy statement in order for your shares to be voted at the meeting. Your vote is important so please act at your first opportunity.
We are providing proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2021, to many of our stockholders via the Internet pursuant to Securities and Exchange Commission (“SEC”) rules. We urge you to review those materials as well as our proxy statement for information on our financial results and business operations over the past year. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. Beginning March 18, 2022, we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to submit a proxy online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or through electronic delivery.
If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2021 and proxy card are enclosed. Whether or not you plan to participate in the virtual annual meeting, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy via telephone or the Internet, as soon as possible in order for your shares to be voted during the meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com. If you decide to participate in the annual meeting and wish to change your vote, you may do so by submitting a later dated proxy or by attending the annual meeting and voting electronically.
We look forward to your participation at the meeting.
Michael I. Roth
Non-Executive Chairman of the Board
Stamford, Connecticut
March 18, 2022

Notice of Meeting:
Annual Meeting Information
Time and Date:	Monday, May 2, 2022 at 9:00 a.m.
Place:	Via Live Webcast by visiting http://www.virtualshareholdermeeting.com/PBI2022
Requirements to Participate in the Meeting:	Shareholders of record as of the close of business on March 4, 2022 will be able to vote and ask questions during the meeting.
Record Date:	March 4, 2022
Voting:
Registered stockholders as of the record date (March 4, 2022) are entitled to submit proxies by Internet at
www.proxyvote.com
; telephone at 1-800-690-6903; or by completing your proxy card; or you may vote online during the virtual annual meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to the instructions provided by that entity on voting methods.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 2, 2022:
The Pitney Bowes 2022 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2021, are available at
www.proxyvote.com.
The items of business at the annual meeting are:
1.	Election of 9 directors named in the proxy statement;
2.	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2022;
3.	Non-binding advisory vote to approve executive compensation; and,
4.	Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan.
Stockholders will also act on such other matters as may properly come before the meeting, including any adjournment or postponement of the meeting.
This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 18, 2022.
Detailed information and instructions on how to participate in the virtual annual meeting can be found on page 6.
We thank you for your interest in our company and look forward to your participation at our virtual annual meeting.
Daniel J. Goldstein
Executive Vice President, Chief Legal Officer & Corporate Secretary

NOTICE: Your vote is important. Brokers are not permitted to vote on any proposals to be considered at the meeting except on proposal 2, ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2022, without instructions from the beneficial owner. Therefore, if your shares are held through a broker, please instruct your broker, bank or other nominee on how to vote your shares. For your vote to be counted with respect to each of the proposals, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

PROXY SUMMARY

Proxy Summary - Meeting Agenda Items
Proposal 1: Election of Directors

Stockholders are being asked to elect 9 directors, which constitute the entire board. Each of the director nominees is standing for election for a one-year term ending at the next annual meeting of stockholders in 2023 and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.

All current directors attended at least 75% of the meetings of the board and board committees on which they served in 2021.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Proposal 2: Ratification of the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2022

The board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2022.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation

The board is asking stockholders to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. The board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2023 annual meeting of stockholders. The board will review the results and take them into consideration when making future decisions regarding executive compensation.

The board of directors recommends that stockholders vote FOR the approval of executive compensation on an advisory basis.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan

The board is asking stockholders to approve the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan (the “Plan”). The Plan will govern grants of stock-based awards to employees and authorize a maximum of 13,856,494 shares, including the 5,000,000 additional shares sought in this amendment, (subject to the adjustment as described in Proposal 4) in addition to any shares associated with outstanding awards under this Plan or prior plans that cease to be subject to such awards. This amendment will increase the number of shares issuable under the Plan.

The board of directors recommends that stockholders vote FOR the proposal to approve the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan.

Virtual Annual Meeting Information
The Virtual Annual Meeting and Voting
Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 2, 2022, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.
How do I participate in the 2022 annual meeting?
To participate in the annual meeting, registered stockholders and beneficial holders should visit
http://www.virtualshareholdermeeting.com/PBI2022
 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. Stockholders may log into the meeting platform beginning at 8:45 a.m. Eastern Time on May 2, 2022. Shareholders of record as of the close of business on March 4, 2022 will be able to vote and ask questions during the meeting by remote participation by following the instructions on the meeting website.
The list of stockholders will be available for inspection by stockholders during the meeting at
http://www.virtualshareholdermeeting.com/PBI2022.
May I submit questions during the annual meeting?
If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at
http://www.virtualshareholdermeeting.com/PBI2022,
 typing your question into the “Ask a Question” field, and clicking “Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered at once. We will try to answer as many stockholder-submitted questions as time permits. Investors are always invited to send questions directly to Investor Relations at
investorrelations@pb.com.
What if I experience technical issues with the virtual meeting platform?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. We encourage you to access the meeting prior to the start time.
Outstanding Shares and Vote Entitlement
Each share of Pitney Bowes common stock has one vote. As of the record date, 173,103,458 shares of common stock were issued and outstanding.
How do I vote?
If you are a registered stockholder, which means you hold shares in your name, you may choose one of three methods to submit your proxy to have your shares voted:
•	you may submit your proxy online via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com ;
•	you may submit your proxy by telephone by calling 1-800-690-6903; or
•	if you received your annual meeting material by mail, you also may choose to grant your proxy by completing and mailing the proxy card.
Alternatively, you may participate in the annual meeting and vote your shares by following the instructions available on the meeting website at that time.
If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.
May I revoke my proxy or change my vote?
If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by any of the following methods:
•	you may send in a revised proxy dated later than the first proxy;
•	you may vote by participating in the meeting; or
•	you may notify the Corporate Secretary in writing prior to the meeting stating that you have revoked your proxy.
Attendance at the meeting alone will not revoke your proxy.
If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.

GENERAL INFORMATION
What constitutes a quorum?
The holders of shares representing a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum.
What vote is required for a proposal to pass?
If a quorum is present, director candidates receiving the affirmative vote of a majority of “votes cast” will be elected. Proposals 2, 3 and 4 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.
How are votes counted?
You may vote “for”, “against” or “abstain” with respect to each of the proposals presented. A vote “for” will be counted in favor of the proposal or respective director nominee and a vote “against” will be counted against each proposal or respective nominee.
Your broker is not permitted to vote on your behalf on any proposals to be considered at the meeting except on proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2022, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your stock via telephone or the Internet. If you do not own your shares of record, for your vote to be counted with respect to proposals 1, 3 and 4, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.
Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.
If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect will be as follows:
Proposal 1: Election of Directors
Broker non-votes and abstentions will not count as “votes cast” in the election of directors. They will therefore not be counted either for or against the election of any director, and will not be considered in determining whether a director has received the affirmative vote of a majority of votes cast.
Proposal 2: Ratification of the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2022
Abstentions will not count as “votes cast” for this proposal. They will therefore not be considered in determining whether the majority of votes cast have been voted in favor of the proposal.
Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Broker non-votes and abstentions will not be considered “votes cast” and therefore will not be counted either for or against the proposal and will not be considered in determining whether the majority of votes cast have been voted in favor of the proposal.
Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Broker non-votes and abstentions will not be considered "votes cast" and therefore will not be counted either for or against this proposal and will not be considered in determining whether the majority of votes cast have been voted in favor of the proposal.
How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?
If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.
Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.
Who will count the votes?
Broadridge Financial Solutions, Inc. (Broadridge) will tabulate the votes and act as Inspector of Election.
Want more copies of the proxy statement? Getting too many copies?
Only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless one or more of the stockholders provide contrary instructions to us or, if applicable, to your bank or broker. This process is commonly referred to as “householding”.
You may request to receive a separate copy of these materials, and we will promptly deliver the requested materials.

GENERAL INFORMATION
Similarly, you may request to receive a separate copy of these materials in the future, or if you are receiving multiple copies, you may request delivery of a single copy in the future.
Requests can be made to:
Broadridge Householding Department by phone at 1-866-540-7095 or by mail to:
Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.
If you own shares of stock through a bank, broker or other nominee, please notify that entity if you no longer wish to participate in householding and would prefer to receive a separate copy of these materials, or if you are receiving duplicate copies of these materials and wish to have householding apply.
Additional copies of our annual report to stockholders, including the report on Form 10-K or the proxy statement will be sent to stockholders free of charge upon written request to:
Investor Relations, Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06926-0700.
Want electronic delivery of the annual report and proxy statement?
We want to communicate with you in the way you prefer. You may receive:
GENERAL INFORMATION
•	a Notice of Internet Availability of Proxy Materials or a full set of printed materials, including the proxy statement, annual report and proxy card; or
•	an e-mail with instructions for how to view the annual meeting materials and vote online.
If you received the Notice of Internet Availability of Proxy Materials or a full set of annual meeting materials by mail, you may choose to receive future annual meeting materials electronically by following the instructions when you vote online or by telephone. With electronic delivery, you will receive an e-mail for future meetings listing the website locations of these documents and your choice to receive annual meeting materials electronically will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This proxy statement and our 2021 annual report may be viewed online at
www.pitneybowes.com
 under the caption “Investor Relations”.
Stockholder Proposals and Other Business for the 2023 Annual Meeting
If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2023 annual meeting, which is scheduled to be held on Monday, May 1, 2023, it must be received by the Corporate Secretary by the close of business on November 18, 2022. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the Corporate Secretary no earlier than the close of business on January 2, 2023 and no later than the close of business on February 1, 2023. However, in the event that the date of the 2023 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2022 annual meeting, then the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance.” If notice of a matter is not received within the applicable deadlines or does not comply with the By-laws, the Chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Securities Exchange Act of 1934, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting. In addition to the above, for next year's annual meeting, we will be required under new SEC Rule 14a-19 to include on our proxy card all nominees for director of whom we have received notice under the rule, which must be received no later than the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting. For the proxy card relating to next year's annual meeting, notice must be received at our principal executive offices of a shareholder's intent to solicit proxies and the names of their nominees no later than the close of business on March 3, 2023.

Corporate Governance
We encourage stockholders to visit our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Board of Directors” for information concerning charters of the committees of the board and “Our Company—Leadership & Governance—Corporate Governance” for information concerning governance practices, including the Governance Principles of the board of directors and the directors’  Code of Business Conduct and Ethics.
Our Business Practices Guidelines, which is the Code of Ethics for employees, including our Chief Executive Officer (CEO) and our named executive officers (NEOs), is also available at “Corporate Responsibility—Business Practices.” We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.
Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight

Thoughtful Board Composition
✔	Diverse and highly skilled board with a range of viewpoints and with women serving as 5 of the 9 independent directors
✔	Annual consideration of board composition to ensure appropriate mix of board tenure, skills and experience
✔	Board refreshment: 3 directors have joined in last 6 years and 4 directors have left the board in that time

Independence
✔	Separate Chairman and CEO
✔	Independent board members: All directors are independent other than the CEO
✔	Executive sessions at board and committee meetings

Shareholder Rights
✔	Majority voting in uncontested director elections
✔	Annual election of directors

Strong Corporate Governance Practices
✔	Stock holding requirements
✔	No hedging or pledging
✔	Responsive and active shareholder engagement with regular participation by directors
✔	Annual board assessments to align director skills with company needs
Board of Directors

Leadership Structure
The roles of Chairman and CEO are separate and Michael I. Roth, an independent director, is our Non-Executive Chairman of the board of directors. The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The board believes that its current leadership structure best serves the objective of effective board oversight of management at this time and allows our CEO to focus primarily on the operations and management of the company, while leveraging the experience of the Non-Executive Chairman to lead the board. In addition to chairing the board and the Executive Committees, Mr. Roth is a member of the Audit and Finance Committees and attends the meetings of the other two committees on which he is not a member. Mr. Roth is also actively involved as an advisor to the Chief Executive Officer through frequent conversations, bringing to bear his experiences as a CEO and his experiences from his service on other boards. Other members of the board have found that Mr. Roth’s leadership in the boardroom, his range of experiences and his deep understanding of the company’s business provide significant benefit to the company, the board, and senior management as the company transforms its business.
The board of directors has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the board of directors, which can be found on our website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance.”

CORPORATE GOVERNANCE
Management Succession Planning
Among the board’s most important responsibilities is to oversee short and long-term succession planning and leadership development. As part of this process, the Governance Committee oversees long-term and short-term plans for CEO succession. The board of directors is responsible for evaluating the performance of the CEO and for the selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, the ability to motivate employees, and an ability to develop an effective working relationship with the board. The Governance Principles of the board of directors, which are posted on the company’s website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance,” include additional information about succession planning.
Periodically, but not less than annually, the board of directors considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.
Board Composition, Skills and Experience Review, and Board Succession Planning
The Governance Committee periodically updates and reviews the skills and types of experience that should be represented on the board of directors in light of the company’s current business needs and future strategy. The committee then compares these desired skills and experiences to those of the current board members to determine whether all the identified skills and experiences are sufficiently represented on the board. Based upon its review, and on its discussion with the CEO, the committee may recommend to the board that additional expertise is advisable. The committee would then develop for the board’s consideration a skills and experience profile to be used in identifying additional board candidates as appropriate.
The board, as well as each of its committees, is engaged in an intentional and ongoing process to evaluate both the needs of the board through looking forward at the skills necessary for the company as it continues to transform and through reviewing the individual contributions of each board member and the way that the board as a whole communicates and works together. As part of this process, the board circulates to its members on an annual basis a performance assessment questionnaire. The results of the assessment are reviewed by the respective committees, with a view toward taking action to address issues presented. The Governance Committee assesses the contributions of each director annually and determines the skill set required for new members joining the board. The Chairman and Governance Committee chair also have individual conversations with members of the board.
The board believes that, in planning for board succession, it is also advisable to maintain a board that includes both experienced directors with extensive knowledge of the company’s businesses, as well as newer directors who can refresh the board’s collective experience and expertise as business needs require. To achieve this goal, and instead of relying on a mandatory retirement age, the board aims to have a mix of years of tenure on the board between those who have served shorter term, medium term and longer term. Accordingly, the Governance Committee focuses on the range, median, and mean tenures of the board to go along with other factors it considers in its board turnover. The Governance Committee also considers factors such as board size and the advisability of overlapping terms for board members leaving or joining the board. The Board values diversity and considers the diversity of its members as part of this assessment of both the current Board and of potential new Board members.

CORPORATE GOVERNANCE
In addition to this change, in the past four years, there have been a number of changes to the board. In 2020, Sheila A. Stamps joined the board bringing broad strategic and financial experience. In 2018, two directors joined the board. Four board members have also left the board in recent years. In addition to board refreshment, the board has also changed the chairs of three of its committees (In May 2019, Anne Busquet became the chair of the Governance Committee; Doug Hutcheson became the chair of the Finance Committee; and, Linda Sanford became the chair of the Executive Compensation Committee). The average board tenure after the annual meeting will be 11 years. Below are two charts that illustrate the board refreshment and the range of tenures on the board after the annual meeting, respectively.
One current director, Anne Sutherland Fuchs, has decided not to stand for re-election this year: The board appreciates her leadership and strategic vision over the course of their respective tenures on the board.
The board has reviewed its size and determined that a board of 9 members is appropriate at this time.

Director Independence
The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our own standards of independence, which are set forth in the Governance Principles of the board of directors available on our website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance.” In making these determinations, the board of directors considers, among other things, whether any director or the director’s immediate family members have had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants.
Based upon its review, the board of directors has concluded that the following directors are independent: Anne M. Busquet, Robert M. Dutkowsky, Anne Sutherland Fuchs, Mary J. Steele Guilfoile, S. Douglas Hutcheson, Michael I. Roth, Linda S. Sanford, David L. Shedlarz and Sheila A. Stamps.
Marc B. Lautenbach is not independent because he is a Pitney Bowes executive officer.
Role of the Board of Directors in Risk Oversight
The board of directors is responsible for oversight of risk. Management is responsible for risk management, including identification and mitigation planning. The company has an enterprise risk management program to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plans and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.
Both the Audit Committee and the entire board review on an ongoing basis the structure of the company’s enterprise risk management program, including the overall process by which management identifies and manages risks. As part of this review, the board regularly provides feedback to management on its view of ways to continually improve the program. Upon the recommendation of the Governance Committee, the board of directors assigns oversight responsibility for each of the enterprise-wide risks to either a specific committee of the board, or to the full board. The board and each committee, with the exception of the Executive Committee, are responsible for oversight of one or more risks. The assignments are generally made based upon the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, the Audit Committee oversees risks relating to internal controls and the Executive Compensation Committee oversees risks relating to the company’s compensation programs. With respect to cybersecurity, management, (comprised of members from multiple disciplines in the company,

CORPORATE GOVERNANCE
including Information Technology, Research and Development, Legal, Privacy, and Internal Audit) provides several detailed reviews of the company’s cybersecurity efforts and management of that risk to both the full board and Audit Committee. Under its charter, the Audit Committee has oversight of the enterprise risks relating to the Information Technology function generally, and cybersecurity in particular.
Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis. On an annual basis, the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.
Management and the board monitor the risks and determine, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks. Management reviews with the board its recommendations on how to adjust the specific enterprise risk for board approval.
In addition to the formal components of the enterprise risk management program, management explicitly discusses risks with the board within the context of other topics, such as the company’s and individual business unit strategies, and specific aspects of the company’s current transformation efforts.
Throughout the COVID-19 pandemic, the board has been highly engaged with management on the company’s response to COVID-19 and its impact on the company’s employees, clients, operations, and financial performance. The board regularly discusses with management the evolution of the pandemic, the company’s response to the pandemic, and how it will impact culture, employee engagement, and the locations where people work.
Investor Outreach
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. Our comprehensive stockholder engagement program is supplemented by our year-round investor relations outreach program that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints.
The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience, including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms, and individual investors. In the spring and again in the fall of 2021, we reached out to stockholders representing approximately 50% of outstanding company shares with the particular purpose of gaining their feedback on governance and compensation issues. We value the feedback we receive concerning the board’s leadership structure, governance practices, the company’s proxy statement, and emerging governance and executive compensation issues. With those stockholders who responded to our invitation in 2021, we discussed corporate governance practices, executive compensation policies, and our approach to the board’s role in risk mitigation oversight, including its oversight of our cybersecurity efforts. We also discussed our approach to board composition and tenure, the strategic modifier in compensation, and the company’s approach to Environmental, Social and Governance (“ESG”) including climate change matters. Our investors generally have provided positive feedback on our approach to these various topics.

CORPORATE GOVERNANCE
Communications with the Board of Directors
Stockholders and other interested parties may communicate with the Non-Executive Chairman of the Board via e-mail at
boardchairman@pb.com
, the Audit Committee chair via e-mail at
audit.chair@pb.com
 or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700.
The board of directors has instructed the Corporate Secretary to assist the Non-Executive Chairman, Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:
(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chairman;
(ii)	If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they are forwarded by the Corporate Secretary to the General Auditor and to the Audit Committee chair for review and copies are also forwarded to the Chairman. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and
(iii)
Other communications raising matters that require investigation are shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review and are also forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the Corporate Secretary forwards appropriate written communications, as applicable to the full board of directors, or to individual directors. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.
Environment, Social and Governance
The company has had a long-standing commitment to Environmental Social and Governance (“ESG”), and, in 2021 took additional steps to formalize its management and board oversight. Historically, the board has overseen various aspects of ESG through discussions on the various components of ESG as part of its consideration of other risks and topics (for instance, as it reviewed talent, culture, and ethics and compliance). In 2021, the board and management determined that it should also review the Company’s holistic efforts regarding ESG, as well as its individual components. Beginning in 2021, and going forward, both the Governance Committee and the board as a whole added ESG to its annual cadence of areas for review. The Governance Committee amended its charter to formally add ESG oversight to its listed responsibilities.
Included within its oversight is the responsibility of delegating to different board committees oversight of different aspects of the overall ESG program. The board modelled this approach on the Audit Committee’s oversight of enterprise risk to include delegation to different committees oversight over specific risks.
The full range of the company’s efforts with respect to ESG are detailed in the company’s annual Corporate Responsibility Report. The report published in 2021 can be found at www.pitneybowes.com under the caption “Corporate Responsibility”. Below, is a chart summarizing some of the key metrics in these areas, as well as a more detailed discussion of our focus on the Environment and Social aspects of ESG. The company’s efforts with respect to Governance are detailed throughout the proxy, including pages 9 - 22.

CORPORATE GOVERNANCE

Environment
We have established a global commitment to achieve carbon neutrality in our operations by 2040 through efficient use of energy in our sites and fleet, increased use of renewable and alternative energy, and offset of carbon emissions. We also reaffirmed our commitment to reducing the environmental impact of our products via sustainable life cycle of SendTech products, responsible packaging, and minimal impact of waste. We are using these long-term objectives as a framework to formulate our near-term goals to steer our day-to-day operations and engagement with external stakeholders within our value chain and to pilot sustainability projects as we address the impacts of climate change. We disclose climate-related risks, our carbon emissions, science based targets for reducing GHG emissions, other data both through the Carbon Disclosure Project (CDP) and in our Corporate Responsibility Report. In 2021, we were recognized for this work through receiving the Climate Leadership Award for Goal Achievement from the Center for Climate Solutions.
Social
Our more than 11,500 employees serve our clients, create value for our shareholders, deliver solutions to our markets, and help build stronger communities. Within ESG, Social encompasses many of the values core to the company’s diverse and inclusive culture—one in which all employees are respected, have their voices heard, grow their skills and engage in meaningful work. We have a deep commitment to acting in an ethical manner as part of our overarching value of doing the right thing the right way, to keeping our employees safe, and to creating meaningful impact in the communities in which we live and work.
Diversity and Inclusion. We believe that a diverse workforce with an inclusive working environment is critical to our success. We celebrate a rich mix of countries, cultures, ages, races, ethnicities, gender identities, sexual orientation, abilities and perspectives that showcase our humanity, differentiate us as individuals and enhance our businesses. In recruiting candidates for certain roles, we

CORPORATE GOVERNANCE
have broadened our candidate pool by focusing on critical skills rather than necessarily requiring certain levels of education and in expanding the resources we go to in order to source talent. We have received numerous external acknowledgments of our progress in diversity and inclusion over the years.
Employee Engagement and Development. We emphasize employee development and training and provide professional development initiatives, training, experiential learning and inclusion networks to our employees to enable them to advance their skills and achieve career goals. We encourage and help employees to advance their careers by taking on new jobs within the company. We also believe employee engagement is important to the company's success and conduct a survey annually. The feedback from the survey helps us improve on these efforts and timely address employee concerns. Our employee engagement was at record highs in 2021. Our cultural change measurements were comparable to other high-performance companies. For diversity and inclusion, innovation and manager effectiveness, our results were significantly above global high performing norms.
Health and Wellness. We are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security for events that may require time away from work or that impact their financial well-being; that provide tools and resources to support and improve their physical and mental health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. We take a holistic approach to well-being and place value on caring for mental health as physical health. Through our Employee Assistance Program, which is now available in 20 countries, employees and their families have access to free mental health counseling and related resources. Additional free programs are offered throughout the year including expert-led presentations, weekly meditation sessions, and several events recognizing mental well-being to help remove stigma and foster a culture of awareness and acceptance.
Safety. In response to the COVID-19 pandemic, we implemented significant changes to promote the health and safety of our employees, as well as the communities in which we operate, and which comply with government regulations and recommendations. We spent considerable time helping to inform our employees about COVID vaccine safety and effectiveness and helping employees obtain vaccinations through on-site clinics or assistance with offsite scheduling. We provided incentives for employees to get vaccinated, including paid time off, gift cards, and raffles. We have an extensive management system around safety where a team of safety experts work closely with operational management to promote best practices. We had year-over-year decreases in our Total Recordable Injury Rate (TRIR), which we accomplished through innovative approaches to risk mitigation, training, communication, and incident analysis.
Governance
The company’s approach to Governance is discussed in pages 9 through 22.
More detail related to these areas of our work are available on our website at
www.pitneybowes.com
 under the caption “Corporate Responsibility”.

CORPORATE GOVERNANCE
Board Committees and Meeting Attendance
During 2021, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2021, and the independent directors regularly met in executive session at the conclusion of each of the board meetings to review the topics discussed during the meeting. The directors also participated in additional ad hoc discussions on a variety of matters throughout the year. Each member of the board of directors serves on one or more of the five standing committees described below. As the need arises, the board may establish ad hoc committees of the board to consider specific issues. Mr. Lautenbach is a member of the Executive Committee.
The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The current members of each of the board committees, and the number of meetings for each committee in 2021, are set forth in the chart below.
It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All of our then-serving directors attended the May 2021 annual meeting.
Name	Audit	Executive	Executive Compensation	Finance	Governance
Anne M. Busquet		X	X		Chair
Robert M. Dutkowsky			X		X
Anne Sutherland Fuchs			X		X
Mary J. Steele Guilfoile	X			X
S. Douglas Hutcheson		X		Chair	X
Marc B. Lautenbach		X
Michael I. Roth	X	Chair		X
Linda S. Sanford	X	X	Chair
David L. Shedlarz	Chair	X		X
Sheila A. Stamps	X		X
Number of meetings in 2021	6	0	7	4	4
Audit Committee
The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees our ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.
The Audit Committee also has oversight over the information technology function, cybersecurity risks as well as compliance generally. The Audit Committee regularly discusses cybersecurity with leaders of the technology, information security, privacy and audit functions.
The board of directors has determined that the following members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC: Mary J. Steele Guilfoile, Michael I. Roth, David L. Shedlarz and Sheila A. Stamps. All Audit Committee members are independent as defined under the New York Stock Exchange and SEC standards for Audit Committee independence.
Executive Committee
The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on matters concerning management of the business which may arise between scheduled board of directors’ meetings and as described in the committee’s charter. The committee meets on an ad hoc basis when circumstances necessitate.

CORPORATE GOVERNANCE
Executive Compensation Committee
The Executive Compensation Committee (“Committee”) is responsible for our executive compensation policies and programs. The Committee chair frequently consults with, and the Committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO, and approves the same for all of our other executive officers. The Committee also recommends the “Compensation Discussion and Analysis” for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC and reviews and approves stock grants and other stock-based compensation awards. All Executive Compensation Committee members are independent as independence for compensation committee members is defined under the New York Stock Exchange and SEC standards.
Finance Committee
The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for board approval quarterly dividends, share repurchases, and other major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The committee recommends for approval by the board of directors the establishment of new retirement and post-retirement benefit plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.
Governance Committee
The Governance Committee generally oversees succession planning for the board, recommends nominees for election to the board, recommends membership in, functions of, and chairmanship of the board committees. The committee also reviews and recommends to the board of directors the amount and form of compensation to be paid to independent members of the board, and oversees CEO and senior management succession planning. The Governance Principles of the board of directors, are posted on our website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance.” The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.
The committee also identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management and stockholders. The committee also may retain a third-party search firm to assist its members in identifying and evaluating potential nominees to the board. A discussion of the specific experience and qualifications the committee identified for directors and nominees together with the Governance Committee’s approach to evaluating current and prospective directors may be found under “Director Qualifications” on page 23 of this proxy statement.
Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc.,
3001 Summer Street, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.
If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the nominees is within the sole discretion of the board.
Alternatively, as referenced on page 8 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the company’s By-laws. The By-laws are posted on our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Leadership & Governance—Corporate Governance.”

CORPORATE GOVERNANCE
Directors’ Compensation

Role of Governance Committee in Determining Director Compensation
In accordance with the Governance Principles of the board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to be paid to non-employee members of the board. The Governance Committee from time to time reviews the director compensation policy periodically and may consult with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program.
The non-employee directors’ compensation program, including the amended and restated Directors’ Stock Plan, was last revised and approved by the stockholders in May 2014. At that time, the Governance Committee retained an independent compensation consultant with no other company business, Farient Advisors, to assist in its review of the company’s director compensation program.
Highlights of the Directors’ Compensation Program:
•	Cash component paid as an annual retainer
•	Leadership premiums paid to committee Chairmen
•	Leadership premium paid to the Chairman of the board
•	Annual equity grant in the form of restricted stock units, the number of which is calculated by dividing $100,000 by the fair market value of a share of the company’s common stock as of the award date
•	Each non-employee director is subject to a stock ownership requirement equal to five times the annual base cash retainer to be attained over a five-year period
Directors’ Fees
Each non-employee director receives an annual retainer of $75,000 for board service and an additional retainer for service on the committees to which he or she is assigned. The Non-Executive Chairman of the board receives an additional retainer of $100,000 commensurate with the additional responsibilities required of the Chairman role.
Annual retainers for committee service are: $12,000 for service on the Audit Committee (with the committee Chairman receiving an additional annual retainer of $12,000); $10,500 for service on the Executive Compensation Committee (with the Committee Chairman receiving an additional annual retainer of $10,500); $9,000 for service on the Governance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000); and, $9,000 for service on the Finance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000).
A meeting attendance fee of $2,000 is paid with respect to meetings of the Executive Committee. The Executive Committee did not meet in 2021.
All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.
Stock under the Director’s Compensation Program
Under the amended and restated Directors’ Stock Plan, each non-employee director received an award of restricted stock units with a fair market value of $100,000 on the date of grant, which are fully vested one year after the date of grant. (Directors appointed by the board to fill a vacancy during the year receive a prorated grant of restricted stock units as described in the Directors’ Stock Plan.) The units have no voting rights until they are converted to shares of common stock. Each non-employee director receives a quarterly cash payment equal to the amount that would have been paid as a dividend with respect to shares represented by the restricted stock units held as of the record date for the payment of the common stock dividend. Non-employee directors may elect to defer the conversion of restricted stock units to shares until the date of termination of service as a director.
Shares shown in the table on page 21 of this proxy statement disclosing security ownership of directors and executive officers include shares granted to the directors under the Directors’ Stock Plan.
Director Stock Ownership Requirement
The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of company common stock with a market value of five times the base retainer, or $375,000, within five years of becoming a director of the company. A director may not sell shares of Pitney Bowes common stock if: a) this requirement is not met, or b) the sale of shares would mean that the director

CORPORATE GOVERNANCE
would no longer meet the requirement. Our directors’ stock ownership guidelines are available within the Governance Principles on our Corporate Governance web-site at
www.pitneybowes.com
 under the caption “Our
Company—Leadership & Governance—Corporate Governance.”
Directors’ Deferred Incentive Savings Plan
We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan.
Directors’ Equity Deferral Plan
Directors may elect to defer all of their equity portion of their compensation on an annual basis. Deferral of restricted stock units (RSU) defers settlement of the RSUs into company common stock until termination from board service. RSU awards, whether deferred or not, vest on the first anniversary of the award. Deferred
RSUs continue to receive dividend equivalents. Deferred RSUs do not have any voting rights until converted into common stock. Deferred RSUs are converted into company common stock upon the expiration of 90 days following termination of board service.
DIRECTOR COMPENSATION FOR 2021
	Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
	Anne M. Busquet	103,500	100,000	5,691	209,191
	Robert M. Dutkowsky	94,500	100,000	3,713	198,213
	Anne Sutherland Fuchs	94,500	100,000	3,713	198,213
	Mary J. Steele Guilfoile	96,000	100,000	3,713	199,713
	S. Douglas Hutcheson	102,000	100,000	18,514	220,514
	Michael I. Roth	196,000	100,000	3,713	299,713
	Linda S. Sanford	108,000	100,000	13,713	221,713
	David L. Shedlarz	108,000	100,000	4,594	212,594
	Sheila A. Stamps	97,500	100,000	8,803	206,303
(1)
Each non-employee director receives an annual retainer of $75,000 ($18,750 per quarter). The Non-Executive Chairman receives an additional annual retainer of $100,000 ($25,000 per quarter). Each committee member receives the following annual retainer: $12,000 for Audit, $10,500 for Executive Compensation and $9,000 each for Finance and Governance. The committee chairmen receive an additional retainer of equal amounts for their respective committees.

(2)
Represents the grant date fair value of 13,495 restricted stock units granted on May 3, 2021. The number of restricted stock units was derived by dividing $100,000 by $7.41, the closing price on May 3, 2021 on the New York Stock Exchange. Neither restricted stock nor stock options were awarded to non-employee directors during 2021. See Note 20 “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for the valuation assumptions used in determining the fair value of equity grants. Since the company does not issue fractional shares, total shares issued to non-employee directors are determined by dividing $100,000 by the closing share price on May 3, 2021 and rounding to the nearest whole number.

(3)
During 2021, dividend equivalents were paid quarterly in cash to non-employee directors with respect to (a) the first quarter on the award of 33,784 restricted stock units granted in May 2020 and (b) the second, third and fourth quarter on the 13,495 restricted stock units granted in May 2021. In addition, with respect to Ms. Busquet and Messrs. Hutcheson and Shedlarz, dividend equivalents were paid with respect to the vested restricted stock units previously deferred. The company matches individual contributions by non-employee directors made through the company’s charitable giving campaign. For Ms. Sanford the amount shown in this column includes a company match of $10,000 and for Ms. Stamps, the amount shown in this column includes a company match of $5,000.

CORPORATE GOVERNANCE
Relationships and Related-Person Transactions
The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related person transactions between the company and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of the company’s voting stock and their “immediate family members” as defined by the rules and regulations of the SEC. The board amended its policy in the Fall of 2021 to reflect recent changes in NYSE listed company rules.
Under the related-person transaction approval policy, any newly proposed transaction between the company and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions for which advance review is not reasonably feasible that have not been pre-approved by the Governance Committee must be submitted for review as soon as they are identified. The Governance Committee shall approve or ratify, as applicable, a related-person transaction if the Governance Committee determines such transaction to be fair and reasonable to the company and not inconsistent with the interests of the company and its stockholders. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. The Governance Committee prohibits any related-person transaction (including those deemed pre-approved by the Governance Committee, as further described below) if it determines the related-person transaction to be inconsistent with the interests of the company and its stockholders. It is the expectation and policy of the board of directors that any related-person transactions will be at arms’ length and on terms that are fair to the company and not inconsistent with the interests of Pitney Bowes and its stockholders.
If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.
The following related-person transactions do not require approval and we have determined that each will be deemed pre-approved by the Governance Committee:
1.
Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.
A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.
Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and,
5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.
There were no such transactions in 2021.
Compensation Committee Interlocks and Insider Participation
During 2021, there were no Executive Compensation Committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended. The following individuals were members of the Executive Compensation Committee during 2021: Anne Busquet, Robert Dutkowsky, Anne Sutherland Fuchs, Linda Sanford and Sheila A. Stamps.

CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 days(4)	% of Class
Common	Anne M. Busquet	104,071	9,888	*
Common	Robert M. Dutkowsky	72,456	0	*
Common	Anne Sutherland Fuchs	109,468	0	*
Common	Mary J. Steele Guilfoile	62,335	0	*
Common	S. Douglas Hutcheson	96,705	82,449	*
Common	Michael I. Roth	131,124	0	*
Common	Linda S. Sanford	118,397	0	*
Common	David L. Shedlarz	115,140	4,403	*
Common	Sheila A. Stamps	11,945	0	*
Common	Marc B. Lautenbach(5)	5,364,423	5,111,906	3.0
Common	Ana Maria Chadwick(6)	52,863	27,355	*
Common	Jason Dies(7)	630,082	459,551	*
Common	James Fairweather	308,755	189,234	*
Common	Gregg Zegras	195,705	138,533	*
Common	Joseph Catapano	53,005	9,382	*
Common	All executive officers and directors as a group (18)	9,423,164	7,721,579	5.2%

*	Less than 1% of Pitney Bowes Inc. common stock.
(1)
These shares represent common stock beneficially owned as of February 24, 2022 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 173,808,777 shares of our common stock outstanding as of February 24, 2022.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan.
(4)
The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of February 24, 2022 by exercising outstanding stock options or through the conversion of restricted stock units into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”

(5)
Mr. Lautenbach’s total includes four open market purchases of company stock using his personal funds: (i) 11,100 shares (approximately $100,122) made in May 2018 (ii) 4,739 shares (approximately $70,015) made in November 2016 (iii) 12,007 shares (approximately $250,000) made in October 2015 and (iv) 66,000 shares (approximately $1,000,000) made in May 2013.

(6)
Ms. Chadwick’s total includes two open market purchases of company stock using her personal funds: (i) 2,500 shares (approximately $18,781) made in May 2021 and (ii) 9,800 shares (approximately $50,274) made in February 2022.

(7)	Mr. Dies’ total includes one open market purchase of company stock using his personal funds: 3,600 shares (approximately $20,592) made in May 2019.

CORPORATE GOVERNANCE
Beneficial Ownership
The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	19,620,721(2)	11.1%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,861,032(3)	9.6%

William H. Miller III Living Trust (the “Trust”) One South Street, Suite 2550 Baltimore, MD 21202	11,091,534(4)	6.3%

(1)	There were 173,808,777 shares of our common stock outstanding as of February 24, 2022.
(2)
As of December 31, 2021, The Vanguard Group, Inc. disclosed shared voting power of 330,184 shares, sole dispositive power of 19,160,472 shares and shared dispositive power of 460,249 shares. The Aggregate amount beneficially owned by each reporting person was 19,620,721 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 9, 2022.

(3)
As of December 31, 2021, BlackRock, Inc. disclosed sole voting power with respect to 16,654,166 shares and sole dispositive power with respect to 16,861,032 shares. The Aggregate amount beneficially owned by each reporting person was 16,861,032 shares. The foregoing information is based on a Schedule 13G filed with the SEC on January 10, 2022.

(4)
As of December 31, 2021, William H. Miller III Living Trust (the “Trust”) disclosed sole voting power of 9,781,500 shares, shared voting power of 1,310,034 shares, sole dispositive power of 9,781,500 shares and shared dispositive power of 1,310,034 shares. The Aggregate amount beneficially owned by each reporting person was 11,091,534 (the Trust owns 9,781,500 shares of common stock and is also deemed to be the beneficial owner of 1,310,034 shares of common stock owned by clients of Miller Value Partners, LLC, a registered investment adviser.). The foregoing information is based on a Schedule 13G filed with the SEC on February 14, 2022.

Proposal 1: Election of Directors
Director Qualifications
The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of our stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.
The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and the New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the annual stockholders meeting.
The Governance Committee also looks at the diversity of the board, seeking to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.
The board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with our interests.
The Governance Committee has identified these skills as part of its periodic examination of the skills of the members of the board to align with the evolving company strategy:
•	Financial and capital markets experience for evaluation of financial statements and capital structure.
•	Financial services experience
•	International experience and experience with emerging markets to evaluate our global operations.
•	Experience in emerging technology, coupled with an in-depth understanding of our business and markets, to provide counsel and oversight with regard to our strategy.
•
Experience as a current or recent public company CEO to provide specific insight into developing, implementing and assessing our operating plan and business strategy and to bring expertise in operating a public company.

•	Other board experience at a publicly traded company to support the goals of transparency, accountability for management and the board, and protection of stockholder interests.
•	Experience in logistics/shipping to support our growth businesses.
•	Experience in commercial banking to support our growth businesses.
•	Retail and e-tail experience to bring to our Global Ecommerce business.
•	Small and medium business experience to bring understanding to our significant base of small and medium business clients in our SendTech Solutions business.
•	Transformation experience to help us assess opportunities to reposition certain of our businesses.
•	Diversity to bring different perspectives and experience to the board.
•	Product management/development experience to provide perspective on innovation. The Governance Committee has evaluated which of these skills each independent director brings to the board.
See also page 10 for a discussion of the skills and experiences of the board and board Succession Planning.

Proposal 1: Election of Directors
The graph below depicts the number of directors standing for election providing each of these skills to the board.

OTHER BOARD EXPERIENCE
8
INTERNATIONAL EXPERIENCE
8
TRANSFORMATION EXPERIENCE
8
PRODUCT MANAGEMENT/ DEVELOPMENT EXPERIENCE
6
FINANCIAL SERVICES EXPERIENCE
7
EXPERIENCE IN EMERGING TECHNOLOGY
5
DIVERSITY
4
FINANCIAL AND CAPITAL MARKETS EXPERIENCE
5
SMB EXPERIENCE
3
RETAIL AND E-TAIL EXPERIENCE
3
LOGISTICS/SHIPPING EXPERIENCE
4
EXPERIENCE AS A CURRENT OR RECENT PUBLIC COMPANY CEO
3

When evaluating and recommending new candidates, the Governance Committee assesses the effectiveness of its criteria and considers whether there are any skill gaps that should be addressed. The Governance Committee looks for candidates who offer a range of skills and experience to the board rather than a single one, as the board believes that a well-rounded individual would provide the most effective contributions to the board.
Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director, including biographical information, appears on the following pages.
Nominees for Election
Directors are elected to terms of one year. The board of directors currently has 10 members. Upon determining to fill an open board position, the board considers candidates submitted by outside independent recruiters, directors, members of management and others. Each of the nominees for election at the 2022 annual meeting of stockholders is a current board member and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2022 annual meeting of stockholders, each of the nominees would serve until the 2023 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.
Information about each nominee for director as of March 1, 2022, is set forth below.
Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

Proposal 1: Election of Directors
Vote Required; Recommendation of the Board of Directors
In accordance with our By-laws, in an uncontested election, a majority of the “votes cast” is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. Our Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.
The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Nominees
Director since: 2007 Committees: Executive; Executive Compensation; Chair, Governance
Anne M. Busquet

Principal, AMB Advisors, LLC, an independent consulting firm, since 2006; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. (Also a director of Medical Transcription Billing Corp., InterContinental Hotels Group PLC until May 2021, and Elior Group. Formerly a director of Meetic S.A. and Blyth, Inc.)

Ms. Busquet, age 72, has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Proposal 1: Election of Directors
Director since: 2018 Committees: Executive Compensation; Governance
Robert M. (“Bob”) Dutkowsky

Non-Executive Chairman of the Board, US Foods, a leading food service distributor in the United States since February 2022 and director since January 2017. He was executive chairman, Tech Data, June 2018 – June 2020 and served as its chief executive officer, October 2006 – July 2018. Mr. Dutkowsky serves on the board of the Moffitt Research Committee, First Tee of Tampa Bay and is a member of the University of Tampa Board of Trustees. (Also a director of Raymond James Financial and The Hershey Company).

Mr. Dutkowsky, age 67, has broad global business, industry and operational experiences, as Mr. Dutkowsky is skilled at viewing the technology industry from a variety of perspectives. The experiences and skills Mr. Dutkowsky developed as a senior executive at one of the leading technology companies in the world and as the chair and CEO of other businesses, allow Mr. Dutkowsky to provide value related to finance, management, operations, supply chain, and risk.

Director since: 2018 Committees: Audit; Finance
Mary J. Steele Guilfoile

Chairman, MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm since 2002. From 2000 – 2002, Ms. Guilfoile was executive vice president and corporate treasurer at JPMorgan Chase & Co. and also served as chief administrative officer of its investment bank. Ms. Guilfoile is a former partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 – 2000. Ms. Guilfoile, a licensed CPA, continues as a partner of The Beacon Group, LP, a private investment group. (Also a director of The Interpublic Group of Companies, Inc., C.H. Robinson Worldwide and DUFRY AG. Formerly a director of Valley National Bancorp and Hudson Ltd.)

Ms. Guilfoile, age 67, brings knowledge and expertise as a financial industry executive and her training as a certified public accountant. Ms. Guilfoile brings to the board valuable experience and expertise in corporate governance, accounting, risk management and auditing.

Director since: 2012 Committees: Executive; Chair, Finance; Governance
S. Douglas Hutcheson

Executive Chairman, Kymeta Corporation, a privately held, world leading electronically steerable terminal manufacturer and provider of services for global connectivity since 2019. Mr. Hutcheson has served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm since 2015. Formerly chief executive officer of Laser, Inc., a privately held technology company (March 2014 – May 2017) and also former chief executive officer of Leap Wireless International, Inc., a provider of wireless services and devices through its subsidiary, Cricket Communications, Inc. (February 2005 – March 2014). (Also a director of InterDigital, Inc. Formerly a director of Leap Wireless International, Inc.)

Mr. Hutcheson, age 65, brings to the board of directors significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company. His broad business background includes strategic planning and product and business development and marketing. He brings to the board his valuable expertise in developing and executing successful wireless strategies, as more products and services are transitioned to the cloud. In addition, his experience as a public company chief executive contributes to his knowledge of corporate governance and public company matters.

Proposal 1: Election of Directors
Director since: 2012 Committees: Executive
Marc B. Lautenbach

President and Chief Executive Officer of Pitney Bowes Inc. since December 3, 2012. Formerly, managing partner, North America, Global Business Services, International Business Machines Corporation (IBM), a global technology services company, 2010 – 2012, and General Manager, IBM North America, 2005 – 2010. (Also a director of Campbell Soup Company.)

Mr. Lautenbach, age 60, as a former senior operating executive at a global technology services company, possesses substantial operational experience, including in technology services, software solutions, application development, and infrastructure management, as well as marketing, sales and product development. Mr. Lautenbach has extensive experience working with a breadth of client segments, including in the small and medium sized business segment and public and enterprise markets. He also has significant international experience.

Director since: 1995 Committees: Board Non-Executive Chair; Audit; Chair, Executive; Finance
Michael I. Roth

Retired Executive Chairman, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Mr. Roth served as CEO of IPG from 2005 – 2020, and served as Executive Chairman of IPG from January – December 2021. (Formerly a director of The Interpublic Group of Companies, Inc. and Ryman Hospitality Properties, Inc.)

Mr. Roth, age 76, has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of The Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance and executive compensation.

Director since: 2015 Committees: Audit; Executive; Chair, Executive Compensation
Linda S. Sanford

Retired Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, since December 31, 2014. Prior to her leadership role as senior vice president, enterprise transformation, which she held from January 2003 – December 31, 2014, Ms. Sanford was senior vice president & group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. (Also a director of RELX Group (until the end of her term in April 2022), Consolidated Edison, Inc. and The Interpublic Group of Companies, Inc.).

Ms. Sanford, age 69, with extensive experience as a senior executive in a public global technology company, possesses a broad range of experience, including in technology, innovation and global operations. Ms. Sanford has significant expertise in business transformation, information technology infrastructure, and global process integration.

Proposal 1: Election of Directors
Director since: 2001 Committees: Chair, Audit; Executive; Finance
David L. Shedlarz

Retired Vice Chairman of Pfizer Inc., a pharmaceutical company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. (Also a director of Teladoc Health, Inc. Formerly a director of The Hershey Company. Formerly a director of Teachers Insurance and Annuity Association.)

Mr. Shedlarz, age 73, has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

Director since: 2020 Committees: Audit; Executive Compensation
Sheila A. Stamps

Former Commissioner and Audit Committee Chair for the board of the New York State Insurance Fund, since 2018. Prior to that, Ms. Stamps held senior operating roles in both the private and public sector, including executive vice president, DBI LLC, a private mortgage investment company, 2011 – 2012; director of fixed income and cash management for the New York State Common Retirement Fund, 2008 – 2011; managing director and group head, financial institutions at Bank of America, 2003 – 2004; and managing director asset backed securitization and management committee member at Bank One London, 1997 – 2003. (Also a director of Atlas Air Worldwide Holdings, Inc. and MFA Financial, Inc. Formerly a director of CIT Group, Inc., and CIT Bank, N.A. and Forest Road Acquisition Corp, a special purpose acquisition company).

Ms. Stamps, age 64, has broad strategic and financial experience. Her operating experience includes commercial banking and capital markets, small and medium sized businesses, risk management, and international markets. From her diverse board roles, she also brings experience in logistics, e-commerce, regulatory and government affairs, business transformation, and corporate governance.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in November 2016. The committee represents and assists the board of directors in overseeing the financial reporting process, the internal financial controls to comply with policies and procedures and the integrity of the company’s financial statements. The Audit Committee also has oversight of the information technology function and the cybersecurity, privacy and internal controls risks. The committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, selecting the lead engagement partner, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. Four of the five members of the committee have the requisite experience to be designated as an Audit Committee financial expert as defined by the rules of the Securities and Exchange Commission (SEC) and a member of the committee is a technology expert.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

In determining whether to recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the Pitney Bowes independent accountants for 2022, management and the committee, as they have done in prior years, engaged in a review of PwC. In that review, the committee considers the current performance and continued independence of PwC, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any SEC actions and other legal issues as well as PCAOB inspection reports. The committee prohibits certain types of services that are otherwise permissible under SEC rules. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PwC and the other “Big Four” accounting firms; (2) cost/benefit discussion on rotating auditors; (3) the incumbent firm’s tenure; (4) an assessment of whether firms outside of the “Big Four” should be considered; and (5) a detailed analysis of the PwC fees. In addition, PwC reviews with the committee its analysis of its independence. Based on the results of the review this year, the committee concluded that PwC is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PwC, who have been independent accountants of the company since 1934, to serve as the Pitney Bowes independent registered accounting firm for 2022. As an additional independence safeguard, PwC rotates its lead engagement partner every five years.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 22, 2022.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair Mary J. Steele Guilfoile Michael I. Roth Linda S. Sanford Sheila A. Stamps

Proposal 2: Ratification of the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2022
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for Pitney Bowes for 2022. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the “votes cast”, the Audit Committee intends to reconsider its appointment of PwC as our independent registered public accountants. PwC has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PwC is expected to attend the annual meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
Principal Accountant Fees and Services
Aggregate fees billed for professional services rendered for the company by PwC for the years ended December 31, 2021 and 2020, were (in millions):
	2021	2020
Audit	$7.3	$7.0
Audit-Related	1.9	1.2
Tax	.1	.1
Total	$9.3	$8.3
Audit fees: The Audit fees for the years ended December 31, 2021 and 2020 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, and consents. The slight increase in Audit fees in 2021 was a result of additional fees for assessing of processes and controls of new systems and an increase in the integrated Audit fee, partially offset by a reduction in the issuance of comfort letters.
Audit-Related fees: The Audit-Related fees are for audit fees on divestitures and carve out audits, and SOC reports among others. The increase in Audit-Related fees in 2021 was due principally to audit related activities performed by PwC in connection with management requests.
Tax fees: The Tax fees for the years ended December 31, 2021 and 2020 were for services related to tax compliance, including the review of tax returns and claims for refunds.
The Audit Committee is responsible for fee negotiations with the independent auditor. The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PwC. Specifically the committee’s policy requires pre-approval of the use of PwC for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; assessment of and making recommendations for improvement in internal accounting controls and selected related advisory services. The Audit Committee delegates to its Chairman the authority to address requests for pre-approval services between Audit Committee meetings, if it is deemed necessary to commence the service before the next scheduled meeting of the Audit Committee. Such pre-approval decisions are discussed at the next scheduled meeting. The committee will not approve any service prohibited by regulation or for services which, in their opinion, may impair PwC’s independence. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PwC, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.
Vote Required; Recommendation of the Board of Directors
Ratification of the appointment of the Pitney Bowes independent registered public accountants requires the affirmative vote of a majority of “votes cast”. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2022.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement.
This proposal, commonly known as a “Say-On-Pay” proposal, provides our stockholders with the opportunity to express their views on our executive compensation for our NEOs for fiscal year 2021 as described in the “Compensation Discussion and Analysis” (CD&A) beginning on page 47 of this proxy statement, as well as the “Summary Compensation Table” and other related compensation tables and narratives, on pages 71 through 83 of this proxy statement.
At the company’s annual meeting of stockholders in 2021, stockholders voted in favor of the company’s executive compensation by 95.1% of the votes cast.
The Executive Compensation Committee (Committee) and the board of directors believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our compensation program appropriately aligns pay and performance incentives with stockholder interests and enables the company to attract and retain talented executives.
Over the course of the year, the company and the Committee have reached out to some stockholders to solicit their views on the company’s executive compensation structure.
As discussed in the CD&A, the Committee has structured our executive compensation program based on the following central principles:
(1)	Compensation should be tied to performance and long-term stockholder return;
(2)	Performance-based compensation should be a greater part of total compensation for more senior positions;
(3)	Compensation should reflect leadership position and scope of responsibility;
(4)	Incentive compensation should reward both short-term and long-term performance;
(5)	Compensation levels should be competitive so we can both attract and retain talent; and
(6)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Strong Pay for Performance and Compensation Governance Practices

•	90% of our CEO’s target total direct compensation, and 72% of target total direct compensation for the other NEOs, is variable, and is subject to financial performance metrics;
•	100% of the annual incentive and long-term stock unit grants are based on financial objectives;
•	No employment agreements with our executive officers;
•	One-year minimum vesting period for all long-term incentive compensation awards;
•	No tax gross-ups on Change-of-Control payments;
•	No special arrangements whereby extra years of prior service are credited under our pension plans;
•	No perquisites other than limited financial counseling and an executive physical examination benefit;
•	“Double-trigger” vesting provisions in our Change-of-Control arrangements;
•	A “claw back” policy that permits the company to recover incentives from senior executives whose misrepresentation or misconduct resulted in a significant restatement of financial results;
•	Prohibitions against pledging and hedging of our stock;
•	Executive stock ownership policy that aligns executives’ and directors’ interests with those of stockholders;
•	Separate roles of CEO and Chairman of the board of directors;
•	An annual risk assessment of our pay practices;
•	An annual stockholder advisory vote on executive compensation;
•	A direct line of communication between our stockholders and the board of directors;
•	Use of tally sheets to review each component of executive officer compensation;
•
Use of two independent third-party compensation surveys (Radford Global Compensation Database and Willis Towers Watson Regressed Compensation Report) in determining the competitiveness of executive compensation;

•	Use of an independent compensation consultant that advises the Committee directly on the company’s compensation structure and actions and performs no other services for the company;
•	Enhanced disclosure of performance targets; and
•	Investor outreach regarding governance and executive compensation in spring and fall of each year.

As we have done in prior years, we reached out to investors whose stockholdings represent 50% of the outstanding company shares in both the spring and fall of 2021 to give them an opportunity to share their views or questions concerning the matters covered in the proxy statement, including those relating to executive compensation and corporate governance generally. Over the past few years, the Committee has implemented features in the executive compensation program that directly related to comments received from the stockholders. For additional discussion, see page 52.
The CD&A, beginning on page 47 of this proxy statement, describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the “Summary Compensation Table” and other related compensation tables and narratives on pages 71 through 83 provide detailed information on the compensation of our NEOs.
We also invite stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 22, 2022, which describes our business and 2021 financial results in more detail.
In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the 2022 annual meeting:
RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the company’s NEOs disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narratives in this proxy statement for the company’s 2022 annual meeting of Stockholders.
This advisory resolution, commonly referred to as a “Say-On-Pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next “Say-on-Pay” advisory vote will occur at the 2023 annual meeting based on the recommended advisory vote on the frequency of future advisory votes on executive compensation.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The board of directors recommends that stockholders vote FOR the approval of our executive compensation on an advisory basis.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
In February 2022, the board of directors unanimously adopted and approved an amendment and restatement of the 2018 Stock Plan effective May 2, 2022 subject to shareholder approval at our annual meeting. The complete text of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan approved by the board of directors is attached as Annex A to this proxy statement (the “Plan”). The amendment and restatement increases the number of shares issuable under the 2018 Stock Plan by 5,000,000. Please reference the Equity Compensation Plan Information on page 45 of this proxy statement for securities currently remaining available for future issuance under equity compensation plans as of 2021 fiscal year end excluding the 2022 annual grant. Additionally, details on burn rate and dilution figures are also provided on pages 36 and 39. The following discussion is qualified in all respects by reference to Annex A.
Overview
We ask our shareholders to support this proposal given its criticality to the successful execution of our strategy. This proposal enables us to maintain a key component to our compensation structure that both aligns our key employees’ incentives with the interests of shareholders and maintains our ability to attract, retain and motivate highly skilled and experienced talent in an increasingly competitive market for talent. This talent will enable us to continue our transformation to shift our portfolio to the growth markets around shipping, while innovating our core mailing business and enhancing our financing offerings.
Equity awards are a foundational component of total compensation not only for our NEOs, but for our non-NEO population, and are vital to attracting and retaining best-in-class talent. If shareholders do not approve the proposal, we would need to shift more of our compensation structure away from equity and toward cash to maintain competitive compensation packages. As we believe the use of equity awards better aligns the interests of our employees with the interests of our shareholders and directly supports our long-term strategy, we are requesting this authorization for additional shares. The proposed share increase is expected to last one to two years, based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical forfeiture rates, as well as the number of shares we currently have available for grant.
We have demonstrated progress in our long-term transformational goals through five consecutive years of revenue growth and a reduction of debt by approximately $1 billion over that time period. In 2021, shipping related revenues comprised approximately 50% of our total revenue as compared to 32% of total revenue three years earlier. Our Global Ecommerce business generated $1.7 billion in revenue, representing year over year growth of 5%, and growth of 48% against pre-COVID levels in 2019. Please see our 2021 Highlights on page 48 of this proxy statement for additional information. The use of equity awards has assisted us in ensuring that management is focused on long term value creation for shareholders and enabling us to attract and retain the talent needed to transform the company. Maintaining a sufficient portion of compensation in equity as compared to cash has consistently been a key part of our strategy and compensation philosophy. We believe that the approval of this proposal is instrumental to our ongoing success and our ability to continue to provide increased value to you, our shareholders.
We encourage our shareholders to read the following sections which will provide important context to our request.
Key Points
•	We allocate a significant portion of the equity compensation to non-NEO’s, who received approximately 73% of the equity granted in 2021.
•
Recent share repurchases have resulted in a reduction in Common Shares Outstanding. As a result, our three year average burn rate has been inflated by approximately 10% and our Full Dilution and Straight Dilution measures have been inflated by approximately 9% and 11%, respectively, as of 2021 fiscal year-end;

•
We use a 2:1 fungible model in our stock plan, which means any full value share issued under the Plan utilizes two shares from our share reserve while a stock option utilizes one share. As a result, the potential impact of the requested and available shares on dilution is inflated because we have granted a meaningful number of full-value awards over the past five years, including 100% full-value awards in our 2022 annual equity grant;

•	While the company experienced its fifth consecutive year of revenue growth, our equity compensation expense, as a proportion of revenue, has decreased approximately 35% over the same time period.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
2021 Equity Awards
A breakdown of share reserve utilization for employee equity grants in 2021 is provided below:

(1)	78% of the equity granted in 2022 was awarded to our Non-NEO population as part of our annual LTI grant.
Our compensation program links long-term incentives to operational outcomes, financial results, and stock price performance not only for our NEOs, but also for hundreds of other employees in our organization. This ensures that when we deliver for our shareholders and clients more than just the NEOs benefit from the upside growth. As illustrated above, 73% of equity granted from our share reserve in 2021 was awarded to non-NEOs, driving company ownership and performance accountability deep into our employee base. Additionally, a significant portion of the NEOs’ total compensation is at-risk and designed with key performance metrics to drive meaningful company performance, e.g., 90% of our CEO’s total compensation is at-risk.
Managing Dilution & Burn Rate and the Impact of Share Repurchases
Although we believe in maintaining a significant component of compensation as equity, we have taken specific steps to manage the burn rate and dilution from equity compensation by reducing the number of shares underlying the annual LTI awards of our eligible employees.
We periodically repurchase shares of our common stock to manage the impact to shareholders created by equity issued under the employee stock plan and for other purposes. In addition, these repurchases have also inflated our three-year average burn rate by approximately 10% due to the resulting reduction in weighted average common shares outstanding (basic). Considering recent share repurchases, our Full Dilution and Straight Dilution measures as of 2021 Fiscal Year-End have been inflated by approximately 9% and 11%, respectively, while Full Dilution and Straight Dilution measures as of February 17, 2022 have been inflated by approximately 10% and 12%, respectively, due to the resulting reduction in common shares outstanding.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Provided below are charts displaying the impact of the recent share buyback since 2019 on our burn rate and dilution.
Year	Burn Rate(1) with Repurchase	Burn Rate(1) without Repurchase
2021	1.8%	1.6%
2020	4.2%	3.8%
2019	2.3%	2.1%
Average 2019-2021	2.8%	2.5%
(1) Burn Rate is calculated as follows: (Restricted Stock Units granted + Non-qualified Stock Options granted + Performance Stock Units vested/earned) / Weighted Average Common Shares Outstanding (Basic)
Dilution Calculation	2021 Fiscal Year-End (with Repurchase)	2021 Fiscal Year-End (without Repurchase)
Full Dilution %(1)	17.29%	15.89%
Straight Dilution %(2)	20.90%	18.89%
Dilution Calculation	February 17, 2022 (with Repurchase)	February 17, 2022 (without Repurchase)
Full Dilution %(1)	14.61%	13.29%
Straight Dilution %(2)	17.11%	15.32%
(1) Full Dilution % is calculated as follows: (Shares Available for Grant + Outstanding Equity Awards) / (Shares Available for Grant + Outstanding Equity Awards + Common Shares Outstanding). Please see the Equity Dilution section on page 38 for further details on common shares outstanding, awards still available, and awards outstanding as of 2021 fiscal year-end and as of February 17, 2022.
* Note: Including shares requested, Full Dilution with Repurchase as of February 17, 2022 is 16.65% and without Repurchase is 15.18%.
(2) Straight Dilution % is calculated as follows: (Shares Available for Grant + Outstanding Equity Awards) / Common Shares Outstanding.
* Note: Including shares requested, Straight Dilution with Repurchase as of February 17, 2022 is 19.98% and without Repurchase is 17.90%.
Fungible Stock Plan Design
Actual dilution from the Plan will depend on several factors, including the type of awards made under the Plan. Given the 2:1 fungible model in our stock plan, any full value share issued under the Plan utilizes two shares from our share reserve. Alternatively, a stock option granted under the Plan utilizes one share from our share reserve. To manage our dilution, our compensation strategy incorporates a greater emphasis on granting full value shares; as such, our share request appears inflated compared to the number of shares we actually grant.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Equity Compensation Expense to Revenue
A breakdown of equity-based compensation expense as a percentage of revenue is provided below:

Equity Compensation Expense as a Proportion of Revenue
$4,000,000,000
$3,500,000,000
$3,000,000,000
$2,500,000,000
$2,000,000,000
Revenue
$50,000,000
$45,000,000
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
Equity Compensation Expense
2017
2018
2019
2020
2021
Years
Revenue
Equity Compensation

Although the company experienced its fifth consecutive year of revenue growth, with an overall revenue increase of 31% over this time-frame, our equity compensation expense as a proportion of revenue has decreased approximately 35% during that same time period. As we continue to manage our equity incentive program thoughtfully, we encourage our shareholders to support the company’s transformation.
Plan Highlights
The Plan is an “omnibus” stock plan that provides for a variety of equity award vehicles to maintain flexibility. Currently awards largely consist of Performance Stock Units (PSUs), Restricted Stock Units (RSUs) and Nonqualified Stock Options (NSOs).
Provisions Designed to Protect Stockholder Interests
The Plan has several provisions designed to protect stockholder interests and promote effective corporate governance including:
•	Limit on grants of full-value awards through the 2:1 fungible share counting provision;
•	Prohibit the payment of dividends or dividend equivalents on any unvested or unearned performance shares until the underlying award has vested;
•	Prohibition on share recycling or “Liberal Share Counting” practices;
•	No re-pricing of stock options or SARs, including the exchange for another award or cash, without prior stockholder approval;
•	Stock options and SARs cannot be granted below 100% of fair market value;
•	Maximum term for stock options and SARs is 10 years;
•
One-year minimum vesting period for all awards (no portion of awards may vest within one year from the date of grant and pro rata vesting will not occur prior to the first anniversary from the grant date);

•	Minimum one-year performance period for performance-based awards;
•	Change-in-Control definition that requires either a 30% acquisition or a consummation of a transaction;
•	“Double-trigger” vesting provisions in connection with a Change-in-Control;
•	No “evergreen” provision to automatically increase the number of shares issuable under the Plan; and
•	Claw back policy applicable to awards under the Plan.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Determination of the Shares Available and Award Limits under the Plan
The Committee consulted Pay Governance LLC, its independent compensation advisor, in examining a number of factors, including dilution and burn rate. The Committee considered these and other factors in reaching its decision on the total number of shares to authorize under the Plan.
If the amendment and restatement of the Plan is approved, a maximum of 13,856,494 shares, including the 5,000,000 additional shares sought in this amendment, (subject to adjustment as described below) will be available for issuance under the Plan for PSUs, RSUs, stock options, SARs, restricted stock and any other type of stock-based awards issued under the Plan. In addition to the number of shares described in the preceding sentence, any shares associated with outstanding awards under the Plan, or the Prior Plans (defined below) as of May 2, 2022 (“Prior Plan Awards”) that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares) will also be available for issuance under the amended and restated Plan (collectively, the “Plan Maximum”). “Prior Plans” means the Pitney Bowes Inc. 2007 Stock Plan and the Pitney Bowes Inc. 2013 Stock Plan. Any shares issued under stock options or SARs granted under the Plan will be counted against the Plan Maximum on a one-for-one (1:1) basis and any shares issued pursuant to awards granted under the Plan other than stock options or SARs will be counted against the Plan Maximum as 2.0 shares for every one (1) share subject to such award. Prior Plan Awards that are added to the Plan Maximum will be added as one (1) share if such shares were subject to options or SARs, and as 2.0 shares if such shares were subject to awards other than options or SARs. An employee may receive multiple awards under the Plan.
Awards covering a maximum of 2,000,000 shares (not counting tandem SARs) may be granted under the Plan to any individual during any calendar year.
Shares delivered under the Plan will be authorized but unissued shares of Pitney Bowes common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award under the Plan or the Prior Plans payable in shares is forfeited, cancelled, returned to the company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares covered thereby will no longer be charged against the maximum share limitation and may again be made subject to awards under the Plan. Any awards settled in cash will not be counted against the maximum share reserve under the Plan. However, any shares exchanged by an employee or withheld from an employee as full or partial payment to the company of the exercise price or the tax withholding upon exercise or settlement of an award, unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option, and shares repurchased on the open market with the proceeds of an option exercise will not be returned to the number of shares available for issuance under the Plan.
The board believes that the 13,856,494 shares that would be available for issuance under the Plan provides us with the ability to grant meaningful incentives for employees to increase the value of the company for all stockholders. Based on our past experience, we believe the 13,856,494 shares will provide us an opportunity to grant equity awards for approximately one to two years, due to the fungible plan design and expected LTI award mix, before we would need to seek stockholder approval of more shares. In order to determine the number of shares to be authorized under the Plan, the Committee and the board considered the need for the shares and the potential dilution that awarding the requested shares may have on current stockholders.
Equity Dilution
In considering the cumulative dilutive impact of the equity program, the Committee considered the dilution impact of previously issued awards. Included in the equity dilution calculation are options with exercise prices greater than the current share price. “Full Dilution” is defined as:
•	outstanding stock options, plus
•	outstanding full value awards, such as RSUs and PSUs, plus
•
the number of shares available for future grants under our 2014 Directors’ Plan and the proposed amended and restated Plan. The 2014 Director Plan does not have its own share reserve, but rather shares granted from the 2014 Director Plan are being drawn from the 2018 Plan.

•	collectively divided by:
○	174,115,115 (the estimated total outstanding shares of common stock as of February 17, 2022) plus all shares in the numerator
After the February 2022 grant, which utilized approximately 9,474,952 fungible shares, as of February 17, 2022 there is a balance of 8,856,494 shares available for issuance under the Plan. The potential equity dilution from all stock incentives granted and available to employees and directors would be approximately 14.61% as of February 17, 2022.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Equity Dilution:
	As of December 31, 2021	As of February 17, 2022
Common Shares Outstanding	174,731,395	174,115,115
Shares Available for Grant	18,299,895(1)	8,856,494
Outstanding Options (2)(3)	11,120,069	11,115,829
Outstanding Full Value Awards	6,747,384	9,004,148
Deferred PSUs	349,751	814,117
Full Dilution(4)	17.29%	14.61%
(1) These shares are available as of December 31, 2021 in our reserve for stock awards made under the Amended and Restated 2018 Stock Plan. The company has updated the number listed to correct a clerical error related to this disclosure in the company's Form 10-K filed on February 22, 2022; please use this updated number when considering Proposal 4.
(2) Weighted average exercise price of $10.64 and weighted average term of 6.66 years as of December 31, 2021(3) Weighted average exercise price of $10.64 and weighted average term of 6.66 years as of February 17, 2022
(4) Full Dilution is calculated as follows: (Shares Available for Grant + Outstanding Equity Awards) / (Shares Available for Grant + Outstanding Equity Awards + Common Shares Outstanding). Note: Including shares requested, Full Dilution as of February 17, 2022 is 16.65%.
Burn Rate
The Committee also considered the burn rate with respect to the equity awards. Burn rate is total stock options granted plus total Restricted Stock Units awarded plus Performance Stock Units vested/earned all divided by weighted average common shares outstanding (basic) for the year. Our three-year average burn rate for the time period from 2019 to 2021 is approximately 2.8%. We monitor and adjust our equity use for future years to ensure our burn rate is within competitive market norms.
2019-2021 Equity Grants
Fiscal Year	Stock Options granted	RSUs granted	PSUs (Vested/Earned)*	Wtd. Avg. CSO (Common Shares Outstanding)
2019	869,297	3,113,886	—	176,250,550
2020	2,801,982	4,123,544	303,460	171,518,940
2021	737,842	2,100,126	287,109	173,913,957
*  Performance Stock Units (PSUs) are stock awards where the number of shares ultimately received by the employee is conditional upon the attainment of certain performance targets and Total Shareholder Return relative to peer companies. PSUs vest at the end of a three-year service period and the actual number of shares awarded may range from 0% to 200% of the target award.
Plan Terms and Conditions
Plan Administration
The Plan is administered by the Executive Compensation Committee or any other committee designated by the board of directors to administer the Plan. The board of directors and the Committee have the authority to delegate their duties under the Plan to the fullest extent permitted by Delaware law. The Committee may delegate certain administrative tasks to an internal administrative employee benefits committee. Any power of the Committee may also be exercised by the board of directors. In the event that an action taken by the board of directors conflicts with action taken by the Committee, the board of directors’ action will control. The Committee is authorized to designate employees under the Plan, determine the number of shares and type(s) of awards granted to employees, determine the terms and conditions of awards, interpret and administer the Plan, establish, amend, suspend, rescind or reconcile rules and regulations under the Plan, and generally make any other determination and take any other action the Committee deems necessary or desirable for the administration of the Plan. The board determines all awards made to the CEO. The Committee has delegated certain of its responsibilities under the Plan, including the authority to make awards to employees below the executive officer level, to the chief executive officer as consistent with Delaware law.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Eligibility and Participation
Approximately 11,600 employees of the company and its affiliates are eligible to participate in the Plan and approximately 500 employees (including the executive officers of the company) currently receive long-term incentive awards in a given year. These numbers may vary from year to year. From time to time, the Committee will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.
Types of Plan Awards
The Plan, like our prior equity plans, provides for a variety of equity instruments to preserve flexibility. The types of awards that may be issued under the Plan are described below. Since 2015, the company has utilized PSUs, RSUs and NSOs in making awards under its long-term incentive program.
The Plan includes a one-year minimum vesting period for all awards.
Performance Stock Units
PSUs provide the employee the right to receive Pitney Bowes common stock at the conclusion of a specified performance period (generally three years) based upon certain pre-established performance criteria. Based on how the company performs against the pre-established financial criteria, the award can pay out in common stock anywhere between zero to two times the PSUs awarded. Target payout is one common share per PSU awarded. Dividend equivalent rights are payments equivalent to dividends declared on the company’s common stock before a stock unit vests and is converted into common stock. Although it has not been the company’s past practice to grant dividend equivalents, PSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has vested.
Restricted Stock and Restricted Stock Units
A restricted stock award represents shares of Pitney Bowes common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. A RSU provides the employee the right to receive a payment in common stock or cash based on the value of a share of Pitney Bowes common stock. Both restricted stock and RSUs may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Generally, we issue performance-based, time-vested restricted stock and RSU awards which vest pro-rata over a period of approximately three years (pro-rata vesting will not occur prior to the first year anniversary from the grant date). Vesting requirements may be based on the continued service of the employee for specified time periods and/or on the attainment of specified business performance goals established by the Committee. Restricted stock will pay dividends earned only after the restricted stock vests. Although it has not been the company’s past practice to grant dividend equivalents, RSUs may be granted together with related dividend equivalent rights. If granted, dividend equivalents are prohibited from being paid until the underlying award has been vested.
Stock Options
Stock options granted under the Plan may be either Nonqualified Stock Options (NSOs) or Incentive Stock Options (ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended (Code). Stock options entitle the employee to purchase a share of Pitney Bowes common stock at an exercise price specified in the Award Agreement (including through net settlement or a cashless exercise through a broker facility, to the extent permitted by the Committee). The exercise price of any stock option granted, other than substitute awards or tandem SARs, may not be less than 100% of the fair market value of a share of Pitney Bowes common stock on the date of grant. The Plan defines the fair market value as the closing price of Pitney Bowes common stock on the date of grant as reported by the New York Stock Exchange. The option exercise price is payable in cash, shares of Pitney Bowes common stock, through a broker-assisted cashless exercise through share withholding or as otherwise permitted by the Committee.
The Committee determines the terms of each stock option grant at the time of the grant. Generally, all options have a ten-year term from the date of the grant. The Committee specifies, at the time each option is granted, the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the employees for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Generally, vesting of stock options occurs pro-rata over a three-year period (pro-rata vesting will not occur prior to the first year anniversary from the grant date). Under certain circumstances, the Committee may accelerate the vesting of options.
With certain exceptions, a vested stock option expires three months after termination of employment.
Stock Appreciation Rights
SARs entitle the employee, upon settlement, to receive a payment based on the excess of the fair market value of a share of Pitney Bowes common stock on the date of settlement over the base price of the right, multiplied by the applicable number of SARs of Pitney Bowes common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Pitney Bowes common stock on the date of grant. The Committee will determine the vesting requirements, form of payment and other terms of a SAR, including the effect of termination of service of an employee. Vesting may be based on the continued service of the employee for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Under certain circumstances, the Committee may accelerate the vesting of SARs. Generally, all SARs have a ten-year term from the date of the grant. SARs may be payable in cash or in shares of Pitney Bowes common stock or in a combination of both.
The company does not currently have any SARs outstanding.
Other Stock Based Awards
The Committee may grant employees such other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Pitney Bowes common stock (including without limitation securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the Plan.
Performance-Based Awards
Subject to the other terms of the Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any award, in whole or in part, upon the achievement of performance criteria during one or more specified performance periods. The performance criteria may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee.
Performance criteria may include any one or more of the following either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit, subsidiary, division or department:
(i) achievement of cost control, (ii) earnings before interest and taxes (EBIT), (iii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations,
(x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment (including return on invested capital), (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, (xxi) total stockholder return, or (xxii) any other performance criteria established by the Committee.
The Committee will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, and items of income, or expense determined to be extraordinary or unusual in nature, including, but not limited to the disposal of a segment or business, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs and accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the company.
Forfeiture of Awards (Claw back)
The Plan provides that the Committee may require forfeiture of awards in the event that 1) an employee engages in gross misconduct (as defined in the Plan), 2) an employee violates the terms of the Proprietary Interest Protection Agreement (a non-compete, non-solicitation and confidentiality agreement) or similar agreement, or
3) in the case of executive officers, it is necessary to restate the company’s financial results which consists of a misrepresentation of the financial state of the company for purposes of the Securities Exchange Act of 1934. Award payments may be recouped in the event that any of the above apply.
Effect of Change of Control
Upon termination of employment which is on account of and within two years of a Change of Control (as defined in the Plan): (1) unvested RSUs vest and are immediately converted into company common stock, (2) unvested PSUs vest at the target performance level and are immediately converted into common stock and (3) unvested NSOs vest and become fully exercisable for the remainder of the option term. If there is no termination of employment following a Change of Control: (1) unvested RSUs vest but are not converted into common stock until the earlier of Termination of Employment (as defined in the Plan) or the normal vesting dates of the award, (2) unvested PSUs will vest at target but will not be converted into common stock until the earlier of Termination of Employment or the conclusion of the three-year performance period, and (3) NSOs shall vest on the Change of Control and become fully exercisable on the earlier of Termination of Employment or the normal award vesting date and remain exercisable for the balance of the option term. If the acquiring company does not assume the company’s Plan or any of its outstanding equity awards, RSUs and NSOs will vest upon the Change of Control, and in the case of PSUs will vest as if target performance for the entire performance period had been achieved, be valued at the common stock price

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
as of the Change of Control and converted into cash payable upon the earlier of termination from employment or the normal award vesting date. Holders of vested RSUs and PSUs will be entitled to dividends payable upon the earlier of termination from employment or the normal award vesting date.
Limited Transferability
All RSUs, PSUs, NSOs and other stock-based awards granted under the Plan are non-transferable except upon death, either by the employee’s will or the laws of descent and distribution or through a beneficiary designation, or as otherwise provided by the Committee.
Adjustments for Corporate Changes
In the event of recapitalizations, reclassifications or other specified events affecting the company or the outstanding shares of Pitney Bowes common stock, equitable adjustments will be made to the number and kind of shares of Pitney Bowes common stock available for grant, as well as to other maximum limitations under the Plan, and the number and kind of shares of Pitney Bowes common stock or other rights and prices of outstanding awards.
Plan Term, Amendment and Termination
The Plan will continue to have a term expiring on May 6, 2028, unless terminated earlier by the board of directors. Unless prohibited by applicable law or otherwise expressly provided in an award agreement or in the Plan, the board may at any time and from time to time and in any respect amend, alter, suspend, discontinue or terminate the Plan. The board may seek the approval of any amendment or modification by the company’s stockholders to the extent it deems necessary or advisable in its sole discretion for compliance purposes, including the listing requirements of the New York Stock Exchange or another exchange or securities market or for any other purpose. No amendment or modification of the Plan will adversely affect any outstanding award without the consent of the employee or the permitted transferee of the award. Any amendment to the Plan that would (a) increase the total number of shares available for awards; (b) reduce the price at which NSOs/SARs may be granted below the exercise price; (c) reduce the exercise price of outstanding NSOs/SARs; (d) extend the term of the Plan; (e) change the class of persons eligible to be employees; (f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or (g) increase the individual maximum limits, would require stockholder approval.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Plan Benefits
Because benefits under the Plan will depend on the Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of common shares at various future dates, it is not possible to determine the future benefits that will be received by executive officers and other employees if the Plan is approved by the stockholders.
On February 15, 2022, the date of the 2022 award grants, the closing price of our common stock traded on the New York Stock Exchange was $4.98 per share and as of March 4, 2022 (the record date) the closing price of our common stock was $4.85 per share.
The following table sets forth the aggregate number of shares subject to stock options and other stock awards that have been granted under the Plan to our named executive officers and the specified groups set forth below from the inception of the Plan through February 15, 2022 (whether or not outstanding, vested, or forfeited, as applicable):

Name of Individual or Group	Number of Options Granted (#)	Number of Shares Subject to Stock Awards (#)
Marc B. Lautenbach President and Chief Executive Officer	1,591,008	2,044,782
Ana Chadwick Executive Vice President and Chief Financial Officer	53,879	186,324
Jason Dies Executive Vice President and President, Sending Technology Solutions	413,963	328,275
Gregg Zegras Executive Vice President and President Global Ecommerce	128,879	209,297
James Fairweather Executive Vice President and Chief Innovation Officer	75,000	369,183
Joseph Catapano Vice President and Chief Accounting Officer (Former Interim Chief Financial Officer)	—	94,561
All current executive officers as a group	3,040,169	3,802,245
All current directors who are not executive officers as a group	—	628,010
All employees, including all current officers who are not executive officers, as a group	2,358,668	8,397,352

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
U.S. Federal Income Tax Consequences
The following discussion summarizes the material U.S. federal income tax consequences to the company and the participating employees in connection with the Plan under applicable provisions of the Internal Revenue Code (Code) and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.
Federal Income Tax Consequences to the Company
Generally, to the extent that a recipient recognizes ordinary income, the company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and, together with other compensation paid certain “covered employees,” is below the $1,000,000 deduction limitation imposed by IRC Section 162(m). Generally, a “covered employee” is an executive who is or was a NEO beginning with the NEOs listed in the 2018 proxy statement and thereafter. Compensation paid to a covered employee whether performance-based or not, will not be deductible to the extent such amounts exceed $1 million in any one year, unless grandfathered under the Tax Cut and Jobs Act of 2017 (the Tax Act).
Section 409A
Code Section 409A may apply to awards under the Plan that are deemed to be deferred compensation. If the requirements of Section 409A are not met, the recipient may be required to include deferred compensation in taxable income and additional taxes and interest may be assessed on such amounts. To the extent Section 409A is applicable to an award made under the Plan, it is the company’s intent to have such award comply with the rules promulgated under Section 409A.
Tax Withholding
To the extent required by applicable federal, state, local or foreign law, an employee will be required to satisfy, in a manner satisfactory to the company, any withholding tax obligations that arise by reason of the award.
Taxation of the Various Plan Awards
Performance Stock Units and Restricted Stock Units. Employees granted RSUs and PSUs do not recognize income at the time of the grant. Rather they recognize ordinary income, and subject to IRC Section 162(m), the company receives a corresponding tax deduction, in an amount equal to the fair market value of the units when the award vests and is converted into common stock or paid in cash. Certain employees who receive PSUs or RSUs may defer the conversion of the PSUs or RSUs beyond the award vesting date.
Non-qualified Stock Options. An employee will not recognize income and the company will not be entitled to a deduction upon receipt of a NSO award. Ordinary income will be realized by the employee, and subject to IRC Section 162(m), a tax deduction will be recognized by the company at the time the Non-qualified Stock Option is exercised and the shares are transferred to the employee. The amount of such taxable income and deduction upon the exercise of an Option, is the difference between the exercise or option price and the fair market value of the shares on the date of exercise.
Incentive Stock Options. ISOs will not result in taxable income to the employee, nor a taxable deduction for the company. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the employee to the alternative minimum tax. If the employee holds the ISO shares for two years from the date the option was granted and for one year after the shares were transferred to him upon the exercise of the option, the employee will recognize long-term capital gain on the portion of the gain on the sale of the shares equal to the difference between the sales price and the option exercise price and the company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. If the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying disposition, and the difference between the grant price and the exercise price will be taxed as ordinary income. The balance of the gain will be treated as long-or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying disposition is made. Subject to IRC Section 162(m), the company will be entitled to a deduction equal to the ordinary income recognized by the employee.
With respect to both NSOs and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Stock Appreciation Rights. An employee will recognize taxable income upon the exercise of a SAR in the amount of the aggregate cash received. In either case, subject to IRC Section 162(m) the company will be entitled to an income tax deduction in the amount of such income recognized by the employee.
Restricted Stock. Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired and the stock vests. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. Subject to IRC Section 162(m), the company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee realizes. An employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time the award is received if the employee makes an election no later than 30 days after an employee receives the restricted stock. If a timely election is made, the employee will not recognize any additional income when the restrictions on the shares lapse. If the employee forfeits the shares to the company, the employee may not claim a deduction with respect to the income recognized as a result of the election.
Generally, when an employee disposes of shares acquired under the Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.
Registration with the SEC
If the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan is approved by shareholders, the company will file a Registration Statement on Form S-8 with the SEC with respect to the additional shares of Pitney Bowes common stock to be registered pursuant to the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan, as soon as reasonably practicable following shareholder approval.
Tax Treatment of Awards to Employees Outside the United States
The grant and exercise of options and awards under the Plan to employees outside the United States may be taxed on a different basis.
Vote Required; Recommendation of the Board of Directors
Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan requires the affirmative vote of a majority of votes cast. Broker non-votes and abstentions are not considered votes cast and therefore will not be counted either for or against this proposal.
The board of directors recommends that stockholders vote FOR the proposal to approve the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan.
Equity Compensation Plan Information

The following table provides information as of December 31, 2021 regarding the number of shares of common stock that may be issued under our equity compensation plans.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	11,120,069	$10.64	18,299,895
Equity compensation plans not approved by security holders	—	—	—
Total	11,120,069	$10.64	18,299,895(1)

(1) These securities are available in our reserve for awards made under the Amended and Restated 2018 Stock Plan. The company has updated the number listed in column (c) to correct a clerical error related to this disclosure in the company's Form 10-K filed on February 22, 2022; please use this updated number when considering Proposal 4 on page 34.

Proposal 4: Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Report of the Executive Compensation Committee

The Executive Compensation Committee (“Committee”) of the board of directors (1) has reviewed and discussed with management the section beginning on page 47 entitled “Compensation Discussion and Analysis” (CD&A) and (2) based on that review and discussion, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

Ms. Linda S. Sanford, Chair
Ms. Anne M. Busquet
Ms. Anne S. Fuchs
Mr. Robert M. Dutkowsky
Ms. Sheila A. Stamps

Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
Executive Summary
Overview
This Compensation Discussion and Analysis (CD&A) section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Executive Compensation Committee (Committee) and the independent board members. The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers, including the named executive officers (NEOs) below, other than the Chief Executive Officer (CEO). The independent board members, based on recommendations by the Committee, determine compensation actions impacting the CEO.
2021 Named Executive Officers
•	Marc B. Lautenbach, President and Chief Executive Officer
•	Ana Chadwick, Executive Vice President and Chief Financial Officer
•	Jason Dies, Executive Vice President and President, Sending Technology Solutions
•	Gregg Zegras, Executive Vice President and President, Global Ecommerce
•	James Fairweather, Executive Vice President, Chief Innovation Officer
•	Joseph Catapano, Vice President and Chief Accounting Officer (Former Interim Chief Financial Officer)
Joseph Catapano, Vice President, Chief Accounting Officer, served as the Interim Chief Financial Officer until January 29, 2021, when Ana Chadwick was appointed Executive Vice President and Chief Financial Officer.

Compensation Discussion and Analysis
2021 Highlights
Pitney Bowes continued to be resilient and agile in the face of unprecedented challenges in 2021 from the ongoing global pandemic, most notably affecting supply chain for us and our customers and our costs.
Both our SendTech and Presort Services businesses had strong years. In aggregate, they grew revenue and profit in 2021. Importantly, both businesses, though generally viewed as being in declining markets, identified new areas for growth to partially offset areas of those businesses in secular decline.
After three strong quarters in 2021 for our Global Ecommerce business, we experienced unexpected volume declines during the fourth quarter of 2021 due to changes in consumer holiday buying behavior as the pandemic and supply issues continued to linger for our clients in the retail sector. These changes had a negative impact on our results for the quarter. Importantly, though, the quarter was a success from a client service perspective as we delivered 99% of all committed packages in time for the holidays. That, plus using 2021 as a year of building capabilities and capacity through investments in new facilities, automation, transportation and our people, positions this business well for 2022 and the long term. Importantly, client satisfaction in all of our businesses was on an improved trajectory as we exited the year.
In short, in a tumultuous year filled with uncertainty, the company continued to make important strides forward in our transformation.
Some of the key highlights from the year are summarized below. Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 22, 2022, describes our business and 2021 financial results in more detail. More detail on our efforts around Environmental, Social and Governance (ESG) can be found on pages 13 through 14 of this proxy statement.
2021 Business Performance Highlights1
•	Generated revenue of $3.7 billion, an increase of 3.4 percent, the fifth consecutive year of revenue growth.
•	Reported adjusted earnings per diluted share of $.32. GAAP EPS was a loss of $.01.
•	Delivered cash flow from operations of $302 million and free cash flow of $154 million.
•	Reduced debt by $241 million.
•	Shipping-related revenues comprised approximately 50 percent of the company’s revenue.
•
Global Ecommerce generated $1.7 billion in revenue, representing growth of 5 percent, and growth of 48 percent against pre-COVID levels in 2019, and had successful peak service levels, with 99 percent of all committed parcels delivered ahead of the holidays.

•	Presort Services processed a total of 17.1 billion pieces of mail, resulting in revenue growth of 10 percent and an EBIT margin of 14 percent.
•	SendTech saw equipment sales growth of 11 percent, and a decline in revenue of just 1 percent.
Other Key Highlights of 2021
•	Continued to protect its employees during the pandemic through multiple preventative measures.
•	Managed ongoing liquidity and financial flexibility through cash preservation initiatives, and ended the year with cash and short-term investments of $747 million and an undrawn revolver.
•	Managed supply chain to ensure continuous flow of product and services to serve its clients.
•
Received multiple awards during the year, including being named by Forbes to its annual lists of World’s Best Employers, and America’s Best Employers for Women and Best Employers for Diversity, and Newsweek’s List of Most Responsible Companies.

•	Saw strong employee engagement, even in the midst of the continuing pandemic, as evidenced through high survey participation rates and scores at levels similar to those of high performing companies.
[1]
Some of the amounts in the CD&A portion of this proxy statement are shown on a non-GAAP basis. For a reconciliation and additional detail on the calculation of the financial results reported in this proxy statement, including those described above, please refer to page 69 “Non-GAAP Measures.”

Compensation Discussion and Analysis
CEO 2021 Compensation
Mr. Lautenbach’s base pay remained unchanged in 2021. The independent members of the board of directors increased his short-term incentive target to 165% and his long-term incentive target to $7,050,000. The board approved these enhanced incentive awards tied to Mr. Lautenbach’s future performance in transforming Pitney Bowes from its historic, and declining, business in mailing to stabilizing that business and integrating it into the enterprise growth businesses in shipping generally and e-commerce, in particular. The complexities of the pandemic have only made this task more difficult. Additionally, the change is aligned with an increasingly competitive talent landscape for seasoned CEOs. Mr. Lautenbach’s strategic vision and leadership over the last decade have been essential to the accomplishments to date and will be vital going forward.
The CEO’s long-term incentive mix for 2021 includes 60% Cash Incentive Units (CIUs), 20% performance-based Restricted Stock Units (RSUs), and 20% Non-qualified Stock Options (NSOs).
The target compensation package of our CEO reflects the Pitney Bowes performance-linked pay philosophy and is competitive when compared to our peer group and two third-party compensation survey reports (see description on competitive benchmarking of compensation on pages 63 to 66).
The following chart illustrates that 90% of the CEO’s pay is at risk based on company performance.

Pitney Bowes CEO % of Pay
73%
10%
17%
90% at risk
Base Salary
Annual Incentive
Long-Term Incentive

Compensation Discussion and Analysis
CEO Target and Actual Compensation. The chart below demonstrates how our compensation structure is strongly linked to company performance and shows that based on the company’s performance in 2021, compared to the target value, an estimated 62% of the CEO’s total target compensation was realized in February and March of 2022. For this purpose, realized compensation includes base pay, annual incentive pay, and the value of performance-based RSUs vested, Performance Stock Units (PSUs) earned, and options vested.

(1)
Target Compensation represents 2021 base salary, 2021 target annual incentive, and: (i) the prorated grant date target value of the RSU awards, (ii) the grant date target value of the 2019-2021 PSU award, and (iii) the prorated grant date target value of the 2020 and 2021 option awards. Target Compensation excludes CIUs granted in 2021 as these would be realized at the end of the three-year performance period in 2024.

(2)
Actual Compensation represents 2021 base salary, 2021 actual annual incentive paid in February 2022, and: (i) the value realized upon vesting of the 2019 and 2020 RSU awards, (ii) the value realized upon vesting of the 2019-2021 PSU award based on the final performance factor of 0.66, and (iii) the value realized upon the prorated vesting of the option awards in February 2022. Additionally, the realized value of the 2021 awards that will vest in March 2022 are estimated based on the average of the high and low stock price on February 8, 2022.

Compensation Discussion and Analysis
Executive Compensation Program Structure
Compensation Philosophy
We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should receive a greater percentage of their compensation in the form of performance-based compensation. Compensation for our NEOs varies from year to year primarily based on achievement of enterprise-wide objectives and, in some instances, individual performance. We emphasize enterprise-wide performance to break down internal barriers that can arise in organizations that emphasize individual business unit performance. We believe our compensation structure encourages reasonable risk-taking but discourages excessive risk-taking.
Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain, and motivate our leaders. Over the course of each year, we solicit feedback from our major stockholders regarding our executive compensation program, and management speaks individually to stockholders who wish to provide input. At the company’s annual meeting of stockholders in 2021, stockholders voted in favor of the company’s executive compensation by 95.1% of the votes cast. The company did not make any changes to our executive compensation programs for fiscal year 2021 directly as a result of the advisory vote.
Below is an overview of key aspects of our pay philosophy.
Overall Objectives	•	Compensation levels should be competitive so we can both attract and retain talent;

	•	Compensation should reflect leadership position and scope of responsibility;

	•	Executive compensation should be linked to the performance of the company as a whole; and

	•	Compensation should motivate our executives to deliver our short and long-term business objectives and strategy.
Pay Mix Principles	•	Compensation should be tied to short-term performance and creation of long-term stockholder value and return;

	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results; and

	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with stockholders.
Pay for Performance	•	Incentive compensation should reward both short-term and long-term performance;

	•	A significant portion of our compensation should be variable based on performance; and

	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance.

Compensation Discussion and Analysis
Stockholder Engagement — Executive Compensation
Investor Outreach
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. For a full discussion of our Investor Outreach program generally and the 2021 conversations, please refer to the Investor Outreach section on page 12.

Compensation Discussion and Analysis
Strong Compensation and Pay Governance Practices
Our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong governance pay practices. The following lists the principal pay for performance and governance practices adopted by the board.
100% of annual incentive tied to financial metrics	No individual supplemental executive retirement plans

100% of the long-term incentive tied to financial metrics, growth in our share price, and relative shareholder value	No special arrangement crediting extra years of service in our benefit plans

Double trigger vesting in our change of control provisions	No tax gross-up in change of control payments

Significant stock ownership guidelines for senior executives and directors	No hedging, pledging, or short-term speculative trading of company stock

Enhanced disclosure of performance targets	No employment agreements with our executive officers

Independent compensation consultant performing no other services for the company	No stock option repricing, reloads, or exchanges

Claw back provisions in the event of financial restatement	No transferability of restricted securities

Annual stockholder advisory vote on executive compensation	No dividends on unvested stock awards

Significant portion of CEO pay at risk (90%)

Independent Chairman of board of directors

Annual risk-assessment of pay practices

Semi-annual stockholder outreach with an available line of direct communication with the board of directors

One-year minimum vesting period for all long-term incentive compensation awards

Compensation Discussion and Analysis
Overview of Compensation Components
The Committee is responsible for determining the compensation for all NEOs, other than the CEO, and for recommending to the independent members of the board of directors each element of compensation for the CEO. The Committee considers recommendations from the CEO regarding the compensation of other NEOs. The independent board members are responsible for determining the CEO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation.
For each NEO, the Committee utilizes as a guideline, the market median of the competitive data based on companies with our approximate revenue size from the Willis Towers Watson Regressed Compensation Report and the Radford Global Compensation Database. The Committee considers this information to benchmark base salary, target cash compensation (base salary plus annual incentive), and target direct compensation (base salary plus annual incentive plus long-term incentive) so they are competitive for each position. We describe these two reports in more detail under “Assessing Competitive Practice” beginning on page 63 of this proxy statement. Market pay data is one decision point in effective pay management. Generally, in addition to market data, pay decisions consider other factors including the value of the individual in the job to the organization and relative to other jobs and performance risk and reward (factors such as skills, performance, tenure, and experience). As a result, pay for each executive could be positioned below, at or above the desired competitive guideline. For 2021, the target total cash compensation and target total direct compensation for Mr. Lautenbach were 117% and 139%, respectively, of the market median(1) for CEOs. Mr. Lautenbach’s target total cash compensation and target total direct compensation were 107% and 128% of the peer group median pay for CEOs, respectively. For the NEOs(2), the average target total cash compensation and target total direct compensation were 117% and 117%, respectively, of the market median(1) not including special awards. The Committee views the current compensation structure as necessary to attract, retain, and incentivize key talent due to the company’s continuing business evolution, as well as external influences caused by the ongoing pandemic including the resulting competitive hiring landscape.
(1)	Market median is the average of the median pay as reported in the Willis Towers Watson Regressed Compensation Report and the Radford Global Compensation Database.
(2)	This comparison excludes Mr. Catapano due to his status as Interim CFO.
The following table outlines the 2021 components of direct compensation for our NEOs and how they align with our compensation principles.
Pay Element	Key Characteristics		What it Rewards
Short-term Compensation
Base Salary	•	Fixed cash compensation	•	Performance of daily job duties
	•	Increases influenced by an executive’s individual performance and/or competitiveness to the market	•	Highly developed skills and abilities critical to the success of the company
Annual Incentive	•	Performance-based cash compensation primarily measured on achievement of enterprise-wide metrics	•	Achievement of pre-determined short-term objectives generally established in the first quarter of each year
	•	Individual performance may be considered in establishing an executive’s annual incentive opportunity
Long-term Incentives
Performance Stock Units	•	Performance-based equity compensation measured on enterprise-wide metrics	•	Achievement of pre-determined financial objectives:
• Established generally in the first quarter of each year within the three-year cycle for awards
• Modified by a Total Shareholder Return (TSR) compared to our peer group
Cash Incentive Units	•	Performance-based cash compensation measured on enterprise-wide metrics	•	Achievement of pre-determined financial objectives:
• Established generally in the first quarter of each year within the three-year cycle for awards
• Modified by a Total Shareholder Return (TSR) compared to our peer group

Compensation Discussion and Analysis
Pay Element	Key Characteristics		What it Rewards
Long-term Incentives (continued)
Performance-Based Restricted Stock Units	•	Performance-based equity compensation measured on a threshold financial target	•	Achievement of a pre-determined performance objective established at time of grant
			•	Company stock value
Nonqualified Stock Options	•	Performance-based equity compensation measured by company stock value	•	Company stock value must increase to realize any benefit
Periodic Off-cycle Long-term Awards	•	Depends on type of award granted	•	The Committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent
The company divides performance-based compensation into annual and three-year performance components to incentivize management to strike an appropriate balance between the short and long-term growth of the company. The 2021 annual and long-term incentive plans reflect this balance and worked as designed to reflect the company’s performance.
We also provide other benefits for our NEOs. Please see “Other Indirect Compensation” on page 61 of this proxy statement.
2021 Compensation
Base Salary
Mr. Lautenbach’s base salary did not increase for 2021. Mr. Catapano received an increase to his base salary of approximately 10% as a result of increased complexity of his role and increased competitiveness in the market. Ms. Chadwick was not eligible for an annual increase due to her date of hire. The remaining NEOs received 2% annual increases in line with our merit guidelines.
Annual Incentives
NEOs are eligible for annual incentives under the Key Employees Incentive Plan (KEIP) primarily for achieving challenging enterprise-wide financial objectives established at the beginning of each year. Individual performance and its impact on financial, strategic, unit or individual objectives may be considered.
The annual incentive plan is based 100% on the company’s financial performance, demonstrating our commitment to place rigor and objectivity in establishing and meeting our compensation goals. The following lists the financial objectives used under the annual incentive plan along with the reasoning of their effectiveness. in measuring how well our business is performing on a short-term basis:
•
Adjusted Free Cash Flow (Adjusted FCF) - The ability to generate free cash flow on a short-term basis allows the company to manage its current financial needs and discretionary uses. Although this measure is also utilized in our long-term CIU goal, given its criticality to our ongoing business operations, the Committee believes Adjusted FCF is an appropriate measure for driving the company’s short-term success as well.

•
Adjusted Earnings Before Interest and Taxes (Adjusted EBIT) - This is an appropriate measure because it excludes one-time and other unusual charges and benefits and more accurately reflects current underlying profitability and performance.

•	Revenue growth - This is an appropriate measure because it indicates whether our business is expanding.
Each of these metrics excludes the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business. The adjustments for special items are made consistently year-to-year and are explained on page 69 in “Non-GAAP Measures.” For further explanation on objective setting refer to section “Determining Compensation – The Decision Process” on page 62. Some objectives are lower than prior year objectives due to a combination of factors including the change in our business mix, ongoing investment in Global E-Commerce, and external factors.
We apply a Strategic Modifier of up to ten percentage points in determining final compensation pay-outs. The Strategic Modifier is based on the achievement of enterprise strategic goals. Strategic goals include Environmental, Social, and Governance (ESG) measures that are important to the successful operation of the enterprise above and beyond financial goals. The strategic goals for 2021 were (i) Voice of the Client, measured as

Compensation Discussion and Analysis
Net Promoter Score (NPS), collected through client surveys and (ii) High Performance Culture, measured from an annual employee survey. The high-performance culture goal includes the following dimensions: Diversity & Inclusion, Sustainable Engagement, Client Focus, Teamwork, and Innovation. These objectives are measured from an employee survey developed in conjunction with the company’s outside consultant, Willis Towers Watson. These important strategic goals are the foundation for our future business success and essential for positive financial results. For competitive reasons, we do not disclose the strategic modifier goals, but we believe they are challenging and require substantial performance.
Funding of the 2021 Annual Incentive Pool and Actual Pay-out
In 2021, the company achieved between threshold and target for the Revenue Growth financial objective and for the Adjusted Free Cash Flow (Adjusted FCF) objective and did not achieve threshold for the Adjusted Earnings Before Interest and Taxes (Adjusted EBIT). In addition, the company made progress toward important strategic initiatives.
Based on performance against these pre-established financial objectives, an annual incentive payout of 60.5% was awarded to the NEOs for FY2021. This amount includes a strategic modifier of 5.8 percentage points. Please see the Summary Compensation Table on page 71 for further details.
First, the Committee compared the 2021 performance against the financial targets as illustrated in the table below.
Financial Objectives(1)	Target Weighting	Threshold	Target	Maximum	Actual Result	Actual Payout as a % of Target

Adjusted Earnings Before Interest and Taxes(2)	33.33%	$181 million	$221 million	$244 million	$174 million	0%
Revenue Growth(2)	33.33%	0%	4%	7%	3%	29.3%
Adjusted Free Cash Flow(2)	33.33%	$100 million	$135 million	$170 million	$119 million	25.5%
(1)
We set financial objective targets at the beginning of 2021 relative to company budget on a continuing operations basis excluding any nonrecurring items. Please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 70 of this proxy statement and “Treatment of Special Events” beginning on page 68 of this proxy statement. We believe that the 2021 financial objectives at each level (threshold, target and maximum) accurately balance the difficulty of attainment of the level with the related pay-out.

(2)
Adjusted EBIT, Revenue growth and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 70 of this proxy statement.

Compensation Discussion and Analysis
The Committee, and independent board members with respect to the CEO, awarded 54.7% for the achievement of the financial objectives.
Next, the Committee assessed the predetermined goals for the 2021 strategic modifier, which included a focus on voice of the client and actions to build a high performance, client oriented culture throughout the organization. These strategic goals include Environmental, Social, and Governance (ESG) measures that are important to the successful operation of the enterprise above and beyond financial goals.
•	With respect to the voice of the client goal, the focus is to close a gap to the top quartile benchmark. We measure our progress using Net Promoter Score (NPS), a universal client satisfaction metric.
•
With respect to the high-performance culture goal, the focus is to measure progress through improvement in employee engagement survey dimensions as compared to high performing companies. The high-performance culture goal includes the following dimensions: Diversity & Inclusion, Sustainable Engagement, Client Focus, Teamwork, and Innovation. These dimensions are measured from an employee survey developed in conjunction with the company’s outside consultant, Willis Towers Watson.

The Committee, and independent board members with respect to the CEO, added 5.8 percentage points for the Strategic Modifier. Our Net Promoter Score increased year over year with accelerated improvement as the year progressed. While achieving best in class participation rates, we saw improvement in our Engagement scores, even during the continuing pandemic, with a majority of the surveyed categories achieving a performance level above high level norms as defined by Willis Towers Watson.
Based on performance on pre-established financial objectives, an annual incentive pay-out of 60.5% was awarded to NEOs for FY2021. For detailed information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 70 of this proxy statement.
The following table compares the actual pay-outs in 2021 and 2020:
Annual Incentive	2021 Actual Pay-out Factor as a % of Target	2020 Actual Pay-out Factor as a % of Target	Total Multiplier Change 2021 vs. 2020
Financial Objectives	54.7%	77.2%
Strategic Modifier	5.8%	4.9%
Total Pay-out	60.5%	82.1%	-21.6%
Long-term Incentives
Long-term incentives link the NEOs’ rewards to the company’s long-term financial performance and stock price. We also pay long-term incentives to be competitive in the markets in which we operate and to attract and retain high-performing executives.
In March 2021, the NEOs received a long-term incentive (LTI) mix of 60% CIUs, 20% performance-based RSUs, and 20% NSOs to align long-term incentives with long-term stockholder interests. At the time of the 2021 LTI grant, Mr. Fairweather and Mr. Catapano were eligible for an LTI mix of 70% time-based RSUs and 30% CIUs. Mr. Fairweather was appointed as an executive officer after the 2021 LTI grant, and Mr. Catapano received the 2021 LTI grant after returning to his role as Vice President, Chief Accounting Officer.
The 2021 equity based long-term incentive awards are subject to the Pitney Bowes Inc. 2018 Stock Plan and the 2,000,000 maximum number of shares that may be made to a single participant in any one calendar year. Reference page 73 for the Grants of Plan Based Awards table for further details on 2021 grants. Long-term incentive targets for the NEOs, other than for the CEO, remained the same except for Mr. Zegras and Mr. Catapano whose LTI targets increased to $1,250,000 and $225,000, respectively, as a result of the increased complexity of their roles and increased competitiveness in the market, particularly for companies experiencing transformation. Refer to the CEO 2021 Compensation section page 49 for details on Mr. Lautenbach’s LTI.

Compensation Discussion and Analysis
Cash Incentive Units (CIUs)
CIUs are long-term cash awards granted annually with three-year performance and vesting cycles. NEOs are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established each year of the three-year cycle. The results are aggregated at the end of the three-year performance period. If the threshold level of performance for the enterprise-wide financial objectives are not met for a calendar year, one-third of the award value will be forfeited.
The enterprise-wide objectives set by the Committee include two equally weighted financial objectives: Adjusted Earnings Per Share (Adjusted EPS) and Adjusted FCF. We believe both of these financial factors are important indicators of the company’s long-term viability and performance and thus are appropriate metrics upon which to base long-term incentive awards. For details on the objective setting process refer to section “Determining Compensation – The Decision Process” on page 62.
•	Adjusted EPS is an appropriate measure of long-term profitability as it excludes one-time and unusual charges and benefits.
•
Adjusted FCF provides resources to reposition and pursue new growth opportunities. While this metric is also utilized in our short-term goal, given its criticality to our ongoing business operations, the Committee believes Adjusted FCF is an appropriate measure for driving the company’s long-term success.

Each year, the board considers a range of factors in establishing objectives. Some of these factors include changes in business mix, ongoing investment in Global E-Commerce, and other external factors. These can lead to some objectives being set at a lower level in a given year relative to a prior year. Financial targets may be revised for special items such as to adjust for discontinued operations. For additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 70 of this proxy statement and “Treatment of Special Events” beginning on page 68 of this proxy statement. Our long-term financial targets take into account budgeted levels of share repurchases. The Committee sets the objectives with the appropriate level of difficulty and stretch for each grant.
The Committee modifies the resulting earned unit value by up to +/- 25% based on our cumulative three-year TSR as ranked against the cumulative three-year TSR of companies within our peer group linking pay-out to our relative TSR. If TSR is negative for the cumulative three-year period, there is not a positive application of the TSR modifier regardless of the company rank against peers. Based on relative performance versus our peer group over the cumulative three-year period, the TSR modifier is applied as shown below:
PBI rank vs. Peer Group (percentile)	Modifier
> 75th %	+25%
> 70th to 75th %	+20%
> 65th to 70th %	+15%
> 60th to 65th %	+10%
> 55th to 60th %	+5%
> 45th to 55th %	+0%
> 40th to 45th %	–5%
> 35th to 40th %	–10%
> 30th to 35th %	–15%
25th to 30th %	–20%
Below 25th %	–25%
The number of units vesting at the end of the cycle can range from 0 to 200% of the initial number granted based on achievement of the Committee approved financial goals and application of the cumulative three-year TSR modifier. The Committee also can employ discretion in determining the vesting percentage to reflect more accurately the company’s overall performance.

Compensation Discussion and Analysis
Performance-Based Restricted Stock Units
An annual grant of performance-based RSUs was made during the first quarter of the year. Performance-based RSUs both support the executives taking a long-term view on company success and serve as a significant retention tool.
In order for the 2021 performance-based RSUs to vest, the company had to achieve a threshold target of $30,134,000 adjusted income from continuing operations, excluding certain special events in 2021 (see “Treatment of Special Events” beginning on page 68 of this proxy statement). Actual 2021 adjusted income from continuing operations, excluding certain special events, was $38,572,000 which exceeded the threshold target.
The 2021 award vests in three equal installments, with the requirement that the executive still be employed at the installment vesting date for that installment to vest. If the adjusted income from continuing operations target had not been achieved, the performance-based RSUs granted in 2021 would have been forfeited.
Mr. Fairweather and Mr. Catapano received time-based RSUs based on their positions at the time of the 2021 grant. Similar to performance-based RSUs, time-based RSUs vest in three equal installments, again only if the executive is still employed on the installment vesting date.
Nonqualified Stock Options
On March 3, 2021, eligible NEOs were awarded an annual grant of NSOs to purchase common stock of the company under the 2018 Stock Plan at an exercise price of $8.64 per share, the closing price of our common stock on the day of grant. These NSOs have a ten-year exercise period and will vest and become exercisable in equal installments over three years commencing on the first anniversary after the date of grant, subject to continued service through each such vesting date.
Performance Stock Units and Cash Incentive Units Objectives, Metrics and Funding for the Completed 2019-2021 Grant Cycle
The 2019-2021 PSU/CIU cycle utilizes annual financial targets (Adjusted EPS and Adjusted FCF) set at the beginning of each calendar year within the three-year cycle, results of which are aggregated at the end of the three-year performance period. For the 2019 – 2021 PSU/CIU cycles, the unit multiplier at target is 100%. The PSU/CIU multiplier range is based upon the achievement of the pre-determined financial objectives described above, each weighted at 50%. Additionally, final results are modified by a cumulative three-year TSR modifier of up to plus or minus 25% based on relative performance compared with proxy peers. The TSR modifier is applied as shown on page 58. If TSR is negative for the cumulative three-year period and the PB rank versus peers would result in a positive TSR modifier, the modifier would not be applied. The number of units vesting at the end of the cycle can range from 0 to 200% of the initial number granted based on achievement of the Committee approved financial goals and application of the cumulative three-year TSR modifier.
Throughout the three-year period ending with 2021, the company continued to invest in our long-term success. With the purpose of creating a streamlined and focused global technology company, we have divested multiple businesses, and invested in our facilities, platforms, systems, products, brand, and talent to reduce the complexities of shipping and mailing for our clients, achieve operational excellence, and leverage economies of scale and experience.
In 2021, the company achieved target for the Adjusted EPS objective and between threshold and target for the Adjusted FCF objective. The table below shows the financial targets, each weighted at 50%, and the levels of achievement relating to the 2019-2021 PSUs/CIUs. For competitive reasons, we do not disclose forward-looking target goals for multi-year performance periods.
2019-2021 Adjusted Earnings Per Share (Adjusted EPS)(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value	TSR Modifier	Performance Multiplier

2019	$0.69	$0.81	$0.91	$0.76	0.12
2020	$0.53	$0.65	$0.75	$0.35	0.00
2021	$0.15	$0.32	$0.42	$0.32	0.17

Compensation Discussion and Analysis
2019-2021 Adjusted Free Cash Flow (Adjusted FCF)(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value	TSR Modifier	Performance Multiplier

2019	$127 million	$161 million	$189 million	$156 million	0.15
2020	$177 million	$211 million	$244 million	$198 million	0.13
2021	$100 million	$135 million	$170 million	$119 million	0.12
Total					0.69	-5%	0.66
(1)
Adjusted EPS and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 70 of this proxy statement and “Treatment of Special Events” beginning on page 68 of this proxy statement. The 2020 and 2021 financial targets for the 2019-2021 PSUs/CIUs are the same used for the completed years in the 2020-2022 PSU/CIUs and 2021-2023 CIU performance periods.

The following is an illustration of the 2019-2021 PSU/CIU payout.
2019-2021 Performance Stock Unit & Cash Incentive Unit Vesting Multiplier(1)

(1)	The sum of the metrics may not exactly equal the total due to rounding.
For additional detail on the calculation of the financial metrics described above, please refer to page 69 “Non-GAAP Measures” and corresponding table.
Based on the 2019-2021 PSU/CIU performance multiplier of 0.66 per unit, the table below displays the number of PSUs/CIUs vested in February 2022 for the listed NEOs.
Executive	Target PSUs Awarded	Target CIUs Awarded	Performance Multiplier	Units Vested
Marc B. Lautenbach	590,909	n/a	0.66	390,000
Ana Chadwick	n/a	n/a	n/a	n/a
Jason Dies	90,909	n/a	0.66	60,000
Gregg Zegras	n/a	75,000	0.66	49,500
James Fairweather	n/a	90,000	0.66	59,400
Joseph Catapano	n/a	43,800	0.66	28,908
The following tables compare the actual payouts for cycles ending in 2021 and 2020:
Long-Term Incentive	2021 Actual Unit Multiplier Value (2019 – 2021 PSU/CIU cycle)	2020 Actual Unit Multiplier Value (2018 – 2020 PSU cycle)	Total Multiplier Change 2021 vs. 2020
Adjusted Earnings per Share	0.29	0.25
Adjusted Free Cash Flow	0.40	0.40
TSR Modifier Adjustment	-0.03	-0.07
Total Multiplier/Payout Value	0.66	0.58	0.08

Compensation Discussion and Analysis
Periodic Off-Cycle Awards
In special circumstances, the Committee, or in the case of the CEO, the independent members of the board, may decide to make additional cash and long-term incentive awards to executives during the year. These awards are in addition to the annual short and long-term incentive awards.
•
Ms. Chadwick received a cash sign-on bonus of $500,000, which was paid in July 2021. She also received a special one-time RSU award with a value at grant of $500,000 issued in February 2021, which vests in three equal installments over three years.

For additional information, please see the Summary Compensation Table on page 71.
Other Indirect Compensation
Retirement Compensation
In the United States, retirement benefits include:
•
Qualified and nonqualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contributions. Participants become eligible for the company matching and company core contributions after one year of employment with the company.

•
Qualified and nonqualified restoration pension plans for employees hired prior to January 1, 2005. Accruals under these plans were frozen at the end of 2014. Mr. Fairweather and Mr. Catapano are the only NEOs that qualify for this benefit.

Nonqualified plans are unfunded obligations of the company subject to claims by our creditors. Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the broad-based qualified plans and make up for benefits that would have been provided under the qualified plans except for limitations imposed by the Internal Revenue Code of 1986, as amended. Restoration plans are available to a select group of management or highly compensated employees, including the NEOs.
An individual account under the 401(k) Restoration Plan:
•	is adjusted on the basis of notional investment returns of publicly-available mutual fund investments offered under the qualified 401(k) plan; and
•	does not receive any above-market earnings.
The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.
For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2021” table on page 77 and the narrative accompanying the “Nonqualified Deferred Compensation for 2021” table beginning on page 78 of this proxy statement.
Other Benefits
Other benefits include:
•
Nonqualified Deferred Incentive Savings Plan (DISP) which provides certain executives the ability to voluntarily defer in a tax efficient manner pay-outs of annual cash incentives, long-term cash incentives, and base pay into a nonqualified deferred compensation plan.

•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy, may elect to defer settlement of their awards until termination or retirement. Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.

•	Relocation assistance for executives asked to move to a new work location facilitates the placement of the right person in the job and aids in developing talent.
•	Limited perquisites, consisting of financial counseling (to assist with tax compliance, investments, legal and estate matters), executive physicals and spousal travel.

Compensation Discussion and Analysis
Process for Determining Named Executive Officer Compensation
Committee
The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO. The independent board members, with the input of the Committee, (i) set individual base pay, target compensation, and performance targets annually for the CEO, (ii) review his performance, (iii) determine his compensation pay-outs by comparing and approving actual performance against the established objectives including the TSR modifier. In addition, the Committee, and the independent board members with respect to the CEO, may exercise discretion in its sole determination. The Committee works closely with its independent consultant, Pay Governance, and management to examine various pay and performance matters throughout the year.
Independent Compensation Consultant
The Committee retains Pay Governance as its independent compensation consultant and considers advice and information provided by Pay Governance in determining the compensation paid to NEOs and making its recommendation to the independent members of the board for CEO pay. The consultant regularly attends the Committee meetings and advises on a range of matters, including peer group composition, plan design, and competitive pay practices. The consultant does not perform other services for the company. We incurred $176,223 in Pay Governance fees for services performed for the Committee during 2021. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received from the company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pay Governance consultants with a member of the Committee; (v) any company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultants or Pay Governance with any of the company’s executive officers.
The Committee annually reviews the performance of Pay Governance and has the sole authority to hire and terminate its consultant.
The Committee also reviews independence factors applicable to other consultants, including outside law firms and Willis Towers Watson, management’s compensation consultant.
Determining Compensation—The Decision Process

Generally, at the beginning of each year, our CEO, in consultation with senior management, recommends to the Committee financial objectives for the annual and long-term incentive plans based on the financial objectives set by the board of directors. The financial targets for compensation plans have historically aligned with the range of external guidance. Guidance was not disclosed in 2021 due to the uncertainty that Covid-19 introduced into the business. Therefore, objectives were instead aligned with the 2021 company budget. The Committee and the independent directors review the recommendations particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long-term objectives.

Compensation Discussion and Analysis
After reviewing benchmarking and other data, as more fully discussed in section “Assessing Competitive Practice” below, our CEO recommends compensation target levels for base pay, annual incentives, and long-term incentives, as well as total direct compensation in the aggregate for executive officers, including the NEOs, other than for the CEO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent board members the base salary and annual and long-term incentive target levels for the CEO. Generally, at this time, the Committee also approves any changes to the compensation program for the coming year.
At the end of each year, each NEO completes a written self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions, other than for himself, to the Committee. The Committee recommends to the independent board members an individual performance assessment for the CEO. The Committee reviews the financial accomplishments of the company, taking into account predetermined objectives for the preceding year, and determines actual base salary increases as well as the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent board members the compensation for the CEO. The actual payout levels for annual incentive compensation are based upon the company’s performance against the predetermined financial objectives and other criteria, as discussed under “Annual Incentives” beginning on page 55. With respect to long-term incentive compensation, the Committee determines pay-out levels based on pre-determined financial objectives, and to the extent applicable, a relative TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 57 of this proxy statement.
To assist in this process, the Committee also reviews tally sheets prepared by Human Resources to evaluate the individual components and the total mix of current and historical compensation. These tally sheets aid the Committee in analyzing the individual compensation components as well as the compensation mix and weighting of the components within the total compensation package.
To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect to the CEO, the independent board members, also review each executive’s total direct compensation against market data during the benchmarking process as more fully described in “Assessing Competitive Practice” below. Based on the structure of our current management team, the Committee and the board strive to ensure the relationship between the compensation paid to the CEO and the second highest paid NEO are within acceptable market norms, subject to the considerations listed in the section below, such as performance, contributions to the company, and unique skillsets and experiences.
Assessing Competitive Practice
To evaluate whether our executive compensation is competitive in the marketplace, the Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against two independent reports, the 2021 Willis Towers Watson Regressed Compensation Report (Willis Towers Watson Report) and the 2021 Radford Global Compensation Database (Radford Database) with a view towards determining the optimal mix and level of compensation. The Committee then reviews the targets and actual pay-outs against publicly available data from our peer group to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee, before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets assuming achievement of specific incentive award performance objectives at target.
The Willis Towers Watson data is regressed for corporate revenue of approximately $4.0 billion for corporate leaders and actual regressed revenue for business unit leaders for the business units they lead. The Willis Towers Watson Report is a sub-section of the US Compensation
Data Bank General Industry Executive Database. The Radford Database is regressed for corporate revenue of approximately $3.0 - $5.0 billion for corporate leaders and bases its analysis on applicable revenue ranges as they pertain to various roles. The Radford Database is derived from global survey results across multiple industries. The Committee believes these reports assist the Committee in determining market competitiveness of executive officer compensation against external benchmarks.

Compensation Discussion and Analysis
This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with our peer group and the industry in general. The Committee believes the comparative industry data used from the Willis Towers Watson Report, the Radford Database, and the peer group are consistent with our compensation philosophy. In addition, compensation targets and individual pay levels may vary from the median for various reasons, including:
•	the value of the total rewards package;
•	program design and strategic considerations;
•	affordability;
•	changing competitive conditions;
•	program transition considerations;
•	the definition and scope of the executive’s role;
•	the executive’s individual contributions to the company;
•	unique skill sets presented by the employee; and
•	succession or retention considerations.
In addition, the Committee asks Pay Governance to analyze the appropriateness of the company’s short and long-term compensation program design. The Committee and the board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards. Our three-year average burn rate from 2019 to 2021 is approximately 2.9%. Burn rate is calculated by taking the three-year average of the sum of equity granted in a given year divided by weighted average common shares outstanding (basic).
Next, the Committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group.
Based on this rigorous review, the Committee has determined the Pitney Bowes total compensation package for 2021 is appropriate and competitive.
Peer Group
In 2020, as part of its annual process, the Committee reviewed the peer group and did not change the composition of the peer group effective for FY2021. We do not have a single completely overlapping competitor due to the unique mix of our business, however, we use a peer group of companies similar in size and/or complexity to benchmark our executive compensation.
Our current peer group consists of companies with revenues between approximately $2 billion and $16 billion, and market capitalization between approximately
$709 million and $68 billion. Fiserv, Inc. and Fidelity National Information Services, Inc. remain in our peer group despite the revenue size difference because the Committee considers them reasonable peers based on similar business models, transformational models or competing talent pools.
The TSR modifier for the 2019-2021 PSU/CIU cycle payout utilized the peer companies in place at the time the award was granted.

Compensation Discussion and Analysis
Peer Group as of December 31, 2021(1)
Company Name	12/31/2021 Revenue ($ millions)	12/31/2021 Market Capitalization ($ millions)	Total Stockholder Return
			1-Year	3-Year	5-Year

ACCO Brands Corporation	$2,025	$791	+1%	+10%	-6%
Alliance Data Systems Corporation	$3,655	$3,314	+14%	-16%	-17%
Deluxe Corporation	$2,022	$1,368	+13%	-3%	-12%
Diebold, Incorporated	$3,905	$709	-15%	+54%	-18%
Fidelity National Information Services, Inc.	$13,877	$66,465	-22%	+3%	+9%
Fiserv, Inc.	$16,226	$68,525	-9%	+12%	+14%
Hub Group, Inc.	$4,232	$2,917	+48%	+31%	+14%
NCR Corporation	$7,156	$5,298	+7%	+20%	-.18%
R.R. Donnelley & Sons Company	$4,964	$821	+398%	+44%	-4%
Rockwell Automation Inc.	$7,289	$40,471	+41%	+35%	+23%
The Western Union Company	$5,071	$7,172	-15%	+6%	-.05%
Xerox Corporation	$7,038	$4,042	+2%	+9%	+4%
25th Percentile	$3,843	$1,231	-10%	+5%	-8%
Median	$5,017	$3,678	+4%	+11%	-.11%
75th Percentile	$7,189	$15,497	+21%	+32%	+10%
Pitney Bowes Inc.	$3,674	$1,167	+10%	+8%	-11%
PBI Percentile Rank	19%	24%	59%	33%	21%
Source: S&P Capital I.Q.
(1)
Peer group as of December 31, 2021 used for benchmarking NEO peer median pay levels and conducting pay practice reviews less Echo Global Logistics, Inc. and Stamps.com Inc. due to their privatization in 2021. Also note, the calculation of the 2019-2021 TSR modifier excludes ACCO Brands Corporation, Stamps.com Inc., Echo Global Logistics, Inc., and Hub Group, Inc., while it includes NetApp, Inc., Teradata Corp., Unisys Corp., and EchoStar Corp.

Compensation Discussion and Analysis
Given the presumptive reduction in the peer group size due to the privatization/possible privatization of Echo Global Logistics, Stamps.com, Inc., and R.R. Donnelley, the company undertook a review of the peer group in 2021. Approved changes were effective as of January 1, 2022 for the purposes of benchmarking NEO peer median pay levels and conducting pay practice reviews.
As a result, the Committee eliminated the following companies from the peer group:
•	Echo Global Logistics, Inc.
•	R.R. Donnelley
•	Stamps.com, Inc.
The Committee also added the following companies to provide greater industry focus. In particular, these new companies align with our continued growth in ecommerce, logistics/shipping and business to business services:
•	Avery Dennison Corporation
•	Cimpress plc
•	Etsy, Inc.
•	Overstock.com, Inc.
•	Ryder System, Inc.
•	Schneider National, Inc.
•	W.W. Grainger, Inc.
Pay Governance and the Committee designed our peer group so the Committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead our business. This peer group consists of industrial, technology, and consumer discretionary companies. When evaluating the appropriateness of the peer group, the Committee considered factors such as revenue, market capitalization, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. The Committee also considered any feedback received from stockholders.

Compensation Discussion and Analysis
Other Policies and Guidelines
Claw Back Policy
The company’s executive compensation programs include a “claw back” feature, allowing the board of directors to adjust, recoup or require the forfeiture of any awards made or paid under the Stock Plan or the Key Employees Incentive Plan (KEIP) and applies to:
•
any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to awards granted, vested, or payments made during the 36-month period prior to the financial restatement; or

•
any employee, including NEOs, whom the board of directors reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

No Agreements with Executives
We have not entered into fixed term employment agreements with any of our NEOs, including the CEO. Therefore, such officers are “at will” employees.
No Pledging, Hedging and Other Short-term Speculative Trading
We have policies prohibiting both the pledging and hedging of our stock. Neither the board of directors nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).
Executive Stock Ownership Policy
We maintain an executive stock ownership policy that encourages executives to think as owners and to hold substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders.
The chart below illustrates the policy ownership requirements:
Title	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X
All Other Covered Executives	1X
Only shares owned outright, shares held in a trust and shares owned under a deferred compensation arrangement are counted toward the ownership requirement. Unvested shares and unexercised NSOs do not count toward the ownership requirement.
Executive officers are expected to reach these ownership levels within five years. Until they reach ownership levels, executive officers are required to retain all or a portion of the net after tax shares acquired upon vesting of equity awards.
Beginning with performance or time-based RSUs and PSU awards made in February 2015, executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of their awards upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the awards vest, which are also deferred as vested RSUs.
The Committee reviews executive stock ownership annually to make sure it is in line with the policy’s objectives.
Change of Control
We believe that the cash payments and benefit levels provided to our executives following a Change of Control transaction are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a transaction could result in the executives’ termination.

Compensation Discussion and Analysis
Our Change of Control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Payments of equity awards and Change of Control severance occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards.
The company does not gross up our executives for any excise tax imposed on Change of Control payments.
A Change of Control is defined as (i) an acquisition of 30% or more of our common stock, or 30% or more of the combined voting power of our voting securities by an individual, entity or group, (ii) replacement of a majority of the board of directors other than as approved by the incumbent board, (iii) as a result of a reorganization, merger, consolidation or sale, more than 50% of our common stock and voting power changes hands, or (iv) approval by stockholders of a liquidation or dissolution of the company.
Our Change of Control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and align with stockholder interests. With the double trigger payment mechanism applicable to both equity and cash awards and the lack of any gross-up, we believe the Change of Control arrangements are market leading from a corporate governance perspective.
Tax and Accounting
We believe the primary consideration in executive compensation is that it be linked to company performance with criteria that incentivize behavior driving future company success. However, compensation paid to a person who is or was a NEO after 2016 is not deductible to the extent such amounts exceed $1 million in any one year, with certain exceptions. As a result, although we consider the tax consequences of compensation to be provided to our NEOs, we anticipate that there will be times when a portion of the compensation will not be deductible, but that this compensation will still be appropriate to pay.
In determining the number of NSOs and performance and time-based RSUs to be awarded in the mix of long-term incentives for the annual 2021 award, we valued
NSOs using the Black-Scholes valuation method and the performance and time-based RSUs based upon the average closing price of our common stock for the twenty trading days following our fourth quarter earnings announcement. In reporting the value of the performance and time-based RSUs in the Summary Compensation Table, we discounted the value for non-payment of dividends during the vesting period.
For additional information on the accounting treatment for stock-based awards, see Note 1 and Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Treatment of Special Events
In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, the Committee recognizes that during the measurement period, certain one-time or unusual events may distort, either positively or negatively, the company’s financial performance. In measuring management’s performance against actual financial results, actual results have been adjusted to exclude discontinued operations, the loss on debt extinguishment, restructuring charges, and gains from asset sales. Refer to the Reconciliation of Reported Consolidated Results to Adjusted Measures (Unaudited) Table on page 70 for additional detail.

Compensation Discussion and Analysis

Non-GAAP Measures

The company’s financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in setting and measuring compensation targets, we use certain non-GAAP measures, such as adjusted Revenue Growth, Adjusted Income from Continuing Operations, Adjusted Earnings Before Interest and Taxes (Adjusted EBIT), Adjusted Earnings Per Share (Adjusted EPS) and Adjusted Free Cash Flow (Adjusted FCF).

Adjusted Income from Continuing Operations, Adjusted EBIT, and Adjusted EPS exclude the impact of items like discontinued operations, restructuring charges, gains, losses and costs related to acquisitions and dispositions, asset impairment charges, goodwill impairment charges and other unusual or one-time items. Such items are often inconsistent in amount and frequency and as such, the non-GAAP measures provide investors greater insight into the underlying operating trends of the business.

Revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency is calculated by converting the current period non-U.S. dollar denominated revenue using the prior year’s exchange rate for the comparable period. In addition, revenue growth has been adjusted to exclude the impact of dispositions that occurred during the year. This comparison provides investors a better understanding of the underlying revenue performance.

Free Cash Flow and Adjusted Free Cash Flow provides investors insight into the amount of cash that management could have available for other discretionary uses. Free Cash Flow adjusts cash flows from operations calculated in accordance with GAAP for discontinued operations, capital expenditures, restructuring payments, changes in customer deposits held at the Pitney Bowes Bank, and other special items. Adjusted Free Cash Flow excludes from Free Cash Flow the impact of customer deposits held at the Pitney Bowes Bank and finance receivables.

Non-GAAP measures should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies.

Compensation Discussion and Analysis
Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)
(Dollars in thousands, except per share data)	2021
GAAP diluted loss per share	$(0.01)
Diluted loss per share - discontinued operations	0.03
Restructuring charges	0.08
Gain on sale of assets/business	(0.03)
Loss on debt refinancing	0.24
Transaction costs	0.01
Adjusted diluted earnings per share(1)	$0.32

GAAP net cash provided by operating activities	$301,515
Capital expenditures	(184,042)
Restructuring payments	21,990
Changes in customer deposits at PB Bank	14,862
Free cash flow	154,325
Changes in customer deposits at PB Bank	(14,862)
Net finance receivables	(20,934)
Adjusted free cash flow	$118,529

Reported revenue growth	3.4%
Impact of foreign currency	(0.8%)
Adjusted revenue growth	2.6%
Adjustment for disposition of business	0.4%
Adjusted Revenue growth for compensation	3.0%

GAAP net loss	$(1,351)
Loss from discontinued operations, net of tax	4,858
Benefit for income taxes	(10,922)
Loss from continuing operations before taxes	(7,415)
Restructuring charges	19,003
Gain on sale of assets/business	(11,635)
Loss on debt refinancing	56,209
Transaction costs	2,582
Adjusted income before taxes	58,744
Interest expense, net	143,945
Adjusted earnings before interest and taxes	202,689
Incentive compensation adjustment	(29,000)
Adjusted earnings before interest and taxes for compensation	$173,689

GAAP net loss	$(1,351)
Loss from discontinued operations, net of tax	4,858
Loss on extinguishment of debt, net of tax benefit	42,191
Net insurance proceeds from malware attack	(2,250)
Gain on sale of business and assets	(4,876)
Adjusted IFCO for performance RSU purposes	$38,572
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Executive Compensation Tables and Related Narrative
The following Summary Compensation Table shows all compensation earned by or paid to Marc Lautenbach, Ana Chadwick, Jason Dies, Gregg Zegras, James Fairweather, and Joseph Catapano. The compensation shown below was paid for services performed during or with respect to 2021, 2020, and 2019. The Summary Compensation Table includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.
The Grants of Plan-Based Awards in 2021 table on page 73 provides additional information regarding grants made during 2021 to the NEOs.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)

Marc B. Lautenbach President and Chief Executive Officer	2021	1,003,846	—	1,346,417	1,409,999	998,250	—	155,427	4,913,938
	2020	1,005,769	—	1,172,612	1,300,000	1,108,350	—	126,629	4,713,361
	2019	1,000,000	—	6,226,209	—	864,000	—	138,970	8,229,179
Ana Chadwick Executive Vice President and Chief Financial Officer	2021	532,981	500,000	716,202	249,999	256,951	—	13,315	2,269,448
Jason Dies Executive Vice President and President, Sending Technology Solutions	2021	765,577	—	248,273	259,998	370,260	—	90,386	1,734,493
	2020	738,569	—	234,524	260,000	492,600	—	57,694	1,783,387
	2019	646,210	—	769,393	200,001	335,591	—	81,502	2,032,698
Gregg Zegras Executive Vice President and President Global Ecommerce	2021	561,423	125,000	238,727	249,999	321,024	—	56,242	1,552,415
	2020	510,725	125,000	189,423	—	674,993	—	64,572	1,564,713
James Fairweather Executive Vice President and Chief Innovation Officer	2021	520,592	—	768,695	—	248,233	—	58,387	1,595,907
Joseph Catapano Vice President and Chief Accounting Officer (Former Interim Chief Financial Officer)	2021	371,120	125,000	150,393	—	142,346	675	54,066	843,600
	2020	340,510	125,000	92,184	—	210,692	33,279	53,646	855,312
(1)
Mr. Zegras and Mr. Catapano were each awarded a one-time cash retention bonus of $250,000, 50% of which was paid in February 2020 and the remaining was paid with a February 2021 effective date. Ms. Chadwick was awarded a one-time cash sign on bonus of $500,000, paid in July 2021.

(2)
This column includes the value of stock awarded to NEOs during 2021, 2020, and 2019 based upon its grant date fair value, as determined under SEC guidance. Performance-based Restricted Stock Units (RSUs) were granted to the NEOs in 2021 other than to Mr. Fairweather and Mr. Catapano, who received time-based Restricted Stock Units, and Ms. Chadwick who, in addition to her annual performance-based Restricted Stock Units, received a special time-based Restricted Stock Unit award with a value at grant of $500,000 issued in February 2021. Details regarding the grants of performance-based and time-based Restricted Stock Units can be found in the “Grants of Plan-Based Awards in 2021” table, and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table. See page 59 in “Compensation Discussion and Analysis” for additional information on performance-based and time- based Restricted Stock Units.

(3)
This column includes the value of stock options awarded to NEOs during 2021, 2020, and 2019 based upon its grant date fair value, as determined under SEC guidance. Nonqualified Stock Options (NSOs) were granted to the NEOs other than Mr. Fairweather and Mr. Catapano. Details regarding the grants of NSOs can be found in the “Grants of Plan-Based Awards in 2021” table, and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table. See page 59 in “Compensation Discussion and Analysis” for additional information on NSOs.

(4)
This column includes annual incentive compensation earned in 2021, 2020, and 2019 for Mr. Lautenbach and Mr. Dies, and annual incentive compensation earned in 2021 for Ms Chadwick. These awards were based on the achievement of financial objectives and continued employment through December 31, 2021.

This column includes annual incentive compensation earned in 2021 and 2020 for Mr. Zegras and Mr. Catapano. This column also includes Cash Incentive Unit (CIU) payouts earned over the 2019-2021 performance cycle and is subject to the maximum that may be awarded to a single participant in any one calendar year. The 2021 annual incentive and CIU award payout amounts in this column are: Mr. Zegras' annual incentive of $271,524, and CIU of $49,500; and for Mr. Catapano, annual incentive of $113,438, and CIU of $28,908. These awards were based on the achievement of financial objectives and continued employment through December 31, 2021.

Executive Compensation Tables and Related Narrative
This column includes annual incentive compensation earned in 2021 for Mr. Fairweather. This column also includes CIU payouts earned over the 2019-2021 performance cycle and is subject to the maximum that may be awarded to a single participant in any one calendar year. The 2021 annual incentive and CIU award payout amounts in this column are: Mr. Fairweather's annual incentive of $188,833, and CIU of $59,400. These awards were based on the achievement of financial objectives and continued employment through December 31, 2021.
When considering all elements of the table above, the majority of compensation for the NEOs is at-risk and is earned based on company and executive performance against pre-determined financial objectives.
(5)
This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2021 and 2020 for Mr. Catapano and 2021 for Mr. Fairweather. The change in pension value in 2021 was a decrease of $338 for Mr. Fairweather. For purposes of computing the amounts in the table above, negative values were reflected at $0. Mr. Fairweather and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit. Both the qualified Pension Plan and nonqualified Pension Restoration Plan were frozen to all participants on December 31, 2014.

(6)	Amounts shown for 2021 include all other compensation received by the NEOs that is not reported elsewhere.
For Mr. Lautenbach, 2021 includes: company match of $11,600 and 2% core contribution of $5,800 to the Pitney Bowes 401(k) Plan, company match of $72,734 and 2% core contribution of $36,367 to the Pitney Bowes 401(k) Restoration Plan earned in 2021, financial counseling of $14,150, the company’s actual cost of spousal travel of $13,530, and group basic life insurance premiums for coverage provided by the company.
For Ms. Chadwick, 2021 includes: financial counseling of $12,599, and group basic life insurance premiums for coverage provided by the company. Ms. Chadwick is ineligible for the company match and 2% core contribution to the Pitney Bowes 401(k) Plan and the Pitney Bowes 401(k) Restoration Plan due to her date of hire.
For Mr. Dies, 2021 includes: company match of $11,600 and 2% core contribution of $5,800 to the Pitney Bowes 401(k) Plan, company match of $38,589 and 2% core contribution of $19,294 to the Pitney Bowes 401(k) Restoration Plan earned in 2021, financial counseling of $14,150, and group basic life insurance premiums for coverage provided by the company.
For Mr. Zegras, 2021 includes: company match of $11,600 and 2% core contribution of $5,800 to the Pitney Bowes 401(k) Plan, company match of $9,400 and 2% core contribution of $12,193 to the Pitney Bowes 401(k) Restoration Plan earned in 2021, financial counseling of $14,150, executive physical of $2,400, and group basic life insurance premiums for coverage provided by the company.
For Mr. Fairweather, 2021 includes: company match of $11,600 and 2% core contribution of $5,800 to the Pitney Bowes 401(k) Plan, company match of $16,600 and 2% core contribution of $9,589 to the Pitney Bowes 401(k) Restoration Plan earned in 2021, financial counseling of $14,150, and group basic life insurance premiums for coverage provided by the company.
For Mr. Catapano, 2021 includes: company match of $11,600 and 2% core contribution of $5,800 to the Pitney Bowes 401(k) Plan, company match of $14,400 and 2% core contribution of $7,649 to the Pitney Bowes 401(k) Restoration Plan earned in 2021, financial counseling of $14,150, and group basic life insurance premiums for coverage provided by the company.
(7)
Under SEC disclosure rules, stock awards are required to be included in the Summary Compensation Table in the year granted, while CIU awards are included at the end of the performance period when actually paid. When the 2020 long term compensation award was issued, we replaced Performance Stock Units (PSUs) with CIUs. This means Stock Awards and Total Compensation appear significantly lower for 2020 and 2021 when compared to 2019, because the CIU’s will not be included in the Summary Compensation Table until actually paid. This difference results from different disclosure rules on timing for different kinds of awards, and not on their value, and should normalize over time.

Executive Compensation Tables and Related Narrative
GRANTS OF PLAN-BASED AWARDS IN 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(1) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc B. Lautenbach
Annual Incentive(2)		275,000	1,650,000	5,000,000
Cash Incentive Units(3)	3/3/2021	279,180	4,230,000	15,000,000
Performance-based RSUs(4)	3/3/2021					158,963					1,346,417
Nonqualified Stock Options(5)	3/3/2021								303,879	$ 8.64	1,409,999
Ana Chadwick
Annual Incentive(2)		76,667	460,000	5,000,000
Cash Incentive Units(3)	3/3/2021	49,500	750,000	15,000,000
Performance-based RSUs(4)	3/3/2021					28,185					238,727
Nonqualified Stock Options(5)	3/3/2021								53,879	$ 8.64	249,999
Special Time-based RSUs(6)	2/16/2021							56,306			477,475
Jason Dies
Annual Incentive(2)		102,000	612,000	5,000,000
Cash Incentive Units(3)	3/3/2021	51,480	780,000	15,000,000
Performance-based RSUs(4)	3/3/2021					29,312					248,273
Nonqualified Stock Options(5)	3/3/2021								56,034	$ 8.64	259,998
Gregg Zegras
Annual Incentive(2)		74,800	448,800	5,000,000
Cash Incentive Units(3)	3/3/2021	49,500	750,000	15,000,000
Performance-based RSUs(4)	3/3/2021					28,185					238,727
Nonqualified Stock Options(5)	3/3/2021								53,879	$ 8.64	249,999
James Fairweather
Annual Incentive(2)		52,020	312,120	5,000,000
Cash Incentive Units(3)	3/3/2021	22,770	345,000	15,000,000
Time-based RSUs(7)	3/3/2021							90,755			768,695
Joseph Catapano
Annual Incentive(2)		31,250	187,500	5,000,000
Cash Incentive Units(3)	3/3/2021	4,455	67,500	15,000,000
Time-based RSUs(7)	3/3/2021							17,756			150,393
The Grants of Plan-Based awards table captures the potential threshold, target and maximum award payouts for annual incentive, Cash Incentive Units, performance-based Restricted Stock Units, time-based Restricted Stock Units, special one time Restricted Stock Units, and the grant date fair value of stock option awards.
(1)
The amounts in this column represent the grant date fair values of performance-based RSUs, time-based RSUs, and NSO awards. The fair values are calculated in accordance with SEC guidance and reflect an adjustment for the exclusion of dividend equivalents during the vesting period. Annual performance-based and time-based RSU awards have a fair value of $8.47, while the special time-based RSU has a fair value of $8.48. NSOs have a fair value of $4.64. These awards vest pro-rata over three years.

(2)
Values in this row represent the range in payout for the 2021 annual incentive award. The maximum payout a named executive officer could receive for annual incentive awards under the KEIP is $5,000,000. The Committee applies negative discretion to reduce the annual awards such that individual payments are in line with financial enterprise, business unit and/or individual performance.

(3)
Values in this row represent the range in payout for the 2021-2023 CIU cycle. The maximum payout a NEO could receive for long-term incentive awards under the KEIP is $15,000,000. The Committee applies negative discretion to reduce long-term awards such that payments are in line with financial enterprise performance. The target value of each CIU is $1.00.

(4)
Performance-based RSUs were granted based on the 20 trading day average closing price of $8.87 prior to the March 3, 2021 grant date. The price is utilized to determine the number of performance-based RSUs to be awarded to NEOs. The performance metric tied to income from continuing operations was met as of December 31, 2021, however, the award remains subject to forfeiture over the remaining vesting period. This award will vest on a pro-rata basis over a three-year period ending March 12, 2024.

(5)
These options have an exercise price equal to the closing price of the company’s common stock on the March 3, 2021 grant date. Based on these terms the exercise price is $8.64. The Black-Scholes value for each option granted on the March 3, 2021 grant date was $4.64. See Note 20 of the Consolidated Financial Statement included in the company's Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying valuation of equity awards.

(6)
Special time-based RSUs were granted based on the actual closing price of $8.88 on the February 16, 2021 grant date. The closing price is utilized to determine the number of time-based RSUs to be awarded. This award will vest on a pro-rata basis over a three-year period ending February 16, 2024.

(7)
Time-based RSUs were granted based on the 20 trading day average closing price of $8.87 prior to the March 3, 2021 grant date. The price is utilized to determine the number of time-based RSUs to be awarded to NEOs. This award will vest on a pro-rata basis over a three-year period ending March 12, 2024.

Executive Compensation Tables and Related Narrative
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table provides information on the current holdings of NSOs and stock awards by the NEOs. This table includes unexercised or unvested NSO awards, unvested performance and time-based RSUs and PSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table(1). For additional information about the NSOs and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 47.
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Marc B. Lautenbach	12/3/2012	100,000	0	13.386	12/3/2022	—	—	—	—
	12/3/2012	200,000	0	15.132	12/3/2022	—	—	—	—
	12/3/2012	300,000	0	16.878	12/3/2022	—	—	—	—
	2/11/2013	400,000	0	22.160	12/2/2022	—	—	—	—
	2/8/2016	388,693	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	550,000	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	526,316	0	12.640	2/4/2028	—	—	—	—
	2/5/2019	—	—	—	—	131,313	870,605	—	—
	2/5/2019	—	—	—	—	—	—	390,000	2,585,700
	2/4/2020	429,043	858,086	3.980	2/3/2030	—	—	—	—
	2/4/2020	—	—	—	—	217,755	1,443,716	—	—
	3/3/2021	0	303,879	8.640	3/2/2031	—	—	—	—
	3/3/2021	—	—	—	—	158,963	1,053,925	—	—
Ana Chadwick	2/16/2021	—	—	—	—	56,306	373,309	—	—
	3/3/2021	0	53,879	8.640	3/2/2031	—	—	—	—
	3/3/2021	—	—	—	—	28,185	186,867	—	—
Jason Dies	2/8/2016	17,668	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	54,688	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	80,972	0	12.640	2/4/2028	—	—	—	—
	2/5/2019	67,002	33,501	6.600	2/4/2029	—	—	—	—
	2/5/2019	—	—	—	—	10,101	66,970	—	—
	2/5/2019	—	—	—	—	—	—	60,000	397,800
	2/4/2020	85,809	171,617	3.980	2/3/2030	—	—	—	—
	2/4/2020	—	—	—	—	43,551	288,743	—	—
	3/3/2021	0	56,034	8.640	3/2/2031	—	—	—	—
	3/3/2021	—	—	—	—	29,312	194,339	—	—
Gregg Zegras	2/8/2016	8,834	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	27,344	0	13.160	2/5/2027	—	—	—	—
	12/26/2018	75,000	0	5.990	12/25/2028	—	—	—	—
	2/5/2019	—	—	—	—	8,838	58,596	—	—
	2/4/2020	—	—	—	—	35,176	233,217	—	—
	3/3/2021	0	53,879	8.640	3/2/2031	—	—	—	—
	3/3/2021	—	—	—	—	28,185	186,867	—	—
James Fairweather	2/8/2016	17,668	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	54,688	0	13.160	2/5/2027	—	—	—	—
	12/26/2018	75,000	0	5.990	12/25/2028	—	—	—	—
	2/5/2019	—	—	—	—	10,606	70,318	—	—
	2/4/2020	—	—	—	—	93,803	621,914	—	—
	3/3/2021	—	—	—	—	90,755	601,706	—	—
Joseph Catapano	2/8/2016	3,463	0	16.820	2/7/2026	—	—	—	—
	2/5/2019	—	—	—	—	5,162	34,224	—	—
	2/4/2020	—	—	—	—	17,119	113,499	—	—
	3/3/2021	—	—	—	—	17,756	117,722	—	—

Executive Compensation Tables and Related Narrative
(1)	NSOs and Stock Awards Vesting Schedule
Grant Date	Award Type	Name of Executive	Vesting Schedule
2/5/2019	NSO	Dies	Three year vesting; one-third remains unvested; vests on February 8, 2022
2/5/2019	Performance- based RSU / Time-based RSU	Lautenbach, Dies, Zegras, Fairweather, Catapano	Three year vesting; one-third remains unvested; vests on February 8, 2022
2/5/2019	PSU	Lautenbach, Dies	Three year cliff vesting; 100% vests on February 8, 2022
2/4/2020	NSO	Lautenbach, Dies	Three year vesting; two-thirds remain unvested; one-third vests on February 8, 2022, and one-third vests on February 14, 2023
2/4/2020	Performance- based RSU / Time-based RSU	Lautenbach, Dies, Zegras, Fairweather, Catapano	Three year vesting; two-thirds remain unvested; one-third vests on February 8, 2022, and one-third vests on February 14, 2023
2/16/2021	Time-based RSU	Chadwick	Three year vesting; 100% remains unvested; one-third vests on February 16, 2022, one-third vests on February 16, 2023, and one-third vests on February 16, 2024
3/3/2021	NSO	Lautenbach, Chadwick, Dies, Zegras	Three year vesting; 100% remain unvested; one-third vests on March 8, 2022, one-third vests on March 14, 2023, and one-third vests on March 12, 2024
3/3/2021	Performance- based RSU / Time-based RSU	Lautenbach, Chadwick, Dies, Zegras, Fairweather, Catapano	Three year vesting; 100% remain unvested; one-third vests on March 8, 2022, one-third vests on March 14, 2023, and one-third vests on March 12, 2024
(2)
These amounts were calculated based on the closing price of the company’s common stock of $6.63 per share as of December 31, 2021. Values shown for PSUs granted in 2019 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the performance factor for the 2019-2021 cycle, 0.69, based on financial results in 2019, 2020 and 2021, further multiplied by (iii) a -5% TSR adjustment based on 2021 relative performance versus the company peer group, (iv) further multiplied by $6.63, the closing stock price as of December 31, 2021. The total number of PSUs that can vest is capped at 200% of the number of PSUs granted.

Executive Compensation Tables and Related Narrative
OPTION EXERCISES AND STOCK VESTED DURING 2021 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Marc B. Lautenbach	0	0	453,430(3)	4,230,502
Ana Chadwick	—	—	—	—
Jason Dies	0	0	64,682	603,483
Gregg Zegras	0	0	32,196	300,389
James Fairweather	0	0	64,429	601,123
Joseph Catapano	0	0	25,000	233,250
(1)
Performance-based RSUs granted in 2018, 2019, and 2020 had a pro-rata vesting on February 9, 2021. PSUs granted in 2018 cliff vested on February 9, 2021. Figures reported include shares withheld to cover taxes.

(2)	These values were determined based on the average of the high and low trading price of $9.330 on the February 9, 2021 vesting date.
(3)
The figures reported for Mr. Lautenbach also include 31,633 deferred shares from the 2018 RSU grant; 126,966 deferred shares from the 2019 RSU grant; 104,532 deferred shares from the 2020 RSU grant; and 172,991 deferred shares from the 2018 PSU grant. The receipt of these has been deferred until six months following termination or retirement from the company.

Pension Benefits
The qualified Pension Plan and nonqualified Pension Restoration Plan were frozen for all participants by December 31, 2014. There are no further accruals under the qualified Pension Plan or the nonqualified Pension Restoration Plan, except as required by law. (See discussion under “Other Indirect Compensation” on page 61 of this proxy statement.) Mr. Fairweather and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit.
The following table provides information regarding the present value of accumulative pension benefits. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees hired prior to January 1, 2005 are generally eligible to retire with unreduced benefits at age 65. The Pension Restoration Plan is a nonqualified defined benefit plan, which provides benefits to employees who participate in the qualified Pension Plan with compensation greater than the applicable IRC compensation limit for the corresponding plan year, and to those employees who defer portions of their compensation under the Deferred Incentive Savings Plan. The Pension Restoration Plan mirrors the formula in the qualified Pension Plan and does not provide above-market interest rates on deferred compensation.
The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2021 under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 22, 2022.

Executive Compensation Tables and Related Narrative
PENSION BENEFITS AS OF DECEMBER 31, 2021(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
James Fairweather	Pitney Bowes Pension Plan	13.75	142,498
	Pitney Bowes Pension Restoration Plan	13.75	25,749
Joseph Catapano	Pitney Bowes Pension Plan	15.5	209,289
	Pitney Bowes Pension Restoration Plan	15.5	87,896
(1)	Mr. Fairweather and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit.
(2)
Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan are detailed in Note 14 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the PPA 417(e) Unisex Mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:
•	The Pitney Bowes Pension and Pension Restoration Plans apply only to U.S. employees hired prior to January 1, 2005 and were frozen for all participants effective December 31, 2014.
•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
•	The vesting period is three years.
•
Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, NSOs, restricted stock, performance- based RSUs, time-based RSUs, PSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•	The formula to determine benefits is generally based on age, years of service, and final average of the five highest consecutive calendar year earnings.
•
The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
•	The distribution alternatives under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.
•	No extra years of credited service are provided and no above-market earnings are credited under the plan.
Deferred Compensation
Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan, the Pitney Bowes Deferred Incentive Savings Plan (DISP), and deferrals under the Pitney Bowes Executive Equity Deferral Plan.
The Pitney Bowes 401(k) Restoration Plan is a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations. The DISP is a nonqualified deferred compensation plan where certain employees may defer their incentives and base salaries. The Pitney Bowes 401(k) Restoration Plan and DISP are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and are subject to the company’s creditors. The company reserves the right to fund a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.
Under the Pitney Bowes Executive Equity Deferral Plan, executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of performance or time-based RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the award vests, which are also deferred as RSUs. Deferred RSUs and PSUs are unfunded deferred compensation subject to the company’s general creditors.

Executive Compensation Tables and Related Narrative
NONQUALIFIED DEFERRED COMPENSATION FOR 2021

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Marc B. Lautenbach
401(k) Restoration Plan(1)	—	93,009	100,288	—	978,827
Deferred Incentive Savings Plan(2)	55,418	—	14,144	—	436,521
Deferred PSUs(3)	1,614,006	—	(416,722)	—	1,857,235
Deferred RSUs(3)	2,455,012	—	(521,898)	—	4,404,402
Dividend Equivalents(3)	195,419	—	(3,883)	—	539,124
Ana Chadwick
401(k) Restoration Plan(1)	—	—	—	—	—
Deferred Incentive Savings Plan(2)	—	—	—	—	—
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	—	—	—
Dividend Equivalents(3)	—	—	—	—	—
Jason Dies
401(k) Restoration Plan(1)	—	23,364	14,150	—	116,370
Deferred Incentive Savings Plan(2)	24,630	—	1,841	—	94,771
Deferred PSUs(3)	—	—	1,040	—	14,666
Deferred RSUs (3)	—	—	1,279	—	18,040
Dividend Equivalents(3)	1,049	—	113	—	4,773
Gregg Zegras
401(k) Restoration Plan(1)	—	32,894	30,457	—	193,097
Deferred Incentive Savings Plan(2)	—	—	—	—	—
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	—	—	—
Dividend Equivalents(3)	—	—	—	—	—
James Fairweather
401(k) Restoration Plan(1)	—	25,354	20,659	—	166,815
Deferred Incentive Savings Plan(2)	—	—	(1,030)	—	135,532
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	4,727	—	66,678
Dividend Equivalents(3)	2,192	—	267	—	10,407
Joseph Catapano
401(k) Restoration Plan(1)	—	19,831	25,730	—	195,810
Deferred Incentive Savings Plan(2)	—	—	—	—	—
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	—	—	—
Dividend Equivalents(3)	—	—	—	—	—
(1)
In the Registrant Contributions in Last FY ($) column amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2020 and credited under the 401(k) Restoration Plan in 2021.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown are the respective earnings or losses in the Pitney Bowes 401(k) Restoration Plan. These earnings or losses are not included in the Summary Compensation Table.
In the Aggregate Balance at Last FYE ($) column, the aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $619,317 for Mr. Lautenbach, $75,361 for Mr. Dies, $55,638 for Mr. Zegras, $25,354 for Mr. Fairweather, and $35,456 for Mr. Catapano.
(2)
In the Executive Contributions in Last FY ($) column amounts represent the portion of the annual incentives earned in 2020 and paid in 2021 and deferred under the Deferred Incentive Savings Plan. Mr. Zegras, Mr. Fairweather, and Mr. Catapano did not incur activity in the Deferred Incentive Savings Plan in 2021. Ms. Chadwick was not yet eligible to participate due to her date of hire.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown are the respective earnings or losses in the Pitney Bowes Deferred Incentive Savings Plan. These earnings or losses are not included in the Summary Compensation Table.
In the Aggregate Balance at Last FYE ($) column the aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $343,159 for Mr. Lautenbach and $114,587 for Mr. Dies.
(3)
In the Executive Contributions in Last FY column the value of executive contributions is calculated by multiplying the number of deferred PSUs and RSUs that vested in 2021 by the closing price of a share of common stock on the vesting date and deferred dividend equivalents by the closing price of a share of common stock on the dividend date.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown reflect increases and decreases in accordance with the company stock price and the value of deferred units.
In the Aggregate Balance at Last FYE ($) column the amounts shown are calculated by multiplying the total number of deferred PSUs, RSUs and Dividend Equivalents by the stock closing price of $6.63 on December 31, 2021. This column reflects the following units: 280,126 PSUs, 664,314 RSUs and 81,316 Dividend Equivalents for Mr. Lautenbach; 2,212 PSUs, 2,721 RSUs and 720 Dividend Equivalents for Mr. Dies; and 10,057 RSUs and 1,570 Dividend Equivalents for Mr. Fairweather. Ms. Chadwick, Mr. Zegras, and Mr. Catapano have no deferred PSU's or RSU's.

Executive Compensation Tables and Related Narrative
The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:
•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.
•	The vesting period is three years.
•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined in the same manner as the qualified 401(k) Plan.
•
Participants need to contribute the allowable maximum pre-tax contributions to the 401(k) Plan to be eligible for any company match in the 401(k) Restoration Plan. Once the pre-tax maximum is contributed by the participant into the qualified 401(k) Plan, the company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 4% of eligible compensation.

•
To the extent the participant has eligible earnings in excess of the IRC compensation limitation, the 2% core contribution is made into the 401(k) Restoration Plan. See discussion under “Other Indirect Compensation” on page 61 of this proxy statement.

•	All eligible NEOs are fully vested in their accounts.
•	No above-market earnings are credited under the plan.
•	Distributions from the 401(k) Restoration Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
The material terms of the Deferred Incentive Savings Plan (DISP) are as follows:
•	The DISP allows “highly-compensated employees” to defer up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.
•	No above-market earnings are credited under the plan.
•	Distributions from the DISP are made based on elections submitted by NEOs and are compliant with IRC 409A.
Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those offered under the qualified Pitney Bowes 401(k) Plan including a variety of publicly available bond funds, money market funds, equity funds, and blended funds.
The material terms of the Pitney Bowes Executive Equity Deferral Plan:
•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy may voluntarily elect to defer settlement of the awards until termination or retirement.

•	Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.
•	Distributions from the Executive Equity Deferral Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
Potential Payments upon Termination or Change of Control
The following table reflects the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2021, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.
For purposes of valuing NSOs in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding NSOs will be cashed out using the difference between the NSO exercise price and $6.63,the closing price of our common stock as of December 31, 2021.
All payments are payable by the company in a lump sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.
In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2021” table on page 78. See the narrative accompanying that table for information on available types of distributions under the plans.
The benefits described in the following table are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable NSOs, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In

Executive Compensation Tables and Related Narrative
addition, in connection with any actual termination of employment, the Committee, or in the case of Mr. Lautenbach, the independent board members, may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as appropriate. Additional information regarding the consequences of retiree status is discussed in the following “Estimated Post-Termination Payments and Benefits” table and the footnotes in discussion related to the table.
Estimated Post-Termination Payments and Benefits(1)
Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)	Change of Control with Termination (CIC) ($)(2)	Death and Disability ($)
Marc B. Lautenbach	Severance	—	38,462 - 3,975,000	5,300,000	—
	Annual Incentive	998,250	0 - 998,250	1,650,000	998,250
	Stock Options Accelerated(3)	—	0 - 2,273,928	2,273,928	2,273,928
	Restricted Stock Units Accelerated(4)	—	0 - 2,314,321	3,368,246	3,368,246
	Performance Stock Units(5)
	2019-2021 cycle	—	0 - 2,585,700	3,917,727	2,585,700
	Cash Incentive Units(6)
	2020-2022 cycle		0- 2,418,000	3,900,000	2,418,000
	2021-2023 cycle		0 - 0	4,230,000	1,410,000
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	75,338	—
	Total(10)	998,250	38,462 - 14,586,423	24,715,238	13,054,123
Ana Chadwick	Severance	—	22,115 - 1,552,500	2,070,000	—
	Annual Incentive	—	0 - 256,951	460,000	256,951
	Stock Options Accelerated(3)	—	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	—	0 - 0	186,867	186,867
	Special RSUs Accelerated(4)		0 - 0	373,309	373,309
	Cash Incentive Units(6)
	2021-2023 cycle	—	0 - 0	750,000	250,000
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	83,945	—
	Total(10)	—	22,115 - 1,830,676	3,924,121	1,067,126
Jason Dies	Severance	—	29,423 - 2,065,500	2,754,000	—
	Annual Incentive	—	0 - 370,260	612,000	370,260
	Stock Options Accelerated(3)	—	0 - 455,790	455,790	455,790
	Restricted Stock Units Accelerated(4)	—	0 - 355,713	550,051	550,051
	Performance Stock Units(5)
	2019-2021 cycle	—	0 - 397,800	602,727	397,800
	Cash Incentive Units(6)
	2020-2022 cycle	—	0 - 483,600	780,000	483,600
	2021-2023 cycle	—	0 - 0	780,000	260,000
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	89,239	—
	Total(10)	—	29,423 - 4,149,887	6,623,807	2,517,501
Gregg Zegras	Severance	—	21,577 - 1,514,700	2,019,600	—
	Annual Incentive	—	0 - 271,524	448,800	271,524
	Stock Options Accelerated(3)	—	0 - 0	0	0
	Restricted Stock Units Accelerated(4)	—	0 - 291,813	478,679	478,679
	Cash Incentive Units(6)
	2019-2021 cycle	—	0 - 49,500	75,000	49,500
	2020-2022 cycle	—	0 - 55,800	90,000	55,800
	2021-2023 cycle	—	0 - 0	750,000	250,000
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	88,741	—
	Total(10)	—	21,577 - 2,204,562	3,950,820	1,105,503

Executive Compensation Tables and Related Narrative
Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)	Change of Control with Termination (CIC) ($)(2)	Death and Disability ($)
James Fairweather	Severance	—	20,008 - 1,248,480	1,664,640	—
	Annual Incentive	—	0 - 188,833	312,120	188,833
	Stock Options Accelerated(3)	—	0 - 0	—	—
	Restricted Stock Units Accelerated(4)	—	0 - 692,232	1,293,937	1,293,937
	Cash Incentive Units(6)
	2019-2021 cycle		0 - 59,400	90,000	59,400
	2020-2022 cycle		0 - 148,800	240,000	148,800
	2021-2023 cycle		0 - 0	345,000	115,000
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	77,202	—
	Incremental Pension Benefit(9)	—	0 - 9,987	0	—
	Total(10)	—	20,008 - 2,368,956	4,022,900	1,805,970
Joseph Catapano	Severance	—	14,423 - 418,269	1,125,000	—
	Annual Incentive	—	0 - 113,438	187,500	113,438
	Stock Options Accelerated(3)	—	0 - 0	—	—
	Restricted Stock Units Accelerated(4)	—	0 - 147,723	265,445	265,445
	Cash Incentive Units(6)
	2019-2021 cycle	—	0 - 28,908	43,800	28,908
	2020-2022 cycle	—	0 - 27,156	43,800	27,156
	2021-2023 cycle	—	0 - 0	67,500	22,500
	Financial Counseling(7)	—	0 - 21,225	—	—
	Medical & other benefits(8)	—	—	79,132	—
	Incremental Pension Benefit(9)	—	0 - 0	11,247	—
	Total(10)	—	14,423 - 756,719	1,823,425	457,447
(1)
All data is shown assuming termination on December 31, 2021. All amounts are further explained in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 82 of this proxy statement.

(2)
The company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits, the company utilizes a “best net” approach. Under this approach, a determination is made as to whether paying the full change of control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.

(3)
In cases of retirement, options outstanding for at least one year will immediately vest and remain exercisable for the balance of the option term. In cases of involuntary not for cause termination, options outstanding for at least 12 months will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of retirement or involuntary not for cause termination, options outstanding for less than 12 months forfeit. In cases of Change of Control, death, and disability, all outstanding options will immediately vest and remain exercisable for the balance of the option term.

(4)
Performance-based and time-based RSUs are valued at the closing price on December 31, 2021 and vesting rules are applied as described in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 82 of this proxy statement.

(5)
For retirement, involuntary termination, and death and disability purposes: PSUs for the 2019-2021 cycle are valued at 0.66 per unit (inclusive of TSR modifier) based upon actual achievement of performance metrics. For Change of Control purposes, PSUs are valued at target. See explanation in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 82 of this proxy statement.

(6)
Mr. Zegras, Mr. Fairweather, and Mr. Catapano received CIU awards in 2019, 2020, and 2021. The remaining NEOs other than Ms. Chadwick received CIU awards in 2020 and 2021, while Ms. Chadwick received CIU awards in 2021 only. For retirement, involuntary termination, and death and disability purposes: CIUs for the 2019-2021 cycle are valued at 0.66 per unit (inclusive of TSR modifier) based upon actual achievement of performance metrics, and CIUs for the 2020-2022 cycle are being accrued at 0.93 per unit (inclusive of TSR modifier), and the CIUs for the 2021-2023 cycle are being accrued at 1.00 per unit (inclusive of TSR modifier). For Change of Control purposes, CIUs are valued at target. See explanation in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 82 of this proxy statement.

(7)	Amount shown is the value of the company's cost to provide financial counseling through the severance period.
(8)	Amount shown is the present value of the company's cost to continue medical and other health & welfare plans for two years plus the company's cost for outplacement services.
(9)
Mr. Fairweather and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit. Amounts shown in the case of a Change of Control with termination and Involuntary Not for Cause Termination is the increase in lump-sum actuarial equivalent of the pension age and service and earnings credits for the associated severance period. The incremental pension benefit under Involuntary Not for Cause Termination was a decrease of $12,544 for Mr. Catapano. For purposes of computing the amounts in the table above, negative values were reflected at $0.

(10)
Ranges under the Involuntary Not for Cause Termination column represent variance between the named executive officer's basic severance plan and conditional severance payment as explained in the section entitled “Involuntary/Not for Cause Termination – Severance Pay Plan” on page 82 of this proxy statement. Ranges also include applicability of retiree treatment where relevant.

Executive Compensation Tables and Related Narrative
Explanation of Benefits Payable upon Various Termination Events
Resignation
A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.
Early and Normal Retirement
The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service.
The long-term incentive program defines retirement as at least age 60 with five or more years of service. For those who have not reached 60 years of age, early retirement is defined as at least age 55 with ten or more years of service.
NEOs meeting the requirements for retirement are entitled to a prorated annual incentive award in addition to the following upon termination:
NEOs at least 60 years of age with five or more years of service:
•
PSUs and CIUs awarded in 2021 or later, which are outstanding for at least 12 months prior to separation, fully vest at the end of the performance period. Awards outstanding for less than 12 months are forfeited.

•
NSOs, performance-based and time-based RSUs awarded in 2021 or later, which are outstanding for at least 12 months prior to separation, fully vest. NSOs remain exercisable for the duration of the term. Awards outstanding for less than 12 months are forfeited.

NEOs at least 55 years of age with ten or more years of service:
•	Prorated PSUs and CIUs based on full months of active service during the performance period, vest at the end of the performance period;
•
NSOs, performance-based and time-based RSUs outstanding for at least 12 months fully vest and NSOs remain exercisable for the duration of the term. Awards outstanding less than 12 months are forfeited.

Involuntary/Not for Cause Termination – Severance Pay Plan
We maintain a severance pay plan that provides for separation pay to full-time employees based in the United States whose employment is terminated under certain business circumstances. The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause as summarized below. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater.
The Severance Pay Plan provides for one week of salary continuation benefits per year of service with a two-week minimum benefit (Basic Severance). Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release (Conditional Severance).
We may offer additional severance benefits to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional severance could include the following payments:
•
Additional severance that may be offered are based on years of service and level within the company. NEOs may be eligible for up to 78 weeks of base pay plus current target annual incentive, inclusive of severance payable under the Severance Pay Plan with the exception of Mr. Catapano who may be eligible for up to 58 weeks of base pay inclusive of severance payable under the Severance Pay Plan;

•	A prorated annual incentive award to the date of termination of employment;
•	PSUs and CIUs outstanding for at least 12 months are prorated based on service during the three-year performance cycle, vested and paid at the end of each three-year cycle;
•	For NEOs, NSOs and performance-based and time-based RSUs outstanding for at least 12 months will continue to vest up to 24 months following termination and will expire at the end of this period;
•	The board of directors has the discretion to accelerate vesting of restricted stock, performance-based RSUs, time- based RSUs, PSUs, and CIUs that would otherwise be forfeited;
•	Financial counseling through the severance period; and
•	Outplacement services.
Termination for Cause
Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” is defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company.

Executive Compensation Tables and Related Narrative
Death
The NEO’s beneficiary would be entitled to the following upon the executive’s death:
•	A prorated annual incentive award;
•	PSUs and CIUs are prorated through the date of death and vest at the end of the performance period;
•	All NSOs will vest upon death. The NEO’s beneficiary can exercise NSOs during the remaining term of the grant;
•	Any unvested performance-based and time-based RSUs will vest;
Disability
Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:
•	A prorated annual incentive award;
•	PSUs and CIUs are prorated through the date of disability and vest at the end of the performance period;
•	All NSOs, performance-based and time-based RSUs will vest upon disability vesting date (two years after the onset of LTD). NSOs can be exercised during the remaining term of the grant.
Change of Control Arrangements
Set forth below is a summary of our Change of Control arrangements as provided in the Senior Executive Severance Policy applicable to senior executives, including NEOs.
A Change of Control is defined as:
•	an acquisition of 30% or more of our common stock or 30% or more of the combined voting power of our voting securities by an individual, entity or group;
•	the replacement of a majority of the board of directors other than by approval of the incumbent board;
•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or
•	the approval by stockholders of the liquidation or dissolution of the company.
In the event of a Change of Control, followed by a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a Change of Control, NEOs will receive the following severance benefits (assumes termination date of December 31, 2021):
•	Two times the NEO’s annual base salary plus two times the target annual incentive;
•	A target incentive award for the calendar year of the change of control;
•	Health and welfare benefits for the executive and his or her dependents will be provided for a two-year period; and outplacement services;
•
PSUs are vested and converted into either common stock or cash based on target performance, on a NEO’s termination upon a change of control. If the NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, PSUs will vest upon the Change of Control and are converted into either common stock or cash based on target performance at the earlier of the NEO’s termination of employment within 2 years of the change of control or the end of the award’s three-year performance cycle;

•
Performance-based and time-based RSUs and NSOs are vested on a NEO’s termination upon a Change of Control with performance-based and time-based RSUs being converted into common stock or cash, and NSOs remain exercisable for the balance of the award term. If a NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, (1) performance-based and time-based RSUs vest upon a Change of Control and will be converted into common stock or cash upon the earlier of the NEO’s termination of employment within two years of the change of control or the normal award vesting dates; (2) NSOs will either be cashed out upon the change of control or will vest and become exercisable upon the earlier of the NEOs termination of employment within 2 years of the Change of Control or the normal vesting dates for the balance of the term;

•
The company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits the company utilizes a “best net” approach. Under this approach a determination is made as to whether paying the full change of control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.

CEO Pay Ratio
Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with the requirements set forth in Item 402(u) of Regulation S-K based on our payroll and employment records and the methodology described below.

Executive Compensation Tables and Related Narrative
Since we identified the median employee in 2020, the company has not had substantial changes in our workforce, such as employee population size fluctuations, significant acquisitions or divestitures, nor have we had considerable changes in our pay programs that we reasonably believe would result in a substantial change to this pay ratio disclosure.
In 2020, we reviewed our employee population and used annual base salary as of October 1, 2020 as our consistently applied compensation measure across our global employee population excluding our CEO. For the majority of our employee population, base salary is the primary or sole compensation component and provides an accurate depiction of total earnings for the purpose of identifying our median employee.
The company’s median employee’s circumstances have not materially changed relative to 2020. Therefore, we believe the previously identified median employee for 2020 remains appropriate for 2021.
Mr. Lautenbach’s 2021 annual total compensation was $4,913,938 as reflected in the Summary Compensation Table in this proxy statement. The 2021 annual total compensation for our median employee was $45,551. Accordingly, Mr. Lautenbach’s annual total compensation was 108 times that of our median employee in 2021.
Internal Revenue Code Section 409A
Our benefits arrangements are intended to comply with IRC 409A. In that regard, “Key Employees” as defined in IRC 409A and IRC 416 may have certain payments delayed until six months after termination of employment.
Additional Information
Solicitation of Proxies
In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Morrow Sodali LLC to aid in the solicitation of proxies.
Other Matters
Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.
By order of the board of directors.
Daniel J. Goldstein
Executive Vice President,
Chief Legal Officer and Corporate Secretary

Annex A: Amended and Restated Pitney Bowes Inc. 2018 Stock Plan
Section 1. Purpose.
The purposes of the Pitney Bowes Inc. 2018 Stock Plan, effective as of May 7, 2018, amended and restated as of May 6, 2019, further amended and restated as of May 4, 2020, and again amended and restated as of May 2, 2022, (the “Plan”) are to promote the interests of the Company and its shareholders by aligning the interests of key employees of the Company and its Affiliates with the interests of Pitney Bowes shareholders, to afford an opportunity to key employees to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future financial success and prosperity and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals whose efforts can affect the financial growth and profitability of the Company.
Section 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a)
“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee. Aggrega- tion rules set forth in Code Sections 409A and 414(b) and (c) generally will be used in determining Affiliate status, except that a 50% test, instead of an 80% test, shall be used to determine controlled group status, to the extent not inconsistent with rules of Code Section 409A.

(b)	“Award” shall mean any Restricted Stock, Stock Unit, Stock Option, Stock Appreciation Right, Other Stock-Based Award, Performance Award or Substitute Award, granted under the Plan.
(c)
“Award Agreement” shall mean any written agreement, contract, or other instrument or document (including elec- tronic communication) specifying the terms and conditions of an Award granted under the Plan, as may from time to time be approved by the Company or the Board of Directors to evidence an Award granted under the Plan.

(d)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company as it may be composed from time to time.
(e)	“Change of Control” shall be deemed to have occurred for purposes of this Plan, if:
(i)
there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the com- mon stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)
individuals who, as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Pitney Bowes shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)
there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposi- tion of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney

Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.
(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor code thereto.
(g)
“Committee” shall mean the Executive Compensation Committee comprised solely of independent directors or any other committee designated by the Board of Directors comprised solely of independent directors to administer the Plan pursuant to Section 3. The Board of Directors and the Committee shall each have the authority to delegate its duties under the Plan to the fullest extent permitted by Delaware law. The Committee may also delegate certain administrative tasks under Section 3 to the Employee Benefits Committee.

(h)	“Company” shall mean Pitney Bowes Inc. or any successor thereto.
(i)
“Covered Award” means an Award, other than a Stock Option, Stock Appreciation Right or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 15 of this Plan.

(j)
“Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for two years under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for two years under state worker’s compensation laws.

(k)
“Dividend Equivalent” shall mean an amount payable in cash, as determined by the Committee under Section 7(c) of the Plan, with respect to a Restricted Stock or Stock Unit award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(l)
“Dividend Equivalent Shares” shall be Shares issued pursuant to the deemed reinvestment of dividends under Restricted Stock, Stock Units or other Awards, provided that such Shares shall be subject to the same vesting, risk of forfeiture, deferral or other conditions or restrictions as apply to the Restricted Stock, Stock Units or other Awards as to which they accrue, and to such further conditions or restrictions as the Committee may determine.

(m)	“Employee” shall mean any employee of the Company or of any Affiliate.
(n)
“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be estab- lished from time to time by the Committee. The Fair Market Value of a Share of Company common stock on the date of grant shall be the closing price of a Share of the Company’s common stock on the date of grant as reported in the New York Stock Exchange Composite Transactions Table published in the Wall Street Journal. If the New York Stock Exchange (NYSE) is closed on the date of grant, then Fair Market Value shall be the closing price on the first trading day of the NYSE immediately following the grant date.

(o)	“Full Value Award” means an Award other than an Option or Stock Appreciation Right.
(p)	“Incentive Stock Option” or “ISO” shall mean a Stock Option that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.
(q)	“Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to be an Incentive Stock Option.
(r)
“Option” or “Stock Option” shall mean the right, granted under Section 7(a) of the Plan, to purchase a number of shares of common stock at such exercise price, at such times and on such terms and conditions as are specified by the Committee. An Option may be granted as an ISO or an NSO.

(s)	“Other Stock-Based Award” shall mean any Award granted under Section 7(d) of the Plan.
(t)	“Participant” shall mean an Employee who is granted an Award under the Plan.
(u)	“Performance Award” shall mean any Award granted hereunder that complies with Section 6(d) of the Plan.
(v)
“Performance Goals” means any Qualifying Performance Criteria or such other performance goals based on such corporate (including any subsidiary, division, department or unit), individual or other performance measure as the Committee may from time to time establish.

(w)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorpo- rated organization, or government or political subdivision thereof.
(x)
“Prior Plan” shall mean the Pitney Bowes Stock Plan, as amended and restated as of January 1, 2002, the Pitney Bowes Inc. 2007 Stock Plan as amended and restated and the Pitney Bowes Inc. 2013 Stock Plan as amended and restated.

(y)
“Qualifying Performance Criteria” means one or more of the following performance criteria, either individually, alter- natively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division or department, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group, in each case established by the Committee: (i) achievement of cost control, (ii) earn- ings before interest and taxes (“EBIT”), (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iv) earnings per share, (v) economic value added, (vi) free cash flow, (vii) gross profit, (viii) growth of book or market value of capital stock, (ix) income from continuing operations, (x) net income, (xi) operating income, (xii) operating profit, (xiii) organic revenue growth, (xiv) return on investment, (xv) return on operating assets, (xvi) return on stockholder equity, (xvii) revenue, (xviii) revenue growth (xix) stock price, (xx) total earnings, or (xxi) total stockholder return.

The Committee (A) will appropriately adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opin- ion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case and as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.
(z)
“Released Securities” shall mean Shares issued or issuable under any Restricted Stock, Stock Unit or other Award as to which all conditions for the vesting and issuance of such Shares have expired, lapsed, or been waived.

(aa)
“Restricted Stock” shall mean any Share granted under Section 7(b) of the Plan where the grant, issuance, reten- tion, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(bb)
“Retirement” shall mean a Participant who has terminated employment on or after: (i) attainment of age 55 with at least 10 years of service with the Company or Affiliate, or (ii) attainment of age 60 with at least 5 years of service with the Company or Affiliate. In certain jurisdictions outside the United States, as noted in the Award Agreement, “Retirement” shall mean eligibility to retire under the local pension plan or state retirement pro- gram with at least 10 years of service with the Company or Affiliate. In determining Retirement, the Committee may in its discretion use similar rules as used under the Company’s pension plans where available and helpful.

(cc)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securi- ties Exchange Act of 1934 as amended, or any successor rule and the regulation thereto.
(dd)
“Section 13G Institutional Investor” means any individual, entity or group who or that is entitled to file, and files, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d-1(b)(1) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group; provided, however, that an individual, entity or group who or that was a Section 13G Institutional Investor shall no longer be a Section 13G Institutional Investor from and after the time that it first becomes subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d-1(a), Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g) under the Exchange Act, as in effect on the Effective Date, with respect to the Shares that are beneficially owned by such individual, entity or group, together with all Affiliates of such individual, entity or group.

(ee)
“Share” or “Shares” shall mean share(s) of the common stock of the Company, $1 par value, and such other secu- rities or property as may become the subject of Awards pursuant to the adjustment provisions of Section 4(c).

(ff)
“Stock Appreciation Rights” or “SARs” shall mean a right granted under Section 7(a) of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (A) the Fair Market Value of a specified number of Shares at the time of exercise over (B) the exercise price of the right, as established pursuant to Section 7(a)(i).

(gg)
“Stock Unit” means an award denominated in units of common stock under which the issuance of shares of com- mon stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Unit includes a restricted stock unit subject only to time-based vesting restrictions and a performance stock unit subject to the achievement of Perfor- mance Goals which may be in addition to any other vesting restrictions that may apply.

(hh)
“Substitute Award” shall mean an Award granted in assumption of, or in substitution or exchange for, an outstanding Award previously granted by a Company acquired by the Company or with which the Company combines.

(ii)	“Termination of Employment” on Account of a Change of Control shall mean as follows:
(i)
Upon or within two years after a Change of Control, either (A) a termination of a Participant’s employment by the Company other than as a result of (1) the willful and continued failure of the Participant to perform substan- tially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (2) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (B) a termination of employment by the Participant for any one of the following Good Reasons (each of which constituting a “Good Reason”), subject to Section 2(ii)(iii) below:

1.
The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.
Any failure by the Company following a Change of Control to continue to provide the Participant with annual salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the occurrence of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

3.
Any failure by the Company following a Change of Control to continue to provide the Participant with the opportunity to earn either cash-based annual incentives or stock-based long-term incentive compensa- tion on a basis at least equal to that provided to the Participant prior to the occurrence of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.
The Company’s requiring the Participant, after a Change of Control, to be based, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the occurrence of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.
Any failure by the Company, after a Change of Control, to require any successor (whether direct or indi- rect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that a Good Reason described in subparagraphs 1 through 5 has occurred shall be conclusive, subject to Section 2(ii)(iii) below.
(ii)
Any termination by the Company or by the Participant for reasons described above shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (A) indicates the specific termination provision above relied upon, (B) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the pro- vision so indicated, and (C) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs (1) through (5) above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

(iii)
Notwithstanding the foregoing, a Termination of Employment for Good Reason shall not occur if, within 30 days after the date the Participant gives a Notice of Termination to the Company after a Change of Control, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason and as set forth in the Participant’s Notice of Termination. If the Company does not correct the action or failure to act, the Participant must terminate his or her employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.
Section 3. Administration.
(a)
Committee. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), unless the Board of Directors expressly determines not to obtain compliance with the provisions of Section 16(b).To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors’ action shall control. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)	designate Participants;
(ii)	determine the type or types of Awards to be granted to each Participant under the Plan;
(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;
(iv)
determine the terms and conditions of any Award and of Award Agreements, and verify the extent of satisfac- tion of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v)
determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or to what extent, and under what circum- stances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)
determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii)	interpret and administer the Plan and any instrument or agreement relating to the Plan, or any Award made under the Plan, including any Award Agreement;
(viii)
correct any defect or error, supply any omission, or reconcile any inconsistency in the administration of the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award;

(ix)	establish, amend, suspend, rescind or reconcile such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(x)
determine the extent to which adjustments are required as a result of a merger, acquisition, consolidation, Change of Control, reorganization, reclassification, combination of shares, stock split, reverse stock split, spin- off, dividend distribution of securities, property, cash or any other event or transaction affecting the number or kind of outstanding Shares or equity; and

(xi)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)
Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpre- tations, and other decisions under or with respect to the Plan, any Award, or any Award Agreement, shall be within the sole discretion of the Committee or the Board as the case may be, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or ben- eficiary of any Award, and any Employee.

(c)
Delegation. The Board or the Committee may, from time to time, authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan consis- tent with Delaware and other applicable law. For all purposes under this Plan, such officer or officers authorized by the Committee shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself or any direct report as a recipient of any Awards granted under authority delegated to such officer. In addition, the Board or the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.
Section 4. Shares Available for Awards.
(a)
Maximum Shares Available. The maximum number of Shares that may be issued to Participants pursuant to Awards under the Plan shall be 13,856,494 Shares plus any Shares subject to outstanding Awards under the Plan, or the Prior Plans as of May 2, 2022 (such outstanding Awards the “Prior Plan Awards”) that on or after such date cease for any reason to be subject to such Awards (other than by reason of exercise or settlement of the Awards to the extent they are exercised for or settled in vested and non-forfeitable Shares) (collectively, the “Plan Maximum”), subject to adjustment as provided in Section 4(c) below. Any Shares issued under Full Value Awards shall be counted against the Plan Maximum as 2.0 Shares for every one Share issued under such Awards. Shares that are issued under Awards of Options or Stock Appreciation Rights shall be counted against the Plan Maximum as one Share for every one Share issued. Shares subject to Prior Plan Awards that are added back to the Plan Maximum pursuant to this Section 4(a) shall be added as one Share if such Shares were subject to options or stock appre- ciation rights, and as 2.0 Shares if such shares were subject to awards other than options or stock appreciation rights. Pursuant to any Awards, the Company may in its discretion issue treasury Shares, authorized but previously unissued Shares or Shares purchased in the open market or otherwise pursuant to Awards hereunder. For the purpose of accounting for Shares available for Awards under the Plan, the following shall apply:

(i)
Only Shares relating to Awards actually issued or granted hereunder shall be counted against the Plan Maxi- mum. Shares corresponding to Awards that by their terms expired, or that are forfeited, canceled or surren- dered to the Company without consideration paid therefore and Shares subject to Awards, that are settled in cash shall not be counted against the Plan Maximum.

(ii)
Shares that are forfeited by a Participant after issuance, or that are reacquired by the Company after issuance without consideration paid therefore, shall be deemed to have never been issued under the Plan and accord- ingly shall not be counted against the Plan Maximum.

(iii)	Dividend Equivalent Shares shall be counted against the Plan Maximum, and clauses (i) and (ii) of this Section shall not apply to such Awards.
(iv)
Notwithstanding anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (A) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (B) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to an Award, or (C) Shares repurchased on the open market with the proceeds of an Option exercise.

(b)
Code and Plan Limitations. Subject to adjustment as provided in Section 4(c) below, the maximum number of Shares for which ISOs may be granted under the Plan shall not exceed the Plan Maximum as defined in Section 4(a) above, and the maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall not exceed 2,000,000 not counting tandem SARs, which number is subject to adjust- ments as described in subsection (c) below.

(c)
Adjustments to Avoid Dilution. Notwithstanding paragraphs (a) and (b) above, in the event of a stock dividend, extraordinary cash dividend, split-up or combination of Shares, merger, consolidation, reorganization, recapitaliza- tion, spin-off or other change in the corporate structure or capitalization affecting the outstanding common stock of the Company, the Committee shall make equitable adjustments to (i) the number or kind of Shares subject to the Plan Maximum that remain subject to outstanding Awards or available for issuance under the Plan, subject to the Plan Maximum as adjusted pursuant to Section 4, (ii) the number and type of Shares subject to the limitations set forth in Section 4(b), (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award. Such adjustment may include provision for cash payment to the holder of an outstanding Award. Any adjustment to the limitations set forth in Section 4(b) shall be made in such manner as to preserve the ability to grant ISOs and Awards. Also, any other such adjustment (i) may be designed to comply with applicable provisions of the Code, including without limitation Section 409A, (ii) may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction, or (iii) may be designed to increase the number of such Shares available under the Plan and subject to Awards to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s security holders in connection with such event or transaction. The determination of the Committee as to the adjustments or payments, if any, to be made shall be conclusive.

(d)
Substitute Awards. Substitute Awards shall not reduce the shares of common stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary of the Company (“Subsidiary”), or with which the Company or any

Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of common stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or Subsidiary before such acquisition or combination.
Section 5. Eligibility.
Employees Eligible. An Employee of the Company or of any Affiliate shall be eligible to be a Participant as designated by the Committee.
Section 6. Awards.
(a)
Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to an eligible Employee designated to be a Participant in the Plan as determined by the Committee. Awards may be granted for no cash consideration, or for such minimal cash consideration as the Com- mittee may specify, or as may be required by applicable law. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to Section 4, in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of common stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. The Participant shall be deemed to accept the Awards and the terms of the Awards unless the Participant affirmatively waives acceptance of the Award. If the Participant does not agree to all terms of the Award, the Award is deemed null and void.

(b)
Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s separation from service not on account of a Change of Control. Termination from Employment on account of a Change of Control is defined in Section 2.

(c)
Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of common stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of common stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 8 or as the Committee otherwise provides.

(d)
Performance Awards. Subject to the other terms of this Plan, the Committee may condition the grant, retention, issuance, payment, release, vesting or exercisability of any Award, in whole or in part, upon the achievement of such performance criteria during a specified performance period(s). The performance criteria may include Qualify- ing Performance Criteria or other standards of financial performance and/or personal performance. The Committee shall determine in a timely manner after the performance period ends whether all or part of the conditions to pay- ment of a Performance Award have been fulfilled and, if so, the amount, if any, of the payment to which the Partici- pant is entitled.

(e)
Forms of Payment of Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or credit- ing of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments. Notwithstanding the foregoing, unless the Committee expressly pro- vides otherwise, with specific reference to this provision, the payment terms for any Award shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

(f)
Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Com- mission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Fed- eral or state securities laws, and the Committee may cause a legend or legends to be placed on any such certifi- cates to make appropriate reference to such restrictions. Unrestricted certificates representing Shares, evidenced in such manner as the Committee shall deem appropriate, which may include recording Shares on the stock records of the Company or by crediting Shares in an account established on the Participant’s behalf with a broker- age firm or other custodian, in each case as determined by the Company, shall be delivered to the holder of Restricted Stock, Stock Units or any other relevant Award after such restricted Shares shall become Released Securities, subject to any delay in order to provide the Company such time as it determined appropriate to address tax withholding and other administrative matters.
(g)	Limits on Transfer of Awards. Awards made under this Plan shall be subject to the following limitations on transfer- ability:
(i)
Unless determined otherwise by the Committee, no Award and no right under any such Award shall be assign- able, alienable, pledgeable, attachable, encumberable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). No Award and no right under any such Award shall be the subject of short term speculative trading in Company securities, including hedging, short sales,“put” or “call” options, swaps, collars or any other deriva- tive transactions. No Award and no right under any such Award can be transferred for value or consideration. Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company or Affiliate. If the Committee so indicates in writing to a Participant, he or she may designate one or more benefi- ciaries who may exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Partici- pant’s guardian or legal representative.

(ii)	Exceptions:
(A)
Gift Transfers. Notwithstanding Section 6(g)(i) above, the Committee may permit, subject to establishment of appropriate administrative procedures, a Participant to transfer by gift an unexercised Stock Option or SAR and/or other unvested or unearned Awards, provided that all of the following conditions are met:

(1)	The donees of the gift transfer are limited to Family Members and Family Entities.
(2)	The Award is not further transferable by gift or otherwise by such Family Member or Family Entity.
(3)	All rights appurtenant to the Award, including any exercise rights, are irrevocably and unconditionally assigned to the donee.
(4)	Transfers under this Section 6(g) must meet all of the requirements under applicable provisions of the Code to be considered “gift” transfers.
(5)
The donor and the donee have executed such form of agreement as the Committee may require pursuant to which each agree to be subject to such terms and conditions with respect to the trans- ferred Award as the Committee may specify.

(6)	The Employee has met any stock holding requirement imposed on such Employee by the Company, unless the requirement is waived by the Company.
(7)
Except to the extent specified otherwise in the agreement all vesting, exercisability and forfeiture provisions that are conditioned on the Participant’s continued employment or service shall continue to be determined with reference to the Participant’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 6(g), and the responsibility to pay any taxes in connection with an Award shall remain with the Participant, notwithstanding any transfer other than by will or intestate succession.

(8)	For purposes of the Plan, the following definitions shall apply:
(i)
Family Member means the Participant’s natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, nephew, niece and any person sharing the Participant’s household (other than a tenant or employee); and

(ii)
Family Entity means any trust in which the Participant has more than a 50% beneficial interest and any entity in which the Participant and/or a Family Member owns more than 50% of the voting interests.

(B)
Estate Transfers. In the case of death, Awards made hereunder may be transferred to the executor or personal representative of the Participant’s estate or the Participant’s heirs by will or the laws of descent and distribution.

(h)
Registration. Any Shares granted under the Plan may be evidenced in such manner, as the Committee may deem appropriate, including without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Stock granted under the Plan, such certificate shall be regis- tered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

Section 7. Type of Awards.
(a)
Options and Stock Appreciation Rights. The Committee is hereby authorized to grant Options and Stock Apprecia- tion Rights to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)
Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards, no Option or Stock Appreciation Right granted hereun- der may have an exercise price of less than 100% of Fair Market Value of a Share on the date of grant.

(ii)
Times and Method of Exercise. The Committee shall determine the time or times at which an Option or Stock Appreciation Right may be exercised in whole or in part; in no event, however, shall the period for exercising an Option or a Stock Appreciation Right extend more than 10 years from the date of grant. The Committee shall also determine the method or methods by which Options and/or Stock Appreciation Rights may be exercised, and the form or forms (including without limitation, cash, Shares previously acquired and Shares otherwise issuable under the Option, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price of an Option may be made or deemed to have been made. The Committee may also allow cash and cashless exercise of an Option through a registered broker.

(iii)
Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7(a), in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (A) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stock- holder”), the exercise price of such Incentive Stock Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (B) “termination of employment” will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries. Notwithstanding any- thing in this Section 7(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and instead will be deemed to be Non-Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calen- dar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (2) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

(iv)
Stock Appreciation Rights (SARs). Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under this Section 7(a). Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. All free- standing SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in this Section 7 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Stock Appreciation Rights may be settled in cash or stock at the discretion of the Committee.

(v)
No Repricing and Reload Without Stockholder Approval. Other than in connection with a change in the Com- pany’s capitalization (as described in Section 4(c) of the Plan), the Company shall not, without stockholder approval, (i) reduce the exercise price of an Option or Stock Appreciation Right, (ii) exchange an Option or Stock Appreciation Right with an exercise price in excess of Fair Market Value for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise price or (iii) otherwise reprice any Option or Stock Appreciation Right. Options shall not be granted under the Plan in consideration for and shall not be condi- tioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option (No Reload).
(b)
Restricted Stock and Stock Units. Subject to Section 4 hereof, the Committee is authorized to grant Awards of Restricted Stock and/or Stock Units to Participants with the following terms and conditions:

Restrictions. Restricted Stock and Stock Units may be granted at any time and from time to time prior to the termi- nation of the Plan to Participants selected by the Committee. Restricted Stock is an Award or issuance of Shares of common stock the grant, issuance, retention, vesting and/or transferability of which is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified performance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Conditions may lapse separately or concurrently at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Stock Units are Awards denominated in units of common stock under which the issuance of Shares of common stock is subject to such terms and conditions as the Committee deems appropriate. Terms and conditions may include, without limitation, continued employment over a specified period or the attainment of specified perfor- mance criteria (including, but not limited to, one or more Qualifying Performance Criteria in accordance with Section 15). Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. A Stock Unit may be settled in cash or Shares as the Committee may determine from time to time.
(c)
Dividend Equivalents. The Committee may, as a component of any other Award granted under the Plan, grant to Participants Dividend Equivalents under which the holders thereof shall be entitled to receive payments equivalent to dividends with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts shall be deemed to have been reinvested in Dividend Equivalent Shares or otherwise rein- vested. Dividend equivalents may not be (i) granted in conjunction with options or SARs, or (ii) paid to a Participant on any unvested and unearned performance shares until the performance criteria has been met and the Award has vested.

(d)
Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including without limitation securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan.

(i)
If applicable, Shares or other securities delivered pursuant to a purchase right granted under this Section 7(d) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including without limitation cash, Shares, other securities, other Awards or other property, or any com- bination thereof, as the Committee shall determine.

(ii)
In granting any Other Stock-Based Award pursuant to this Section 7(d), the Committee shall also determine what effect the termination of employment of the Participant holding such Award shall have on the rights of the Participant pursuant to the Award.

Section 8. Vesting and Exercising.
(a)
General. The Award Agreement shall designate the terms under which the Award vests and/or is exercisable according to terms and conditions authorized by the Committee and consistent with Plan provisions. There will be a one-year minimum vesting period for all awards under the Plan. For purposes of Awards granted to non-employee members of the Board, “one-year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks. Unless the Board provides otherwise, vesting of Stock Option and SAR awards shall be pro rata over a three-year period following the award date (pro-rata vesting will not occur prior to the one-year anniversary from the grant date). For purposes of the Plan, any reference to the “vesting” of an Option or a SAR shall mean any events or conditions which, if satisfied, entitle a Participant to exercise an Option or a SAR with respect to all or a portion of the Shares covered by the Option or a SAR. Vesting of a Restricted Stock Award or a Stock Unit shall mean any events or conditions which, if satisfied, entitle the Participant to the underlying stock certificate without restrictions (or cash as the case may be). Any awards of Restricted Stock or Stock Units as to which the sole restriction relates to the passage of time and continued employment must have a restriction period of not less than three years, except that such Award may allow pro-rata vesting during the restriction period (pro-rata vesting will not occur prior to the one- year anniversary from the grant date). Any Award, other than an Award described in the immediately preceding sentence, must provide for the lapse of restrictions based on performance criteria and level of achievement versus such criteria over a performance period of not less than one year, except in all cases, the Committee may provide for the satisfaction and/or lapse of all restrictions under any such Award in the event of the Participant’s death, Disability or Retirement or a Change of Control and other similar events. Notwithstanding anything to the contrary herein, the

Company reserves the right to make Awards representing up to 5% of the total Shares issued under the Plan that are fully vested upon the making of the Award or that require vesting periods shorter than those described in this Section 8 (a). In addition, the Committee may in its sole discretion accelerate vesting of an Award made hereunder on account of a “Termination with Conditions Imposed” as described under Section 8(b)(iii) in cases such as death, Disability and Retirement or following a Change of Control as discussed in Section 10 herein. Except as otherwise permitted by Section 409A of the Code, an Award constituting nonqualified deferred compensation subject to the provisions of Section 409A of the Code shall not be accelerated.
(b)
Termination of Employment. Unless the Committee specifies otherwise, either at the time of grant or thereafter, the following rules govern Awards upon a Participant’s termination of employment not on account of a Change of Control:

(i)
Death, Disability and Retirement. Unvested outstanding Awards (including without limitation Stock Options, SARs, Restricted Stock or Stock Units), forfeit at death, Disability or Retirement unless the Committee, in its sole discretion, provides in the Award Agreement or otherwise for special vesting under those circumstances. With respect to Stock Options and SARS any special vesting provided by the Committee may also include an additional exercise period beyond the Participant’s death, Disability or Retirement, however, that period may not be longer than the original term of the Award. The Committee may also waive in whole or in part any or all remaining restrictions and vest the Awards upon the Participant’s death, Disability or Retirement. In addition, the Committee in its sole discretion may set forth special vesting rules with respect to Dividend Equivalents and Other Stock-Based Awards and may determine that the Participant’s rights to Dividend Equivalents and Other Stock-Based Awards terminate at a date later than death, Disability and Retirement.

(ii)
Sale of Business, Spin off Transactions. In the case of a sale of business or a spin off transaction that does not constitute a Change of Control, the Committee shall determine the treatment of all outstanding Awards, includ- ing without limitation, determining the vesting terms, conversion of Shares and continued exercisability. Unless otherwise provided for by the Committee, in the event the “business unit” (defined as a division, subsidiary, unit or other delineation that the Committee in its sole discretion may determine) for which the Participant performs substantially all of his or her services is spun off by the Company or an Affiliate in a transaction that qualifies as a tax-free distribution of stock under Section 355 of the Code, or is assigned, sold, outsourced or otherwise transferred, including an asset, stock or joint venture transaction, to an unrelated third party, such that after such transaction the Company owns or controls directly or indirectly less than 51% of the business unit, the affected Participant shall become: 100% vested in all outstanding Awards as of the date of the closing of such transaction, whether or not fully or partially vested, and such Participant shall be entitled to exercise such Options and Stock Appreciation Rights during the three (3) months following the closing of such trans- action, unless the Committee has established an additional exercise period (but in any case not longer than the original option term). All Options and Stock Appreciation Rights which are unexercised at the end of such three (3) months or such additional exercise period shall be automatically forfeited.

(iii)
Terminations with Conditions Imposed. Notwithstanding the foregoing provisions describing the additional exercise and vesting periods for Awards upon termination of employment, the Committee may, in its sole discretion, condition the right of a Participant to vest or exercise any portion of a partially vested or exercisable Award for which the Committee has established at the time of making the Award an additional vesting or exercise period on the Participant’s agreement to adhere to such conditions and stipulations which the Com- mittee may impose, including, but not limited to, restrictions on the solicitation of employees or independent contractors, disclosure of confidential information, covenants not to compete, refraining from denigrating through adverse or disparaging communication, written or oral, whether or not true, the operations, business, management, products or services of the Company or its current or former employees and directors, including without limitation, the expression of personal views, opinions or judgments. The unvested Awards of any Par- ticipant for whom the Committee at the time of making the Award has given an additional vesting and exercise period subject to such conditions subsequent as set forth in this Section 8(b)(iii) shall be forfeited immediately upon a breach of such conditions and, if specified in an Award Agreement, any rights, payments or benefits with respect to an Award that became vested in connection with a termination of employment may be subject to recoupment upon a breach of such conditions.

(iv)
Termination for Other Reasons. If a Participant terminates employment for reasons other than those enumer- ated above or in Section 10 below and the Committee has not created special rules surrounding the circum- stances of the employment termination, the following rules shall apply.

(A)
Options and SARs. Any vested, unexercised portion of an Option or SAR at the time of the termination shall be forfeited in its entirety if not exercised by the Participant within three (3) months of the date of termination of employment. Any portion of such partially vested Option or SAR that is not vested at the time of termination shall be forfeited. Any outstanding Option or SAR granted to a Participant terminating employment other than for death, Disability or Retirement, for which no vesting has occurred at the time of the termination shall be forfeited on the date of termination.
(B)
Restricted Stock and Stock Units. All unvested Restricted Stock and Stock Units, or any unvested portion thereof, still subject to restrictions shall be forfeited upon termination of employment and reacquired by the Company.

(C)	Dividend Equivalents and Other Stock-Based Awards. Any Dividend Equivalents or unvested portion of Other Stock-Based Awards made hereunder shall be forfeited upon termination of employment.
(c)	Forfeiture and Recoupment of Awards
(i)
Notwithstanding anything to the contrary herein, if at any time (including after a notice of exercise has been delivered) the Committee, including any subcommittee or administrator authorized pursuant to Section 3(c) (any such person, an “Authorized Officer”), reasonably believes that a Participant has engaged in Gross Mis- conduct as defined in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR or receive Shares under any other Award pending a determination of whether the Par- ticipant has engaged in Gross Misconduct. If the Committee or an Authorized Officer determines a Participant has engaged in Gross Misconduct, as defined herein, (including any Participant who may otherwise qualify for Disability or Retirement status), the Participant shall forfeit all outstanding Awards, whether vested or unvested, as of the date such Gross Misconduct occurs. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon the occurrence of Gross Misconduct. For purposes of the Plan, Gross Misconduct shall be defined to mean (1) the Participant’s conviction of a felony (or crime of similar magnitude in non-U.S. jurisdic- tions) in connection with the performance or non-performance of the Participant’s duties or (2) the Participant’s willful act or failure to act in a way that results in material injury to the business or reputation of the Company or employees of the Company. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee, or its delegate. For this purpose there is no intended similarity between “Mate- rial Injury” and the accounting or securities standard of “materiality.”

(ii)
The Committee, in its sole discretion, may forfeit any outstanding Award on account of a Participant’s violation of the terms of the Proprietary Interest Protection Agreement or similar agreement signed by the Participant which prohibits the Participant’s assignment of intellectual property, transmission of confidential information, competition or solicitation of employees or business. In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to recoupment upon such a violation.

(iii)
In the event of a restatement of the Company’s financial results which consists of a misrepresentation of the financial state of the Company for purposes of the Securities Exchange Act of 1934, the Board, or its delegate, may, upon review of the facts and circumstances, take necessary and appropriate actions including adjusting, recouping or forfeiting any awards made or paid under this Plan to executive officers during the past 36 months where the payment or award was predicated upon the achievement of certain financial results that were sub- sequently subject of a restatement.

(d)
Deferral of Taxation. The Committee may establish rules allowing employees receiving stock awards under this Plan to defer the incidence of taxation on the vesting of an award in accordance with the rules promulgated under the Code.

Section 9. Amendment and Termination of Awards.
Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the following shall apply to all Awards.
(a)
Amendments to Awards. Subject to Section 11, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, cancel or terminate, any Award heretofore granted without the consent of any relevant Participant or holder or beneficiary of an Award. No such amendment, alteration, suspen- sion, discontinuance, cancellation or termination may be made that would be adverse to the holder of such Award without such holder’s consent, provided that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance, cancellation or termination if the Committee determines in its sole discre- tion that such amendment, alteration, suspension, discontinuance, cancellation or termination either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Subject to the foregoing, the Committee shall not waive any condition or rights under, amend any terms or alter, suspend, discon- tinue, cancel or terminate any Award if such action would result in the imposition on the Award of the additional tax provided for under Section 409A of the Code.

(b)
Adjustments of Awards Upon Certain Acquisitions. In the event the Company or an Affiliate shall issue Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Substitute Awards granted under the Plan.

(c)
Amendments. No amendment, modification or termination shall accelerate the payment date of any Award consti- tuting nonqualified deferred compensation subject to the provisions of Section 409A of the Code, except to the extent permitted under Section 409A of the Code without the imposition of the additional tax provided for under Section 409A of the Code.

Section 10. Acceleration Upon a Change of Control.
In the event of a Change of Control, the following shall apply:
(a)
Effect on Awards. If a Participant incurs a “Termination of Employment” on account of a Change of Control (as defined in Section 2 (hh), as amended from time to time) upon or within two years after a Change of Control, or if a Participant is terminated before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control and a Change of Control subsequently occurs, then upon the later to occur of such Termination of Employment or Change of Control (such later event, the “Triggering Event”):

(i)
Options and SARs. All Options and SARs outstanding on the date of such Triggering Event shall become immediately and fully exercisable without regard to any vesting schedule provided for in the Option or SAR and, to the extent the award is assumed by the acquirer, shall remain exercisable until the expiration of the option term. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, all Options and SARs are vested upon the Change of Control and will become exercisable upon the earlier of the normal vesting date or upon Termination of Employment and will remain exercisable for the balance of the award term. If outstanding Option or SAR awards are not assumed by the acquirer, then the Options and SARs are exercisable upon the Change of Control if the Fair Market Value exceeds the exercise price.

(ii)
Restricted Stock and Restricted Stock Units. On the date of such Triggering Event, all restrictions applicable to any Restricted Stock or Restricted Stock Unit shall terminate and be deemed to be fully satisfied for the entire stated restricted period of any such Award, and the total number of underlying Shares shall become Released Securities. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if outstanding Restricted Stock or Restricted Stock Units are not assumed by the acquirer, they will vest upon the Change of Control and will be converted into common stock at the earlier of normal vesting dates or Termination of Employment.

(iii)
Dividend Equivalents. On the date of such Triggering Event, the holder of any outstanding Dividend Equivalent shall be entitled to surrender such Award to the Company and to receive payment of an amount equal to the amount that would have been paid over the remaining term of the Dividend Equivalent, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if Dividend Equivalent Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment.

(iv)
Other Stock-Based Awards. On the date of such Triggering Event, all outstanding Other Stock-Based Awards of whatever type shall become immediately vested and payable in an amount that assumes that the Awards were outstanding for the entire period stated therein, as determined by the Committee. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Other Stock-Based Awards are not assumed by the acquirer, they will vest upon the Change of Control and will be paid at the earlier of normal vesting dates or Termination of Employment

(v)
Performance Awards. On the date of such Triggering Event, Performance Awards conditioned on Performance Goals, including without limitation Stock Units, subject to achievement of performance goals for all perfor- mance periods, including those not yet completed, shall immediately become fully vested and shall be imme- diately payable or exercisable or released in common stock or cash, as the case may be, as if the Performance Goals had been fully achieved at target for the entire performance period. If Termination of Employment occurs after the Change of Control, but within two years of the Change of Control, or if the Performance Awards are not assumed by the acquirer, they will vest upon the Change of Control as if target performance for the entire performance period had been achieved and will be converted into common stock or paid in cash, as the case may be, at the earlier of normal vesting dates or Termination of Employment.

(vi)
The Committee’s determination of amounts payable under this Section 10 shall be final. Except as otherwise provided in Section 10, any amounts due under this Section 10 shall be paid to Participants within 45 days after such Triggering Event.

(vii)
The provisions of this Section 10 shall not be applicable to any Award granted to a Participant if the Change of Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Secu- rities and Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares or other Company common stock or Company voting securities as a Participant in a transaction described in (b) below.

(viii)
To the extent required to avoid any additional taxes or penalties under Section 409A of the Code, in the event of a resignation of a Participant on account of Good Reason (as defined in Section 2(hh) above), if the period during which a payment or benefit may be made by the Company falls within more than one calendar year, such payment or benefit shall be provided to the Participant in the later calendar year.

(b)
Change of Control Defined. A “Change of Control” shall be deemed to have occurred as described in Section 2(e) (as amended from time to time). However, that, as to any Award under the Plan that consists of deferred compen- sation subject to Section 409A, the definition of “Change of Control” shall be deemed modified to the extent neces- sary to comply with Section 409A.

Section 11. Amendment or Termination of the Plan.
Except to the extent limited under Section 15 herein, prohibited by applicable law or otherwise expressly provided in an Award Agreement or in the Plan, the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, including without limitation any such action to correct any defect, supply any omission, clarify any ambiguity or reconcile any inconsistency in the Plan, without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or Person; provided that any such amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award heretofore granted shall not be effective without the approval of the affected Participant(s); and provided further, that, notwithstanding any other provi- sion of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amend- ment, alteration, suspension, discontinuation or termination shall be made that would:
(a)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;
(b)	reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 7(a)(i);
(c)	reduce the exercise price of outstanding Options or Stock Appreciation Rights;
(d)	extend the term of this Plan;
(e)	change the class of persons eligible to be Participants;
(f)	otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or
(g)	increase the individual maximum limits in Section 4.
Section 12. General Provisions.
(a)
Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connec- tion with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation, (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restric- tions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Com- pany equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

(b)
Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable Federal, state, local and foreign laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any Federal, state, local or foreign law or any ruling or regulation of any govern- ment body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it not appropriate or infeasible to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, or otherwise to satisfy the legal requirements in an applicable jurisdiction in a man- ner consistent with the intention of the Plan or any Award under the Plan, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or stock-settled Stock Appreciation Rights shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option or Stock Appreciation Rights is effective and current or the Company has deter- mined that such registration is unnecessary.
(c)
No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Partici- pant.

(d)
No Limit on Other Compensation Agreements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements and such arrange- ments may be either generally applicable or applicable only in specific cases.

(e)
No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)
Withholding. To the extent required by applicable Federal, state, local or foreign law, a Participant (including the Participant to whom an Award that has been transferred was originally granted) or in the case of the Participant’s death, the Participant’s estate or beneficiary, shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option or Stock Appreciation Right exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Affiliates shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obliga- tions are satisfied. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding Federal, state or local taxes due in respect of an Award, but no more than the mini- mum tax withholding required to comply with such law, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(g)
Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(h)
Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforce- able in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to appli- cable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(i)
No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Com- pany or any Affiliate.

(j)
No Fractional Shares. No fractional Share shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k)
Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13. Effective Date of the Plan.
The Plan was approved by the Board of Directors on February 7, 2022 and shall have an effective date of May 2, 2022 (the “Effective Date”), subject to approval of the Plan by the stockholders of the Company at the May 2022 annual stockholders’ meeting. Notwithstanding the foregoing, Plan provisions that contain an effective date other than May 2, 2022 shall be governed by such other effective date.
Section 14. Term of the Plan.
No Award shall be granted under the Plan after May 6, 2028. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend, modify or terminate the Plan, shall extend beyond such date.
Section 15. Committee Discretion and Internal Revenue Code Compliance.
(a)
The Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; provided, however, that the provisions of Section 9 shall override any contrary provision of this Section 15.

(b)
The Committee may appropriately adjust any evaluation of performance under a Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment or a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, including the notes thereto, and (B) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv)accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award.

(c)
Internal Revenue Code Compliance: The Committee intends to structure awards under this Plan to be deductible under the Internal Revenue Code wherever possible. However, since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee reserves the right, when appropriate, to issue awards under this Plan which may not be deductible under the Internal Revenue Code. Specifically, Awards under the Plan are intended to comply with Section 409A of the Code and all Awards shall be interpreted in accordance with such section and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (ii) comply with the requirements of Section 409A of the Code. The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan; provided, however, that any such deferral shall be implemented in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

This proxy statement is printed entirely on recycled and recyclable paper.

pitney bowes

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 1, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PBI2022**

You may participate in the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70540-P64988

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PITNEY BOWES INC.

Company Proposals:

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below.

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Anne M. Busquet	☐	☐	☐
1b.	Robert M. Dutkowsky	☐	☐	☐
1c.	Mary J. Steele Guilfoile	☐	☐	☐
1d.	S. Douglas Hutcheson	☐	☐	☐
1e.	Marc B. Lautenbach	☐	☐	☐
1f.	Michael I. Roth	☐	☐	☐
1g.	Linda S. Sanford	☐	☐	☐
1h.	David L. Shedlarz	☐	☐	☐
1i.	Sheila A. Stamps	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 4.	For	Against	Abstain
2. Ratification of the Audit Committee's Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2022.	☐	☐	☐
3. Non-binding Advisory Vote to Approve Executive Compensation.	☐	☐	☐
4. Approval of the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D70541-P64988

Proxy Solicited on Behalf of Pitney Bowes Board of Directors
Virtual Annual Meeting of Stockholders May 2, 2022

Marc Lautenbach, Michael Roth, Daniel Goldstein, or any of them, with full power of substitution are hereby appointed proxies of the undersigned to vote all shares of common stock of Pitney Bowes Inc. owned by the undersigned at the virtual annual meeting of stockholders to be held in a virtual format only on May 2, 2022, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

The undersigned, if a participant in any of the Pitney Bowes 401(k) Plans (the "Plans") for which T. Rowe Price Trust Company acts as directed Trustee ("Trustee"), hereby directs the Trustee to vote as indicated on the reverse side all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the virtual annual meeting of stockholders to be held online on May 2, 2022.

Shown on this card are all shares of common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Plans. The shares represented hereby will be voted in accordance with the directions given by the stockholder. **If a properly signed proxy is returned without choices marked, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR each of the nominees listed in proposal 1 and FOR items 2 through 4. If no proxy card is received or a properly signed proxy card properly executed is returned without choices marked, the Plan shares represented by the proxy card will be voted with respect to items 1 through 4 in the same proportion indicated by the properly executed voting instructions given by participants in the Plan (unless otherwise directed by the employer).**

In their discretion, the proxies are authorized to vote in accordance with their judgment on such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting (including, if applicable, on any matter which the Board of Directors did not know would be presented at the virtual annual meeting of stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in proposal 1 becomes unable to serve or for good cause will not serve).

Please mark, date, sign, and promptly return this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described on the reverse side.

Continued and to be signed on reverse side